As filed with the Securities and Exchange Commission on September 24, 2025.

Registration Number 333-290438

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1

TO

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Deep Fission, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4911	87-4265302
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2831 Garber Street

Berkeley, California 94705

(707) 400-0778
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Elizabeth Muller
President and Chief Executive Officer
2831 Garber Street

Berkeley, California 94705

(707) 400-0778

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gordon Ho

John T. McKenna
Cooley LLP
3175 Hanover Street

Palo Alto, California 94304

(650) 843-5000

From time to time after this registration statement is declared effective.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 2025

PRELIMINARY PROSPECTUS

Up to 50,874,089 Shares of Common Stock

Up to 586,666 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the offering and resale by the selling stockholders identified herein of up to 51,460,755 shares of common stock, par value $0.0001 per share, of Deep Fission, Inc. (“Deep Fission” or the “Company”), consisting of:

●	up to 10,000,000 shares of our common stock issued in a private placement offering on September 5, 2025 (the “Private Placement”) to accredited investors (the “PIPE Shares”);

●	up to 586,666 shares of our common stock issuable upon exercise of the warrants issued to each of the U.S. registered broker-dealers acting as placement agents in connection with the Private Placement (the “Placement Agent Warrants” and such shares, the “Warrant Shares”);

●	up to 38,538,922 shares of our common stock (the “Merger Shares”) issued to the selling stockholders that were formerly Deep Fission, Inc. (“Legacy Deep Fission”) stockholders on September 5, 2025 in connection with the closing of the reverse subsidiary merger transaction among us, Legacy Deep Fission, and Deep Fission Acquisition Co. (the “Merger”);

●	up to 2,166,667 shares of our common stock held by the stockholders of Surfside Acquisition Inc. (“Surfside”) prior to the Merger (the “Retained Pre-Merger Shares”);

●	up to 85,000 shares of our common stock to an advisor in exchange for services rendered in connection with the Merger (the “Advisor Shares”); and

●	up to 83,500 shares of our common stock to a consultant in exchange for services to be rendered following the closing of the Merger (the “Consultant Shares”).

The selling stockholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders, except with respect to amounts that may be received by us upon exercise of the Placement Agent Warrants. For a list of the selling stockholders, see the section titled “Selling Stockholders.” We have borne and will continue to bear the costs relating to the registration of these shares. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of common stock. See the section titled “Plan of Distribution.”

There is not currently, and there has never been, any established public trading market for any of our securities. The common stock is not currently eligible for trading on any national securities exchange, including The Nasdaq Stock Market, LLC, or any over-the-counter markets, including the OTC Markets-OTCQB tier (the “OTCQB”). In connection with this offering, we intend to apply to have the common stock quoted on the OTCQB or another OTC system. We cannot assure you that the common stock will become eligible for trading on any exchange or market. Until such time as the common stock is quoted on the OTCQB or another public trading market otherwise develops, the selling stockholders identified herein may only sell their shares of common stock pursuant to this prospectus at a fixed price of $3.00 per share, the price per share in the Private Placement discussed above, for a total offering amount of $152,622,267. At and after such time, the selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. For more information about how the selling stockholders identified herein may sell shares of our common stock, see the section titled “Plan of Distribution” herein.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read “Risk Factors” beginning on page 6 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2025

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ABOUT THIS PROSPECTUS

General

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling stockholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of any Placement Agent Warrants. We will not receive any proceeds from the sale of shares of common stock underlying the Placement Agent Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Placement Agent Warrants for cash.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the Securities and Exchange Commission (the “SEC”). We have not, and the selling stockholders have not, authorized anyone to provide you with any additional information or information different from that contained in this prospectus, the information incorporated by reference herein, any applicable prospectus supplement or any free writing prospectus filed with the SEC. Neither we nor the selling stockholders take responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC.

The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus, any applicable prospectus supplement and any related free writing prospectus is accurate only as of the respective dates of those documents, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus together with the other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Forward-Looking Statements.”

For Non-U.S. Investors

Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus, any prospectus supplement or free writing prospectus filed with the SEC, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus, any prospectus supplement or free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus, any prospectus supplement or free writing prospectus outside the United States.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” includes forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to, among others, our plans, objectives and expectations for our business, operations and financial performance and condition, and can be identified by terminology such as “may,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “will,” “could,” “project,” “target,” “potential,” “continue” and similar expressions that do not relate solely to historical matters or actual results. Forward-looking statements are based on management’s belief and assumptions and on information currently available to management. Although we believe that the expectations reflected in forward-looking statements are reasonable, such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.

Forward-looking statements relate to future events or our future operational or financial performance. Our forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause our actual results, performance or achievements to be materially and adversely different from any future results, performance or achievements expressed, anticipated, or implied by these forward-looking statements. Some of such risks, uncertainties, and assumptions are described in the section below titled “Risk Factors” and elsewhere in this prospectus, in any applicable prospectus supplement and in any related free writing prospectus. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially and adversely from those in any express or implied forward-looking statements.

Accordingly, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. We base such statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, operating results, business strategy, short-term and long-term business operations and objectives, and financial needs. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. We undertake no obligation to update any of our forward-looking statements for any reason after the date of this prospectus, any applicable prospectus supplement, or any related free writing prospectus or to conform these statements to actual results or revised expectations, except as required by law.

This prospectus contains, and any applicable prospectus supplement and any related free writing prospectus may contain, estimates, projections and other information concerning our industry, our business and the markets for nuclear energy. Information based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained such industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry, government data and similar sources that we believe to be reliable. In some cases, we do not expressly refer to the sources from which such data are derived.

Forward-looking statements include, but are not limited to, statements about:

●	the impact of current and future laws and regulations, especially those related to nuclear energy;

●	our ability to achieve profitability and continue as a going concern;

●	changes in domestic and foreign business, market, financial, political and legal conditions;

●	our pursuit of an emerging, highly regulated market, with no commercial project operating as of the date of this registration statement;

●	our ability to protect and enforce our intellectual property rights and the scope and duration of such rights;

●	our reliance on third-parties, including suppliers, licensing partners, government entities and strategic partners, and our ability to maintain our relationships with such parties and enter into additional strategic partnerships in the future;

●	our ability to commercialize our products and services on a large scale and grow effectively;

●	our management team’s ability to successfully achieve our business objectives;

●	our ability to raise additional capital to continue to maintain sufficient liquidity, develop our technology and scale our operations;

●	changes to applicable policies, regulations, mandates and funding levels of the government entities that regulate our business or with whom we do business;

●	the impact on us and our potential customers from changes in interest rates, inflation, tariffs, trade policies and rising costs, including commodity and labor costs;

●	developments and projections relating to our business and our industry;

●	our ability to adequately control the costs associated with our operations;

●	the impact of increased global power demand and the need for increased power grid reliability and energy security, as well as the role of nuclear energy in the energy transition landscape;

●	risks relating to the negative public or political perception of us or the nuclear energy industry in general;

●	the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries that may be instituted against us in the future;

●	potential cybersecurity risks to our operational systems and infrastructure;

●	the development of an active trading market for our common stock;

●	the impact of global events, disruptions, pandemics and geo-political tensions on our business, including our supply chain, and our customers;

●	our intended use of proceeds from the Private Placement; and

●	other risks and uncertainties, including those discussed in the section titled “Risk Factors.”

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, operating results, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the section below titled “Risk Factors.” Moreover, we operate in a highly regulated environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this registration statement or to conform these statements to actual results or revised expectations, except as required by law.

You should read this registration statement and the documents that we reference in this registration statement as exhibits with the understanding that our actual future results, performance, and events and circumstances may be materially different from what we expect.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this registration statement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of the Company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the sections titled “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto included elsewhere in this prospectus in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision.

Company Overview

Deep Fission’s pioneering design combines proven pressurized water reactor (“PWR”) technology with novel emplacement – 1-mile below the Earth’s surface. Our reactor, the “Deep Fission Reactor” uses the Earth’s deep subsurface as a natural containment system—eliminating the need for expensive surface shielding. The natural pressure from the column of water above the reactor provides the pressure required, reducing the need for complex and expensive pressure systems. The borehole water can also serve as a source of cooling for the reactor. These features of the Deep Fission Reactor significantly reduce plant costs compared to other light water reactor (“LWR”) designs. Unlike traditional builds that require massive amounts of concrete and steel, Deep Fission Reactors leverage natural gravity and geology to provide containment and safety.

The Deep Fission Reactor system is designed to scale modularly: individual units produce 15 MWe, and by clustering boreholes, we can deliver power installations of 1.5 GW or more for hyperscale data centers and other customers. This makes the platform uniquely suited to meet the explosive demand for power from artificial intelligence (“AI”) workloads, energy-intense manufacturing, and energy-constrained regions. With site flexibility and no above-ground reactor visibility, Deep Fission Reactors overcome many of the siting and public acceptance challenges facing traditional nuclear power solutions. This innovation is expected to enable grid-scale nuclear deployments in just six months, turning what was once a multi-year construction process into a repeatable infrastructure product.

Financial Results

During the year ended December 31, 2024 and six months ended June 30, 2025, we generated no revenue, and incurred net losses of $8.0 million and $7.1 million, respectively, and as of December 31, 2024 we had an accumulated deficit of $8.7 million. Our auditor issued a “going concern” opinion on our financial statements for the year ended December 31, 2024.

Summary of Risk Factors Related to Our Business and Industry

Investing in our common stock involves a high degree of risk. Before making an investment decision. The following is a summary of risk factors related to our business and industry, but is not a full statement of all risk factors described in this prospectus relating to an investment in our common stock. Please see the section titled “Risk Factors.”

●	Our Deep Fission Reactor technology is unproven, and the initial pilot facility and commercial applications may progress more slowly than projected or encounter delays and engineering changes that increase the expense and capital requirements for execution.

●	The market for our Deep Fission Reactor technology is not yet established and may not achieve the growth potential we expect or may grow more slowly than expected. If demand for our technology fails to develop sufficiently, our business and operations could suffer, and we would be unable to achieve profitability.

●	We are subject to extensive laws and regulations relating to various aspects of our business, including licensing by the NRC. There can be no assurance that the necessary approvals and licenses will be granted on a timely basis, if at all, which could significantly delay or prevent the commercialization of our products.

●	We are an early-stage company with a history of financial losses, and we expect to continue to incur financial losses for the foreseeable future. We cannot assure you that we can or will be able to operate profitably.

●	The cost of electricity generated from nuclear sources or our Deep Fission Reactors may not be cost competitive with future electricity generation sources in some markets, which could materially and adversely affect our business.

●	We have not yet entered into any binding contract with any customer to deliver our Deep Fission Reactors, and there is no guarantee that we will be able to do so in the future. This limited commercial operating history makes it difficult to evaluate our prospects, the risks and challenges we may encounter and our total potential addressable market.

●	If we fail to manage our growth effectively, we may be unable to execute our business plan, which could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows.

●	Our future revenue plans rely on participating with strategic partners and government entities. There can be no assurance that we will be successful in entering into such needed partnerships.

●	Our operating and financial projections rely on management assumptions and analyses. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

●	We have limited experience commercializing our products at a large scale and may not be able to do so efficiently or effectively.

●	If manufacturing and construction issues are not identified prior to design finalization, long-lead procurement, and/or module fabrication, then those issues will be realized during production, fabrication or construction and may impact plant deployment cost and schedule.

●	Our SDA applications may not be approved, and any rework necessary to address Nuclear Regulatory Commission (“NRC”) concerns could significantly delay the commercialization of our products.

●	We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial fees and costs.

●	The benefits to customers of our products could be supplanted by other technologies or solutions or competitors’ products that utilize similar technology to ours in a more effective way.

●	We and our target customers operate in a politically sensitive environment, and the public perception of nuclear energy can affect our customers and us.

●	Accidents involving nuclear power facilities, including but not limited to events similar to the Three Mile Island, Chernobyl and Fukushima Daiichi nuclear accidents, or terrorist acts or other high-profile events involving radioactive materials, could materially and adversely affect nuclear power producers and the markets for nuclear power, and increase regulatory requirements and costs that could materially and adversely affect our business.

●	Our auditor has issued a “going concern” opinion.

●	Our business plans require a significant amount of capital. Our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or contain terms unfavorable to us or our investors. Moreover, there can be no assurance that such capital will be available to us on a timely basis, if at all.

●	Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by domestic and international financial institutions or transactional counterparties, could adversely affect our business, financial condition, and results of operations.

●	Any acquisitions, partnerships, or joint ventures that we enter into could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

●	We may be unable to adequately control the costs associated with our operations.

●	Security breaches and other disruptions could compromise our proprietary information and expose us to liability, which would cause our business and reputation to suffer.

●	Current and future geopolitical and macroeconomic events outside of our control, including changes in interest rates, levels of inflation and foreign currency exchange rates, could adversely impact our business, results of operations, cash flows, financial condition and liquidity.

●	Uncertain global macroeconomic and political conditions could materially adversely affect our business prospects, financial condition, results of operations, and cash flows.

●	Our ability to rely on global supply chains for source components and/or raw materials may be impacted by tariffs, trade disputes, or other changes in trade policy or trade regulation.

●	The direct and indirect impact on us and our value chain from severe weather and other effects of climate change could adversely affect our financial condition, operating results, and cash flows.

●	Our customers could incur substantial costs as a result of violations of, or liabilities under, environmental laws.

●	Litigation or legal proceedings could expose us to significant liabilities, occupy a considerable amount of our management’s time and attention, and damage our reputation.

●	We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business, prospects, financial condition and operating results.

●	Being a public company can be administratively burdensome and will significantly increase our legal and financial compliance costs.

●	Our management as a group has limited experience operating a publicly traded company.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in our periodic reports and registration statements, including this prospectus;

●	reduced disclosure about our executive compensation arrangements;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, as amended, on the effectiveness of our internal controls over financial reporting;

●	reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, proxy statements and registration statements, including this prospectus; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year in which the fifth anniversary of the first sale of our common stock pursuant to an effective registration statement occurs. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.00 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, until those standards apply to private companies. We have elected to take advantage of the benefits of this extended transition period and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an emerging growth company or affirmatively and irrevocably opt out of the exemption provided by Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which we will adopt the recently issued accounting standard.

We are also a “smaller reporting company,” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), meaning that the market value of our stock held by non-affiliates was less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We will continue to be a smaller reporting company until the last day of the fiscal year in which either (i) the market value of our stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is more than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Corporate Information

We were incorporated as Surfside Acquisition Inc. in the State of Delaware on December 10, 2021. Prior to the Merger (as defined below), we were a “shell company” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). On September 3, 2025, we formed our wholly-owned subsidiary, Deep Fission Acquisition Co., a Delaware corporation (“Acquisition Sub”). On September 5, 2025, we and Acquisition Sub entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Legacy Deep Fission. The Merger Agreement and the Merger were approved by all of our stockholders and by the holders of a majority of the outstanding shares of common stock of Legacy Deep Fission (the “Legacy Deep Fission Common Stock”) voting together as a single class. On September 5, 2025, we completed the Merger, as a result of which Acquisition Sub was merged with and into Legacy Deep Fission, with Legacy Deep Fission continuing as the surviving corporation of the Merger and becoming our wholly owned subsidiary.

Our principal executive offices are located at 2831 Garber Street, Berkeley, California 94705. Our telephone number is (707) 400-0778. Our website address is www.deepfission.com. Information contained on, or that can be accessed through, our website is not a part of this prospectus.

All trademarks, service marks and trade names appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

THE OFFERING

Resale of Common Stock

Shares of common stock offered by the selling stockholders	We are registering the resale by selling stockholders named in this prospectus, or their permitted transferees, of an aggregate of 51,460,755 shares of common stock, consisting of:

	●	up to 10,000,000 PIPE Shares;

	●	up to 586,666 Warrant Shares;

	●	up to 38,538,922 Merger Shares;

	●	up to 2,166,667 Retained Pre-Merger Shares;

	●	up to 85,000 Advisor Shares; and

	●	up to 83,500 Consultant Shares.

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders. We may, however, receive up to $1,759,998 in aggregate gross proceeds from the exercise of the Placement Agent Warrants, to the extent they are exercised for cash. To the extent we receive cash proceeds upon the exercise of the Placement Agent Warrants, we intend to use any proceeds therefrom for general working capital and corporate purposes, including towards the engineering, research and development of our first pilot nuclear reactor and related technologies. See “Use of Proceeds” of this prospectus.

Terms of the offering	The selling stockholders will determine when and how they will dispose of the securities registered for resale under this prospectus.

Lock-Up agreements	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section titled “Certain Relationships and Related Party Transactions—Lock-Up Agreements.”

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders, except with respect to amounts received by us due to the exercise of the Placement Agent Warrants.

Risk factors	Investing in our securities involves a high degree of risk. You should read the section titled “Risk Factors” for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Market for our shares	There is not now and never has been any market for our securities and an active market may never develop. We have arranged for a broker-dealer to apply to have our common stock quoted on the OTCQB or another over-the-counter system. In the future, we intend to seek to have the common stock listed on a national securities exchange. However, we may not be successful in having our shares quoted on an over-the-counter market or listed on a national securities exchange.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risk factors discussed below when considering an investment in our common stock and any risk factors that may be set forth in the applicable prospectus supplement, any related free writing prospectus, as well as risks and uncertainties described below together with all of the other information contained in this prospectus, any applicable prospectus supplement, and any related free writing prospectus. If any of the following risks actually occur, our business, prospectus, operating results and financial condition could suffer materially. In such event, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Related to Our Business and Industry

Our Deep Fission Reactor technology is unproven, and the initial pilot facility and commercial applications may progress more slowly than projected or encounter delays and engineering changes that increase the expense and capital requirements for execution.

Our Deep Fission Reactor technology is in the developmental stage and has not been proven in a real-world setting. We are currently testing our Deep Fission Reactor technology at an initial pilot facility; however, actual or perceived design, production, performance, or other quality issues could result in significant project delays and engineering changes that increase the expense and capital requirements for execution. This risk is pronounced in connection with the introduction of new technology.

The market for our Deep Fission Reactor technology is not yet established and may not achieve the growth potential we expect or may grow more slowly than expected. If demand for our technology fails to develop sufficiently, our business and operations could suffer, and we would be unable to achieve profitability.

The market for Deep Fission Reactors has not yet been established. Our projections for the total addressable market are based on a number of internal and third-party estimates, including, but not limited to, levels of demand for clean energy, including nuclear power, the number of potential customers who have expressed interest in our products and services, estimates of prices and production costs for our Deep Fission Reactors and the various components of our SMR solution, our ability to leverage our logistical and operational processes, and general market conditions. However, our assumptions and the data underlying our estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for our services, as well as the expected growth rate for the total addressable market for our services, may prove to be incorrect.

Challenges that could impact our expectations for the timeline and costs of market development might arise from obtaining federal, state, and local permits and approvals, transportation, threatened litigation, political or host community opposition to proposed SMR sites, access to and availability of raw materials, lack of requisite legislative changes where applicable and lack of support or opposition from governmental entities. The timeline to scale-up and deploy the necessary technological processes for the commercialization of Deep Fission Reactors is also based upon assumptions regarding our technology and general market conditions. However, our Deep Fission Reactor technologies have not been proven at scale, our assumptions and the data underlying these estimates may not be correct, and the conditions supporting our assumptions or estimates might change at any time, reducing the accuracy of these underlying assumptions. As a result, the market for SMR may not develop on the timeline we expect or at all, and we may not realize the financial performance we have projected.

We are subject to extensive laws and regulations relating to various aspects of our business, including licensing by the NRC. There can be no assurance that the necessary approvals and licenses will be granted on a timely basis, if at all, which could significantly delay or prevent the commercialization of our products.

We are subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to the possession of radioactive materials; design, manufacture, operations, marketing and export of nuclear technologies; employment and labor; tax; data security of the operational and information technology we use; health and safety; and zoning and environmental issues. Laws and regulations at the foreign, federal, state and local levels may change and may be interpreted in different ways, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. We cannot guarantee that our measures to monitor these developments and the time and resources we spend to comply with these laws, regulations and guidelines will be satisfactory to regulators or other third parties, such as our customers, who may also be subject to extensive governmental regulation.

We may need to expend substantial efforts to comply with any new and evolving laws and regulations applicable to our business, which may result in increased general and administrative expenses and a diversion of management time and attention. Moreover, changes in laws, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows and financial condition, and lead to regulatory delays that could impact our ability to obtain licenses, certificates, authorizations, permits, and other types of regulatory approvals. Similarly, changes in the priorities, mandates and funding levels of the governmental entities with which we interact could impact our relationships with such entities or their attitudes toward or level of support for nuclear power generation; reduce the amount of funding available for government grants; reduce the number of staff available to review and issue the requisite regulatory approvals, permits and licenses; influence the public’s perception of our Company and our industry; and influence decisions by clients, governmental agencies or other industry participants with whom we do business. Any such change thus carries the possibility of reducing demand for our services or increasing our costs of operations, which could have a negative impact on our financial position, results of operations or cash flows, but we cannot reasonably or reliably estimate whether such changes will occur, when they will occur or if they will impact us.

Failure to comply with these laws applicable to our business and operations may result in civil and criminal penalties or private lawsuits, or the suspension or revocation of regulatory approvals, which would prevent us from operating our business. With respect to our Deep Fission Reactors, we require regulatory approval, licenses and permits from the NRC and U.S. Department of Energy (“DOE”) to site, construct and operate these facilities, and we will require similar approvals, licenses and permits from analogous foreign, state and local government entities. Regulatory approval processes may be subject to change, can be technically challenging to address, may result in the imposition of conditions that impact the financial viability of our facilities, and may also provide opportunities for third parties to lodge objections or file petitions against the licensing of our facilities. Failure to comply with these laws, obtain the required regulatory approvals, or receive exemptions from such regulations, as needed, could result in regulatory enforcement, violations, fines, penalties, or the inability to operate our commercial deployments. Any delays in regulatory approvals could also adversely affect our ability to meet commercialization timelines and thereby affect our financial performance and future growth objectives.

We must also comply with extensive government laws and regulations related to, among other things, health, safety and the environment. We may be unable to meet the compliance standards of such laws and regulations, and our inability to do so may cause us to lose prospective business and adversely affect our financial condition and results of operations. Further, environmental, health and safety laws change frequently, and we may not be able to anticipate such changes or the impact of such changes. There is no assurance that we can avoid significant costs, liabilities and penalties imposed as a result of such governmental regulation in the future.

We are required to comply with governmental export control, economic sanctions and import laws and regulations. Our failure to comply with these laws and regulations could have an adverse effect on our business, financial condition, and results of operations.

Our business could be subject to stringent U.S. export control laws and regulations as well. Unfavorable changes in these laws and regulations or U.S. government licensing policies, our failure to comply with or secure timely U.S. government authorizations under these laws and regulations could have a material adverse effect on us and our ability to expand and thereby affect our business prospects, financial condition, results of operations and cash flows. Moreover, the inability to secure and maintain required export licenses or authorizations could negatively impact our ability to compete successfully or market our Deep Fission Reactor technology outside the United States. For example, if we were unable to obtain or maintain licenses to export nuclear technology or certain hardware to a particular country, we would be effectively prohibited from exporting our technologies to or operating Deep Fission Reactor sites in that country, which would limit the number of customers to those in the United States and in countries where we are able to secure licenses (or where licenses are not required). Similarly, if export control laws and regulations prevent us from sharing certain export controlled information with suppliers we intend to partner with to operate our business or develop and produce our technologies or repositories, we may not be able to work with our preferred suppliers, which may impact our finances, business plans, and the competitiveness of our offerings. Failure to comply with export control laws and regulations could expose us to civil or criminal penalties, fines, investigations, more onerous compliance requirements, loss of export privileges, debarment from government contracts or limitations on our ability to enter into contracts with the U.S. government. Any changes in export control regulations or U.S. government licensing policy, such as that necessary to implement U.S. government commitments to multilateral control regimes, may restrict our market size.

We are an early-stage company with a history of financial losses, and we expect to continue to incur financial losses for the foreseeable future. We cannot assure you that we can or will be able to operate profitably.

We are an early-stage company formed in 2023. We face all the risks commonly encountered by newer companies, as well as risks related to the nature of the nuclear energy generation industry, and we may experience unforeseen expenses, difficulties, complications, delays and effects caused by other known and unknown factors.

We have not been profitable to date, and we expect to incur operating losses for the near future. During the year ended December 31, 2024 and six months ended June 30, 2025, we generated no revenue, and incurred net losses of $8.0 million and $7.1 million, respectively. There can be no assurance that we will not continue to incur net losses in the future. We may not succeed in expanding our customer base, and market acceptance of our Deep Fission Reactor technology may never occur. Even if we are successful in generating a broader customer base or promoting market acceptance of our offerings, we may never generate revenue that is significant enough to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress our value and could impair our ability to raise capital, expand our business, diversify our product offerings, or even continue our operations.

The cost of electricity generated from nuclear sources or our Deep Fission Reactors may not be cost competitive with future electricity generation sources in some markets, which could materially and adversely affect our business.

Some electricity markets experience very low power prices due to a combination of subsidized renewables and low-cost fuel sources, and we may not be able to compete in these markets unless the benefits of the carbon-free, reliable and/or resilient energy generation provided by our Deep Fission Reactors are sufficiently valued in the market. Given the relatively lower electricity prices in the United States when compared to many international markets, the risk may be greater with respect to business in the United States. Inflation may also increase the cost of our DBSMRs to a point where the levelized cost of electricity (“LCOE”) generated from our Deep Fission Reactor system is not competitive with the alternatives.

We have not yet entered into any binding contract with any customer to deliver our Deep Fission Reactors, and there is no guarantee that we will be able to do so in the future. This limited commercial operating history makes it difficult to evaluate our prospects, the risks and challenges we may encounter and our total potential addressable market.

Our business plan is subject to reaching binding agreements with customers for the use of our Deep Fission Reactors. If no potential near-term customer enters into such binding agreements with us, our planned commercialization of our products and services could be significantly delayed. Such delays would result in delays in revenue generation and could hinder our ability to gain market traction with other potential customers. This could have a material adverse effect on our business and financial condition.

To date, we have announced a strategic partnership with Endeavour to co-develop 2 gigawatts of nuclear energy power. In addition, we continue to engage in productive dialogue with major public and investor-owned utilities across the country who have developed nuclear and are interested in the Deep Fission Reactor technology. However, there is no guarantee that any such partnerships or discussions will result in a binding agreement for the use of our Deep Fission Reactor technology. As a result of our limited commercial operating history and the evolving nature of the markets in which we operate, including emerging demand for our products and services, it is difficult to predict customer demand or adoption rates for our products or the future growth of the markets we expect to target. Thus, our ability to forecast our future results of operations and plan for and model future growth is limited and subject to a number of uncertainties. There can be no assurance that our internal estimates relating to the size of our total addressable market will be correct or that our products and services will be fully developed or commercialized.

We have a limited commercial operating history in an evolving industry. There is currently no market for Deep Fission Reactors and the markets for SMRs generally may not continue to develop in a manner that we expect or that otherwise would be favorable to our business. We have encountered and expect to continue to encounter risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, such as the risks and uncertainties described herein. Accordingly, we may be unable to prepare accurate internal financial forecasts or replace anticipated revenue that we do not receive as a result of delays, changed circumstances, or changed market conditions arising from these factors, and our results of operations in future reporting periods may be below the expectations of investors or analysts. If we do not address these risks successfully, our results of operations could differ materially from our estimates and forecasts or the expectations of investors or analysts, causing our business to suffer and our common stock price to decline.

If we fail to manage our growth effectively, we may be unable to execute our business plan, which could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows.

We intend to invest significantly in order to expand our business from an early-stage company to a company capable of supporting large-scale commercial activities. Any failure to manage our growth effectively could materially and adversely affect our business, prospects, financial condition, and operating results. We expect our expansion to include:

●	launching commercialization of our products and services;

●	forecasting production and revenue;

●	completing the testing, licensing and production of our Deep Fission Reactor technologies;

●	developing the supply chain necessary to supply components for our Deep Fission Reactor technology;

●	entering into relationships with multiple government entities and strategic partners to expand our customer base and facilitate market adoption of our products and services;

●	controlling expenses and investments in anticipation of expanded operations;

●	carrying out acquisitions and entering into collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships;

●	conducting demonstrations;

●	hiring and training new personnel; and

●	expanding and enhancing administrative infrastructure, systems, and processes.

If our operations continue to grow, of which there can be no assurance, we will need to continue to expand our sales and marketing, research and development, commercial strategy, permitting and licensing, products and services, manufacturing, supply and operations functions. These efforts will require us to invest significant financial and other resources. There is no guarantee that we will be able to scale our business as currently planned or within the planned timeframe. The continued expansion of our business may in the future require additional operational facilities, as well as space for administrative support, and there is no guarantee that we will be able to find suitable locations for such facilities if needed.

Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring and training employees, delays in production, challenges in scaling-up operations, and difficulty sourcing adequate raw materials. These difficulties may divert the attention of management and key employees and impact financial and operational results. If we are unable to drive commensurate growth, these costs could result in decreased margins, which could have a material adverse effect on our business, financial condition, and results of operations.

Our future revenue plans rely on participating with strategic partners and government entities. There can be no assurance that we will be successful in entering into such needed partnerships.

Our largest stream of projected revenue comes from maximizing adoption of our Deep Fission Reactor technology for energy generation by strategic partners and government entities. We may be unable to maximize utilization due to a variety of reasons, including a lack of product acceptance in the nuclear energy generation industry, inability to timely enter into desirable strategic partnerships, political or host community opposition to the siting and construction of SMR sites, failure to obtain necessary regulatory approvals and permits, failure to deliver a commercial grade product, and the absence of requisite regulatory change in the United States. Our financial projections also anticipate generating revenues from the use of our Deep Fission Reactor services and from licensing agreements with commercial operators and government entities for the use of our intellectual property. Our Deep Fission Reactor services are new solutions in the industry and as such, represent an unproven model. If we are unable to realize these sales, our business model and go-to-market strategy will be jeopardized.

Our operating and financial projections rely on management assumptions and analyses. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

We are an SMR company, with limited experience commercializing our products and services. Our projected financial and operating results reflect estimates of future performance and are based on multiple financial, technical, and operational assumptions, including the level of demand for our nuclear power generation solutions, the performance of our Deep Fission Reactor technology, cost of manufacturing, cost of components and availability of adequate supply, the nature and length of the sales cycle, and the costs of maintaining and operating our Deep Fission Reactor technology. However, given our limited commercial experience and the fact that many of the factors on which these assumptions are based are outside of our control, it is possible that many of these assumptions will prove incorrect. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Whether actual operating and financial results and business developments will be consistent with our expectations and assumptions depends on a number of other factors, many of which are outside our control, including, but not limited to:

●	whether we can obtain sufficient capital to sustain and grow our business;

●	our ability to manage our growth;

●	the contractual terms of our agreements with strategic partners and customers;

●	whether we can manage relationships with key suppliers and partners;

●	the timing and costs of the required marketing and promotional efforts;

●	whether countries with existing or planned nuclear power generation will adopt our Deep Fission Reactor offerings;

●	the success of pre-commercialization testing of our technology;

●	competition, including from future competitors;

●	our ability to retain existing key management, to attract additional leaders as needed, to attract, retain and motivate qualified personnel;

●	the overall strength and stability of domestic and international economies;

●	demand for nuclear power;

●	regulatory, legislative, and political changes; and

●	customer requirements and preferences.

Unfavorable changes in any of these or other factors, most of which are beyond our control, could cause us to fail to meet our operating and financial projections and could materially and adversely affect our business, prospects, financial condition and operating results.

We have limited experience commercializing our products at a large scale and may not be able to do so efficiently or effectively.

We have limited experience commercializing our products and services at a large scale and may not be able to do so efficiently or effectively. A key element of our long-term business strategy is the success of our phased product offering in facilitating adoption of our solutions, including demonstration of the feasibility of Deep Fission Reactor, continued testing of our technologies, engagement with key stakeholders and collaboration with leaders in the nuclear energy industry. Commercialization of our operations will also require growth in sales, marketing, training, customer relations and maintenance and servicing operations, including hiring select personnel with the necessary experience and expertise. Managing and maintaining these operations is expensive and time consuming, and an inability to leverage such an organization effectively or at all could inhibit potential sales or subscriptions and the penetration and adoption of our products into new markets. In addition, certain decisions we make regarding staffing in these areas in our efforts to maintain an adequate spending level could have unintended negative effects on our revenues, such as by weakening the sales, marketing and maintenance and servicing infrastructures or lowering the quality of customer service.

If manufacturing and construction issues are not identified prior to design finalization, long-lead procurement, and/or module fabrication, then those issues will be realized during production, fabrication or construction and may impact plant deployment cost and schedule.

Our Deep Fission Reactor design will be actively managed through design reviews, prototyping, involvement of external partners and application of industry lessons, but we could still fail to identify latent manufacturing and construction issues early enough to avoid negative effects on production, fabrication, construction or ultimate performance of our Deep Fission Reactors or plants. Where these issues arise at such later stages of deployment, plant deployment could be subject to greater costs or be significantly delayed, which could materially and adversely affect our business.

Our SDA applications may not be approved, and any rework necessary to address NRC concerns could significantly delay the commercialization of our products.

In 2024, we submitted standard design approval (“SDA”) applications to approve a Deep Fission Reactor with 15 MWe. The NRC accepted the application and has begun the technical review. There is no assurance that the SDA will be approved, or approved in a timely manner (including as a result of recent personnel reductions in federal government and any future reductions), and any revisions necessary to address concerns the NRC may have could significantly delay the commercialization of our products, which could have a material adverse effect on our business and financial condition.

If we cannot protect, maintain and, if necessary, enforce our intellectual property rights, its ability to develop and commercialize products will be adversely impacted.

Our success, in large part, depends on its ability to protect and maintain the proprietary nature of its technology. We rely upon a combination of the intellectual property protections afforded by patents, trademarks/service marks and trade secret laws in the United States and other jurisdictions, as well as commercial agreements, such as confidentiality agreements, assignment agreements, and license agreements to establish, maintain and enforce rights associated with our proprietary technologies. Our success depends in part on our ability to obtain and enforce patent protection for such solutions and technologies, but our patent applications may not result in issued patents, given the complexity of questions around patentability and the large number of patents and patent applications in related fields. Failure to obtain additional patent protection in connection with currently pending or future patent applications may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

Further, our existing issued patents may be contested, challenged, circumvented, invalidated or limited in scope in the future. The rights granted under our issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement as compared to the United States. In addition, the claims of our existing patents and any patents that issue from our currently pending or any future patent applications may be narrowed in scope during prosecution, challenged as invalid, or may simply not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours (for example, if competitors can “design around” our patents). We cannot assure you that its means of protecting its proprietary rights will suffice in affording the desired protection.

We also rely upon unpatented trade secret protection, unpatented know-how and continuing technological innovation to develop our business and competitive position. We may not be able to prevent the unauthorized disclosure or use of our trade secrets, know-how or information that we consider to be confidential by our contractual counterparties, despite our efforts. If any of the suppliers, subcontractors, venture partners, employees or consultants, or other third parties with whom we do business or otherwise collaborate breach or violate the terms of any of our agreements, we may not have adequate remedies for any such breach or violation, and we could lose the protections afforded by our trade secrets as a result. It is also possible that our trade secrets, know-how or other proprietary information could be obtained by third parties as a result of breaches of our physical or electronic security systems. Even where remedies are available, enforcing a claim that a party illegally disclosed or misappropriated our trade secrets is expensive and time consuming, and the outcome is unpredictable. Courts outside the United States are sometimes less willing to protect trade secrets. Additionally, our trade secrets could become known or be independently discovered by potential or existing competitors. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those with whom they communicate, from using that technology or information to compete with us.

We do not have worldwide patent rights for our proprietary technologies because worldwide patent or “international patent rights” currently do not exist. We also do not have worldwide trademark protection for our brand for similar reasons. Accordingly, we may not be able to protect our intellectual property rights in certain jurisdictions and their legal systems. Our competitors may operate in countries where we do not have patent protection and can freely use our technologies and discoveries in such countries to the extent such technologies and discoveries are publicly known or disclosed in countries where we do have patent protection.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial fees and costs.

Companies, organizations or individuals, including any existing and potential competitors, may hold or obtain patents, trademarks/service marks or other intellectual property rights that would prevent, limit or interfere with our ability to develop our intellectual property and make, use, develop, import, offer or sell our Deep Fission Reactor technology and related equipment, which could make it more difficult for us to operate our Company. From time to time, we may receive inquiries from holders of patents or trademarks/service marks inquiring whether we are infringing their proprietary rights. Companies, organizations or individuals, including any existing and future competitors, may also seek court declarations that they do not infringe our intellectual property rights. Companies holding patents or other intellectual property rights similar to our technology may bring proceedings alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if it is determined that we have infringed a third party’s intellectual property rights, we may be required to do, among other things, one or more of the following: (i) cease making, using, offering to sell, selling or importing our products and services that incorporate the challenged intellectual property; (ii) pay substantial damages; (iii) pay for and obtain a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms or at all; or (iv) redesign part or all of our technology. In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business, prospects, operating results, and financial condition could be materially adversely affected. In addition, any litigation, or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s focus and attention.

We also license the /patents and intellectual property of third parties and anticipate continuing to do so in the future, and we may face claims that the use of this intellectual property infringes the rights of other third parties. Our rights to indemnification or damages under our license contracts may be unavailable or insufficient to cover our costs and losses, depending on our use of the technology, whether we choose to retain control over conduct of the litigation and other factors.

Additionally, our confidentiality and intellectual property assignment agreements with our employees, consultants and contractors generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive intellectual property. Those agreements may not be honored and obligations to assign intellectual property may be challenged or breached. Moreover, there may be some circumstances where we are unable to negotiate for such ownership rights or where others misappropriate those rights.

We may be subject to claims challenging the inventorship of our patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in our patents or other intellectual property as an owner, a joint owner, a licensee, an inventor or a co-inventor. In the latter two cases, the failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our patented technology or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose exclusive ownership of, or right to use or license valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

The benefits to customers of our products could be supplanted by other technologies or solutions or competitors’ products that utilize similar technology to ours in a more effective way.

The benefits to customers of our products could be supplanted by other technologies or solutions or potential competitors’ products that address the need for nuclear energy generation in a more effective way. We cannot be sure that alternative technologies or improvements to nuclear energy generation solutions will not match or exceed the benefits of or be more cost effective than our products and services. The development of any alternative technology that can compete with or supplant our products and services may materially and adversely affect our business, prospects, financial condition and operating results, including in ways we do not currently anticipate. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and result in the loss of competitiveness of our product offerings, decreased revenue and a loss of actual or projected market share.

We and our target customers operate in a politically sensitive environment, and the public perception of nuclear energy can affect our customers and us.

Nuclear energy is closely tied to government policies and regulations due to its potential risks and benefits. Governments often play a central role in the approval, regulation, and funding of nuclear projects. Changes in political leadership or shifts in public sentiment can lead to shifts in nuclear energy policies, which can affect the viability and profitability of nuclear businesses. The regulatory framework for nuclear energy is stringent and subject to public scrutiny. Regulatory decisions can influence the cost, timeline, and feasibility of nuclear projects. Public concerns and political pressure can lead to tighter regulations or stricter enforcement of existing ones. Government policies and incentives, often influenced by public opinion and political considerations, can directly impact the growth and competitiveness of nuclear energy. Favorable policies such as subsidies, tax credits, or incentives for clean energy can attract more customers to the nuclear energy sector.

In addition, public perception of nuclear energy can range from positive to highly skeptical or negative, often influenced by historical events, accidents, and media coverage. Negative public sentiment can lead to protests, legal challenges, and public resistance to new nuclear projects, potentially delaying or preventing their development. Nuclear facilities often need to engage with local communities where they operate. Building and maintaining trust with these communities is crucial for obtaining social acceptance. Public opposition, fueled by concerns about safety or environmental impact, can hinder a company’s ability to establish a presence in a particular location. Public perception of nuclear safety and viability can also influence the willingness of investors and financial institutions to fund nuclear projects. Negative public sentiment can increase financing costs and make it more difficult to secure the necessary capital. However, public preferences for energy sources can influence the demand for nuclear energy. A positive perception of nuclear power as a clean and reliable energy source can boost its market appeal. Conversely, public concerns about nuclear safety can delay or prevent the construction of new nuclear power plants and can limit the operation of nuclear reactors, which could in turn lead to decreased demand, impacting our potential customer base and our business. In the past, adverse public reaction, increased regulatory scrutiny and litigation have contributed to extended construction periods for new nuclear reactors, sometimes delaying construction schedules by decades or more or even shutting down operations. Adverse public reaction could also lead to increased regulation or limitations on the activities of nuclear power producers, more onerous operating requirements or other conditions that could materially reduce the generation of nuclear power, thereby reducing demand for our services and materially adversely impacting our business.

Accidents involving nuclear power facilities, including but not limited to events similar to the Three Mile Island, Chernobyl and Fukushima Daiichi nuclear accidents, or terrorist acts or other high-profile events involving radioactive materials, could materially and adversely affect nuclear power producers and the markets for nuclear power, and increase regulatory requirements and costs that could materially and adversely affect our business.

Our future prospects are dependent upon a certain level of public support for nuclear power. Nuclear power faces strong opposition from certain competitive energy sources, individuals and organizations. The accident that occurred at the Fukushima nuclear power plant in Japan in 2011 increased public opposition to nuclear power in some countries, resulting in a slowdown in, or, in some cases, a complete halt to new construction of nuclear power plants, an early shut down of existing power plants or a dampening of the favorable regulatory climate needed to introduce new nuclear technologies, all of which could negatively impact our business and prospects. As a result of the Fukushima accident, some countries that were considering launching new domestic nuclear power programs delayed or cancelled the preparatory activities they were planning to undertake as part of such programs. If accidents similar to the Fukushima disaster or other events, such as terrorist attacks involving nuclear facilities, occur, public opposition to nuclear power may increase, regulatory requirements and costs could become more onerous and expected demand for our technologies could suffer, which could materially and adversely affect our business and operations.

Our auditor has issued a “going concern” opinion.

Our auditor issued a “going concern” opinion on our financial statements for the year ended December 31, 2024. During 2024, we generated no revenue and sustained a net loss of $8.0 million and as of December 31, 2024 we had an accumulated deficit of $8.7 million. For the six months ended June 30, 2025, we generated negative cash flow of $2.0 million and as of such date we had an accumulated deficit of $15.8 million. Based on recurring losses from operations incurred since inception and the expectation of continued operating losses for at least the near term, we anticipate our existing cash, together with net proceeds of approximately $26 million from the Private Placement, will not be sufficient to operate our business for the next twelve months. These factors raise substantial doubt about our ability to continue as a going concern. In order to continue to operate our business until such time, we will need to raise substantial additional capital. We are actively evaluating potential financing sources available to us, but there can be no assurance that financing will be available on terms acceptable to us, on a timely basis, or at all. Our failure to raise additional capital could also have a negative impact on not only our financial condition but also our ability to execute our business plan in the future. In addition, to the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common stockholders.

Our business plans require a significant amount of capital. Our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or contain terms unfavorable to us or our investors. Moreover, there can be no assurance that such capital will be available to us on a timely basis, if at all.

We will require significant capital to operate our business and fund our capital expenditures for the next several years. The level and timing of future expenditures will depend on a number of factors, many of which are outside our control. We expect that we will need to raise additional capital to fund our business, including to finance ongoing research and development costs, manufacturing, any significant unplanned or accelerated expenses, and new strategic alliances or acquisitions. The fact that we have limited experience commercializing our technologies on a large scale, coupled with the fact that our products represent a new product category in the SMR market, means we have limited historical data on the demand for our products and services. In addition, we expect that our level of capital expenditures will be significantly affected by customer demand for our proprietary technology. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. We may need to seek equity or debt financing to finance all or a portion of our capital expenditures. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all, or that such funds, if raised, would be sufficient.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business model. These factors may make the timing, amount, terms, and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct business as projected, both of which could mean that we would be forced to curtail or discontinue our operations. In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or incur indebtedness. Even if we complete such financings, they may result in dilution to our existing investors and include additional rights or terms that may be unfavorable to our existing shareholders. These circumstances could materially and adversely affect our financial results and impair our ability to achieve our business objectives. Additionally, we may be required to accept terms that restrict our ability to incur additional indebtedness or take other actions (including terms that require us to maintain specified liquidity or other ratios) that would otherwise be in the best interests of our shareholders. The sale of additional equity or equity-linked securities could dilute our stockholders. The incurrence of indebtedness would result in debt service obligations and could result in operating and financing covenants that would restrict our operations. If we cannot raise additional funds when we need or want them, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results or prospects.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by domestic and international financial institutions or transactional counterparties, could adversely affect our business, financial condition, and results of operations.

Actual events involving reduced or limited liquidity, defaults, non-performance or other adverse developments that affect domestic and international financial institutions or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds, have in the past and may in the future lead to market-wide liquidity problems. Investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses, financial obligations or fulfill our other obligations, or result in breaches of our financial and/or contractual obligations. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse impacts on our liquidity and our current and/or projected business operations and financial condition and results of operations.

Any acquisitions, partnerships, or joint ventures that we enter into could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

From time to time, we may evaluate potential strategic acquisitions of businesses, including partnerships or joint ventures with third parties. We may not be successful in identifying candidates for acquisitions, strategic partnerships and joint ventures. In addition, we may not be able to continue the operational success of such businesses or successfully finance or integrate any businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership or joint venture may not be successful or otherwise generate the financial results we expect, may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with the proceeds of debt, may increase our indebtedness. Further, depending on market conditions, investor perceptions of us and other factors, we might not be able to obtain financing on acceptable terms, or at all, to implement any such transaction. We cannot ensure that any acquisition, partnership, or joint venture we make will not have a material adverse effect on our business, financial condition, and results of operations.

We may be unable to adequately control the costs associated with our operations.

We will require significant capital to develop and grow our business, including developing and producing our Deep Fission Reactor technology, research and development, production, operations and maintenance of Deep Fission Reactor sites and building our brand and partnerships. We have incurred and expect to continue incurring significant expenses which will impact our profitability, including research and development expenses, procurement costs, business development, operation expenses, and general and administrative expenses as we scale our operations, identify and commit resources to investigate new areas of demand and incur costs as a public company. In addition, we may incur significant costs for the siting, construction, operation and maintenance of temporary and permanent Deep Fission Reactor sites. Our ability to become profitable in the future will not only depend on our ability to complete the design and development of our products and services to meet projected performance metrics and regulatory requirements and to achieve market acceptance of our technology, but also to sell, whether outright or through licensing agreements, our products at prices needed to achieve our expected margins and control our costs. If we are unable to efficiently design, develop, manufacture, market, deploy, distribute and operate our technology in a cost-effective manner, our margins, profitability and prospects would be materially and adversely affected.

Security breaches and other disruptions could compromise our proprietary information and expose us to liability, which would cause our business and reputation to suffer.

We maintain various information technology systems and procedures to protect our trade secrets, technical know-how, and other unpatented proprietary information relating to our product development and operating activities, and to restrict unauthorized access to the dissemination of our proprietary information. However, internal and external data security threats cannot be mitigated entirely. For example, current, departing or former employees or third parties could attempt to improperly use or access our computer systems and networks to copy, obtain or misappropriate our proprietary information or otherwise interrupt our business. Additionally, members of our management team work remotely, which could have the effect of increasing the likelihood of cybersecurity breaches. Like others, we are also subject to significant system or network disruptions from numerous causes, including computer viruses and other cyber-attacks, facility access issues, new system implementations, and energy blackouts.

Security breaches, computer malware, phishing, spoofing, and other cyber-attacks have become more prevalent and sophisticated in recent years. While we defend against these threats daily, we do not believe that such attacks have caused us any material damage to date. Because the techniques used by computer hackers and others to access or sabotage networks constantly evolve and generally are not recognized until launched against a target, we may be unable to anticipate, counter or ameliorate all these techniques. As a result, our and our customers’ proprietary information may be misappropriated, and we cannot predict the impact of any future incident. Any loss of such information could harm our competitive position, result in a loss of customer confidence in the adequacy of our threat mitigation and detection processes and procedures, cause us to incur significant costs to remedy the damages caused by the incident, and divert management and other resources. We routinely implement improvements to our network security safeguards, and we believe that we devote appropriate resources to the security of our information technology systems. However, we cannot assure you that our efforts will be sufficient to prevent or limit the damage from any future cyber-attack or network disruptions.

The costs related to cyber-attacks or other security threats or computer systems disruptions typically would not be fully insured or indemnified by others. As a result, the occurrence of any of the events described above could result in the loss of competitive advantages derived from our intellectual property. Moreover, these events may result in the diversion of the attention of management and critical information technology and other resources, or otherwise adversely affect our internal operations and reputation or degrade our financial results and stock price.

Current and future geopolitical and macroeconomic events outside of our control, including changes in interest rates, levels of inflation and foreign currency exchange rates, could adversely impact our business, results of operations, cash flows, financial condition and liquidity.

We face risks related to geopolitical events, international hostility, epidemics, outbreaks and other macroeconomic events that are outside of our control. The occurrence of certain geopolitical events, including those arising from terrorist activity, international hostility, public health crises and the economic impact of global trade tensions, could significantly disrupt our business and operational plans and adversely affect our results of operations, cash flows, financial condition and liquidity. For instance, the ongoing conflicts in the Middle East and between Russia and Ukraine have and may continue to cause geopolitical instability and adverse effects on the global economy, supply chains and specific markets and industries. Although we are not able to enumerate all potential risks to our business resulting from these and other similar events, we believe that such risks include, but are not limited to, the following:

●	disruption to our supply chain for materials essential to our business, including restrictions on importing and exporting products;

●	customers, suppliers and other third parties asserting that their non-performance under our contracts with them is permitted as a result of force majeure or other reasons;

●	cybersecurity attacks, particularly as digital technologies may become more vulnerable and experience a higher rate of cyberattacks in the current environment of remote connectivity;

●	any reductions of our workforce to adjust to market conditions, including severance payments, retention issues and possible inability to hire employees when market conditions improve;

●	logistical challenges, including those resulting from border closures and travel restrictions, as well as the possibility that our ability to achieve commercialization of our operations may be interrupted, limited or curtailed;

●	economic, political and regulatory conditions domestically and internationally, including imposition of tariffs or other tax incentives or disincentives;

●	effects of sanctions and other penalties imposed on foreign countries by the U.S., the European Union and other countries; and

●	the possibility of a structural shift in the global economy and the demand for nuclear power due to any widespread changes in attitudes toward climate change or in connection with a global recession or depression.

We cannot reasonably estimate the period of time that these conditions will persist; the full extent of the impact they will have on our business, results of operations, cash flows, financial condition and liquidity; or the pace or extent of any subsequent recovery.

Uncertain global macroeconomic and political conditions could materially adversely affect our business prospects, financial condition, results of operations, and cash flows.

Our results of operations could be materially affected by economic and political conditions in the United States and internationally, including inflation, deflation, fluctuations in interest rates, fluctuations in exchange rates, availability of capital, energy and commodity prices, trade laws and the effects of governmental initiatives to manage economic conditions.

Our business model is dependent on government entities and companies around the world adopting and entering into contracts for the implementation for our technologies and services. Adverse national and international economic conditions may reduce the future availability of funding counterparties have to spend on our services, which would negatively impact our revenues and our ability to commercialize our operations. Such conditions could also make it difficult or impossible for us to secure financing on acceptable terms or at all, and could materially increase the cost of our operations. Our cost estimates and assumptions are also sensitive to macroeconomic factors, and their accuracy could likely be impacted by unanticipated changes in such factors. It is not possible to accurately predict all of the potential adverse impacts on the Company, if any, of current and future economic conditions on its financial condition, operating results and cash flow; however, any of these macroeconomic conditions could negatively impact our strategic partners, suppliers, customers and the industry as a whole, which could materially affect our business, financial condition, and results of operations.

Our ability to rely on global supply chains for source components and/or raw materials may be impacted by tariffs, trade disputes, or other changes in trade policy or trade regulation.

We plan to rely on global supply chains to source components and materials essential for our business, SMRs and other related equipment. The imposition of new or increased tariffs, trade restrictions, or other changes in trade policy by the United States or other countries could increase our costs of materials and components, require us to find additional or alternative suppliers, or force adjustments to our pricing structure and capital budget. These changes could reduce our profit margins, may impact our licenses or may require additional regulatory approval, or could otherwise disrupt our business operations. In particular, recent global trade tensions and policy shifts have created an unpredictable environment for businesses operating across international borders. Changes in trade agreements, sanctions, export controls, and customs regulations may limit our ability to source materials from certain countries or entities, potentially forcing rapid and costly adjustments to our supply chain. Trade policies can change with limited notice, making long-term planning difficult and increasing operational costs. Any significant disruption to our supply chain resulting from tariffs or trade policy changes could have a material adverse effect on our business, financial condition, and ability to meet projected deadlines and milestones.

The direct and indirect impact on us and our value chain from severe weather and other effects of climate change could adversely affect our financial condition, operating results, and cash flows.

Our operations, and those of our value chain, may in the future be adversely impacted by flooding, wildfires, high winds, drought and other natural disasters and catastrophic events. Climate change is expected to increase the frequency and intensity of certain such events, as well as contribute to chronic changes (such as in weather patterns or water levels) that may result in various adverse impacts. Even if these events do not directly impact us or our value chain, they may indirectly impact us and our value chain through increased insurance, energy, or other costs. In addition, although the ongoing transition to non-carbon-based energy is creating significant opportunities for us and parts of our value chain, the transition also presents certain risks, including macroeconomic risks related to higher energy costs and energy shortages, among other things. These direct and indirect impacts from climate change could adversely affect our financial condition, operating results, supply chain and cash flows.

Our customers could incur substantial costs as a result of violations of, or liabilities under, environmental laws.

The operations and properties of our customers are subject to a variety of federal, state, local and foreign environmental, health and safety laws and regulations governing, among other things, air emissions, wastewater discharges, management and disposal of hazardous, non-hazardous and radioactive materials and waste and remediation of releases of hazardous materials. We must design our technology so it complies with such laws and regulations. Compliance with environmental requirements could require our customers to incur significant expenditures or result in significant restrictions on their operations, and the failure to comply with such laws and regulations, including failing to obtain any necessary permits, could result in substantial fines or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring our customers to conduct or fund remedial or corrective measures, install pollution control equipment or perform other actions. More vigorous enforcement by regulatory agencies, the future enactment of more stringent laws, regulations or permit requirements, including relating to climate change, or other unanticipated events may arise in the future and adversely impact the market for our products, which could materially and adversely affect our business, financial condition and results of operations.

Litigation or legal proceedings could expose us to significant liabilities, occupy a considerable amount of our management’s time and attention, and damage our reputation.

We may, from time to time, be a party to various litigation claims and legal proceedings. We will evaluate these claims and proceedings to assess the likelihood of unfavorable outcomes and estimate, if possible, the amount of potential losses. Claims made or threatened by our suppliers, customers, competitors, or current or former employees could adversely affect our relationships, damage our reputation or otherwise adversely affect our business, financial condition, or results of operations. The costs associated with defending legal claims and paying damages could be substantial. Our reputation could also be adversely affected by such claims, whether or not successful.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business, prospects, financial condition and operating results.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-corruption, anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, business partners, third-party intermediaries, representatives, and agents from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to government officials, political candidates, political parties, or commercial partners for the purpose of obtaining or retaining business or securing an improper business advantage. The FCPA and other applicable laws and regulations also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, there can be no assurance that all of our employees, business partners, third-party intermediaries, representatives and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.

Any violations of the laws and regulations described above may result in whistleblower complaints, adverse media coverage, investigations, substantial civil and criminal fines and penalties, damages, settlements, prosecution, enforcement actions, imprisonment, the loss of export or import privileges, suspension or debarment from government contracts, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences, any of which could adversely affect our business, prospects, financial condition and operating results. In addition, responding to any investigation or action will likely result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Being a public company can be administratively burdensome and will significantly increase our legal and financial compliance costs.

As a public reporting company, we are subject to the information and reporting requirements of the Securities Act, the Exchange Act and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act. In addition, the listing requirements of any national securities exchange or other exchange and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will significantly increase our legal and financial compliance costs and will make some activities more time-consuming and costly. Among other things, we are required to:

●	maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

●	maintain policies relating to disclosure controls and procedures;

●	prepare and distribute periodic reports in compliance with our obligations under federal securities laws;

●	institute a more comprehensive compliance function, including with respect to corporate governance; and

●	involve, to a greater degree, our outside legal counsel and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders is expensive and much greater than that of a privately-held company, and compliance with these rules and regulations will require us to hire additional financial reporting, internal controls and other finance personnel, and will involve a material increase in regulatory, legal and accounting expenses and the attention of our board of directors and management. In addition, being a public company makes it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage. These factors could also make it more difficult for us to attract and retain qualified executives and members of our board of directors.

Our management as a group has limited experience operating a publicly traded company.

Our management team has a high degree of technical expertise but limited experience operating a publicly traded company subject to significant regulatory oversight and reporting obligations under U.S. securities laws. Their limited experience in dealing with the increasingly complex laws applicable to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of our Company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies. Any failure by us to effectively and efficiently meet our obligations as a publicly traded company could have a material adverse effect on our business, prospects, financial condition and operating results and/or result in legal liability or other negative consequences.

Risks Related to Ownership of Our Common Stock

The shares of common stock issued in the Merger and the Private Placement are “restricted securities” and, as such, may not be sold except in limited circumstances. If we are unable to register such securities in a timely manner, then the ability to re-sell shares of our common stock so issued will be delayed.

The offer and sale of the shares of common stock issued in the Merger and the Private Placement have not been registered under the Securities Act or registered or qualified under any state securities laws in reliance on exemptions contained in and under those laws. Accordingly, such shares of common stock are “restricted securities” as defined in Rule 144 promulgated under the Securities Act and must, therefore, be held indefinitely unless their offer and sale is registered under applicable federal and state securities laws, or an exemption is available from the registration requirements of those laws, including the exemptions provided by Rule 144. The book-entry accounts representing the shares of common stock issued in the Merger and the Private Placement reflect their restricted status.

We have agreed, at our expense, to prepare and file with the SEC a registration statement to register the resale of the shares of common stock issued in the Merger and the Private Placement; the shares of our common stock issuable upon exercise of the Placement Agent Warrants; the Retained Pre-Merger Shares; and the Advisor Shares (as defined below). There are many reasons, including some over which we have little or no control, which could keep the registration statement from being declared effective by the SEC, including delays resulting from the SEC review process and comments raised by the SEC during that process. The shares of common stock covered by such registration statement will not be eligible for resale until the registration statement is effective or an exemption from registration, such as Rule 144, becomes available. In addition, Rule 144 under the Securities Act, which permits the resale, subject to various terms and conditions, of limited amounts of restricted securities after they have been held for six months, will not immediately apply to our common stock because we were at one time designated as a “shell company” under SEC regulations. Pursuant to Rule 144(i), securities issued by a current or former shell company that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the date on which the issuer filed current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it ceased being a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the issuer has satisfied certain reporting requirements under the Exchange Act. We believe this requirement to file Form 10 information has been satisfied by the filing with the SEC of the Company’s Current Report on Form 8-K on September 11, 2025.

There is currently no market for our common stock and there can be no assurance that any market will ever develop. You may therefore be unable to re-sell shares of our common stock at times and prices that you believe are appropriate.

Our common stock is not listed on a national securities exchange or any other exchange, or quoted on an over-the-counter market. Therefore, there is no trading market, active or otherwise, for our common stock and our common stock may never be included for trading on any stock exchange, automated quotation system or any over-the-counter market. Accordingly, our common stock is highly illiquid and you will likely experience difficulty in re-selling such shares at times and prices that you may desire.

Our common stock may not be eligible for listing or quotation on any securities exchange or over-the-counter trading system.

We do not currently meet the initial quantitative listing standards of any national securities exchange or over-the-counter trading system. We cannot assure you that we will be able to meet the initial listing standards of any national securities exchange, or, if we do meet such initial listing standards, that we will be able to maintain any such listing. Further, the national securities exchanges are adopting so-called “seasoning” rules that will require that we meet certain requirements, including prescribed periods of time trading over-the-counter and minimum filings of periodic reports with the SEC, before we are eligible to apply for listing on such national securities exchanges. We intend to contact an authorized market maker for an over-the-counter quotation system for sponsorship of our common stock, but we cannot guarantee that such sponsorship will be approved and our common stock listed and quoted for sale. Even if our common stock is quoted for sale on an over-the-counter quotation system, buyers may be insufficient in numbers to allow for a robust market and it may prove impossible to sell your shares. In addition, an investor may find it difficult to obtain accurate quotations as to the market value of our common stock. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

The market price and trading volume of our common stock may be volatile and could decline significantly following the Merger.

The quotation systems, including the OTCQB, or stock exchanges, including Nasdaq, on which our common stock may be quoted or on which our common stock may be listed in the future have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for our common stock following the Merger, the market price of our common stock may be volatile and could decline significantly. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the market price of our common stock as of the date of the consummation of the Merger. We cannot assure you that the market price of common stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

●	the realization of any of the risk factors presented in this prospectus;

●	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, level of indebtedness, liquidity or financial condition;

●	additions and departures of key personnel;

●	failure to comply with the requirements of the OTCQB market, or following our potential up listing on Nasdaq;

●	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

●	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our common stock;

●	publication of research reports about us, or our industry;

●	the performance and market valuations of other similar companies;

●	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

●	speculation in the press or investment community;

●	actual, potential or perceived control, accounting or reporting problems; and

●	changes in accounting principles, policies and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

The designation of our common stock as “penny stock” would limit the liquidity of our common stock.

Our common stock may be deemed a “penny stock” (as that term is defined under Rule 3a51-1 of the Exchange Act) in any market that may develop in the future. Generally, a “penny stock” is a common stock that is not listed on a securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers and the market may be very limited. Penny stock in start-up companies is among the riskiest equity investments. Broker-dealers who sell penny stock must provide purchasers with a standardized risk-disclosure document prepared by the SEC. The document provides information about penny stock and the nature and level of risks involved in investing in the penny stock market. A broker must also provide purchasers with bid and offer quotations and information regarding broker and salesperson compensation and make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase. Many brokers choose not to participate in penny stock transactions. If our common stock is deemed “penny stock,” because of penny stock rules, there may be less trading activity in any market that develops for our common stock in the future and stockholders are likely to have difficulty selling their shares.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our common stock.

The Financial Industry Regulatory Authority (“FINRA”), has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

Because we became a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we did not become a reporting company by conducting an underwritten initial public offering of our common stock, and because we will not be listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of Deep Fission. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we became a public reporting company by means of an underwritten initial public offering, because they may be less familiar with our Company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development. The failure to receive research coverage or support in the market for our shares will have an adverse effect on our ability to develop a liquid market for our common stock.

As a result of the consummation of the Merger, we are now obligated to develop and maintain proper and effective internal control over financial reporting. If we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired. In addition, the presence of material weaknesses increases the risk of material misstatement of the financial statements.

Following the consummation of the Merger, we became a public company and are required, pursuant to Section 404(a) of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting on our annual report on Form 10-K. Effective internal control over financial reporting is necessary for reliable financial reports and, together with adequate disclosure controls and procedures, such internal controls are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet its reporting obligations. Ineffective internal controls could also cause investors to lose confidence in reported financial information, which could have a negative effect on the trading price of our common stock.

The report by management will need to include disclosure of any material weaknesses identified in internal control over financial reporting. However, for as long as we are an “emerging growth company” under the JOBS Act following the consummation of the Merger, our independent registered public accounting firm will not be required to attest to the effectiveness of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. Management’s assessment of internal controls, when implemented, could detect problems with internal controls, and an independent assessment of the effectiveness of internal controls by our auditors could detect further problems that management’s assessment might not, and could result in the identification of material weaknesses that were not otherwise identified. Undetected material weaknesses in internal controls could lead to financial statement restatements and require us to incur the expense of remediation. We are required to disclose changes made in internal controls and procedures on a quarterly basis. To comply with the public company requirements, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

We are in the early stages of developing the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete its evaluation, testing, and any required remediation in a timely fashion. During the evaluation and testing process, if we identify material weaknesses in internal control over financial reporting, we will be unable to assert that internal control over financial reporting is effective.

If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of its internal control, including as a result of the material weaknesses described above, we could lose investor confidence in the accuracy and completeness of financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC. In addition, if we are unable to continue to meet these requirements, we may not be able to remain quoted on any over-the-counter trading system, or following any potential listing, listed on any securities exchange.

A majority of the voting power of our common stock is consolidated among our executive officers and directors, which may prevent you or any new investors from influencing significant corporate decisions.

Our executive officers and directors own shares representing approximately 30.60% of the voting power of our common stock. As a result, our executive officers and directors may have the ability to control the outcome of matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger, other sale of our Company or our assets or significant acquisitions. This concentration of voting control will limit the ability of other stockholders to influence corporate matters and may cause us to make strategic decisions that could involve risks to you or that may not be aligned with your interests. Our directors and executive officers owe a fiduciary duty to our stockholders and are legally obligated to act in good faith and in a manner they reasonably believe to be in the best interests of our stockholders. As stockholders, these individuals are entitled to vote their shares in their own interests, which may not always be in the interests of our stockholders generally. The concentration of voting power held by our executive officers and directors may adversely affect the market price of our common stock.

We are an emerging growth company and a smaller reporting company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including:

●	exemption from the requirement that our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and

●	exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Our status as an emerging growth company will end as soon as any of the following takes place:

●	the last day of the fiscal year in which we have more than $1.235 billion in annual revenues;

●	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

●	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

●	the last day of the fiscal year ending after the fifth anniversary of the first sale of our common equity securities pursuant to an effective registration statement filed pursuant to the Securities Act.

We cannot predict if investors will find our common stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our common stock, to the extent that such a market develops, and the market price of our common stock may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies. Therefore, our financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a “smaller reporting company” even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenues is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

We may face risks related to securities litigation that could result in significant legal expenses and settlement or damage awards.

We may in the future become subject to claims and litigation alleging violations of the securities laws or other related claims, which could harm our business and require us to incur significant costs. Significant litigation costs could impact our ability to comply with certain financial covenants under our credit agreement. We are generally obliged, to the extent permitted by law, to indemnify our current and former directors and officers who are named as defendants in these types of lawsuits. Regardless of the outcome, litigation may require significant attention from management and could result in significant legal expenses, settlement costs or damage awards that could have a material impact on our financial position, results of operations and cash flows.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Our restated certificate of incorporation and our restated bylaws contain provisions that could delay or prevent a change in control of our company without the approval of the board of directors. These provisions could also make it difficult for stockholders to elect directors who are not nominated by current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions:

●	establish a classified board of directors so that not all members of our board are elected at one time;

●	permit only the board of directors to establish the number of directors and fill vacancies on the board;

●	provide that directors may only be removed “for cause” and only with the approval of a majority of our stockholders;

●	require majority voting to amend some provisions in our restated certificate of incorporation and restated bylaws;

●	authorize the issuance of “blank check” preferred stock that our board could use to implement a stockholder rights plan;

●	eliminate the ability of our stockholders to call special meetings of stockholders;

●	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

●	prohibit cumulative voting; and

●	establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

Together these provisions may discourage potential takeover attempts or other transactions that otherwise could involve the payment of a premium over prevailing market prices for our securities and reduce the price that investors might be willing to pay for shares of our common stock in the future, which could reduce the market price of our common stock.

In addition, Section 203 of the DGCL may discourage, delay or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations and other transactions between us and holders of 15% or more of our common stock.

Our restated certificate of incorporation designates the Delaware Court of Chancery or Delaware state or United States federal district courts as the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit such stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, other employees or other stockholders.

Our restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our restated certificate of incorporation, or our restated bylaws ; or any action asserting a claim against us that is governed by the internal affairs doctrine or otherwise related to our internal affairs.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our restated certificate of incorporation provides that the federal district courts of the United States of America will, unless we consent in writing to an alternative forum, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (“Federal Forum Provision”). Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal courts or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. While neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder also must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers, and other employees.

In addition, Section 203 of the DGCL may discourage, delay or prevent a change in control of our Company. Section 203 imposes certain restrictions on mergers, business combinations and other transactions between us and holders of 15% or more of our common stock.

We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividends on our capital stock, and we do not intend to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, our stock price and trading volume could decline.

Our stock price and trading volume following our quotation on the OTCQB, if any, or following our potential listing on a securities exchange, if any, will be heavily influenced by the way analysts and investors interpret our financial information and other disclosures. Securities and industry analysts do not currently, and may never, publish research on our business. If few securities or industry analysts commence coverage of us, our stock price could be negatively affected. If securities or industry analysts downgrade our common stock, or publish negative reports about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price to decline and could decrease the trading volume of our common stock.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit holders of the shares of common stock described in the section titled “Selling Stockholders” to resell such shares. We will not receive any proceeds from the resale of any shares offered by this prospectus by the selling stockholders. We may, however, receive up to approximately $1.76 million in aggregate gross proceeds from the exercise of the Placement Agent Warrants, to the extent they are exercised for cash. To the extent we receive cash proceeds upon the exercise of the Placement Agent Warrants, we intend to use any proceeds therefrom for general working capital and corporate purposes, including towards the engineering, research and development of our first pilot nuclear reactor and related technologies.

DETERMINATION OF SALE PRICE

The selling stockholders may only sell their shares of common stock pursuant to this prospectus at a fixed price of $3.00 per share until such time as our common stock is quoted on the OTCQB or another public trading market for our common stock otherwise develops. At and after such time, the selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. The fixed price of $3.00 at which the selling stockholders may sell their shares pursuant to this prospectus was determined based upon the purchase price per share of common stock in the Private Placement. The Sale Price was negotiated between our current management and predecessors based on, among other things, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets and such other factors as were deemed relevant. The Sale Price does not necessarily bear any relationship to our Company’s asset value, net worth, revenues or other established criteria of value, and should not be considered indicative of the actual value of the shares.

We have included a fixed price at which selling stockholders may sell their shares pursuant to this prospectus prior to the time there is a public market for our stock in order to comply with the rules of the SEC that require that, if there is no market for the shares being registered, this registration statement must include a price at which the shares may be sold. Except to the extent that we are involved in an underwritten secondary offering of common stock, if any, by the selling stockholders, all shares being offered pursuant to this prospectus will be sold by the selling stockholders without our involvement.

MARKET INFORMATION FOR OUR COMMON STOCK AND DIVIDEND POLICY

Market Information

We intend to apply to have the common stock quoted on the OTCQB or another over-the-counter system as soon as practicable following the effectiveness of the Registration Statement of which this prospectus is a part. However, we cannot assure you that we will be able to do so and, even if we do so, there can be no assurance that our common stock will continue to be quoted on the OTC Markets or quoted or listed on any other market or exchange, or that an active trading market for our common stock will develop or continue. See “Risk Factors—There is currently no market for our common stock and there can be no assurance that any market will ever develop. You may therefore be unable to re-sell shares of our common stock at times and prices that you believe are appropriate.”

Dividend Policy

We have never declared or paid any cash dividends on shares of our common stock. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends on shares of our common stock in the foreseeable future. Any decision to declare and pay cash dividends on shares of our common stock in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

DESCRIPTION OF BUSINESS

Formation History

Incorporated in the State of Delaware in July 2023, Deep Fission, Inc. was co-founded by Richard Muller and Elizabeth Muller. In founding Deep Fission, the Mullers recognized that existing approaches to developing and disseminating clean nuclear power were too often over-budget and were too slow to meet the urgent energy needs in the United States due to the proliferation of AI, expansion of hyperscale datacenters, and the energy demand in heavy industry. In Deep Fission, the founders envision a radically simplified source for clean energy: a compact, underground nuclear reactor that leverages the Earth itself for safety, security, and scale.

The Company’s mission is to build a reactor that can be deployed faster than its peers in the traditional and advanced reactor industry that unlocks new markets for carbon-free baseload energy with excellent economics. This vision is supported by 1 allowed and 24 pending patent applications and validated modeling work, designed to ensure technical viability and compliance with safety standards as promulgated by the relevant U.S. agencies, like the NRC.

Company Overview

Deep Fission’s pioneering design combines proven PWR technology with novel emplacement – 1-mile below the Earth’s surface. Our Deep Fission Reactor uses the Earth’s deep subsurface as a natural containment system—eliminating the need for expensive surface shielding. The natural pressure from the column of water above the reactor provides the pressure required, reducing the need for complex and expensive pressure systems. The borehole water can also serve as a source of cooling for the reactor. These features of the Deep Fission Reactor significantly reduce plant costs compared to other PWR designs. Unlike traditional builds that require massive amounts of concrete and steel, Deep Fission Reactors leverage natural gravity and geology to provide containment and safety.

The Deep Fission Reactor system is designed to scale modularly: individual units produce 15 MWe, and by clustering boreholes, we can deliver power installations of 1.5 GW or more for hyperscale data centers and other customers. This makes the platform uniquely suited to meet the explosive demand for power from AI workloads, energy-intense manufacturing, and energy-constrained regions. With site flexibility and no above-ground reactor visibility, Deep Fission Reactors overcome many of the siting and public acceptance challenges facing traditional nuclear power solutions. This innovation is expected to enable grid-scale nuclear deployments in just six months, turning what was once a multi-year construction process into a repeatable infrastructure product.

Market Validation & Regulatory Pathway

In August 2025, we were selected by the DOE as one of 10 companies in its new nuclear Reactor Pilot Program—an initiative giving novel advanced reactor companies an opportunity to build a test reactor on federal or private land under DOE supervision. The goal of the program is for participants to show that their reactors can achieve criticality, are technically viable, and meet the safety standards set out by the relevant government agencies, including the NRC. Successful demonstration with DOE will result in being granted a DOE Authorization, which will permit us to then apply for an expedited NRC license to commercially deploy its reactors. Being accepted into the DOE nuclear Reactor Pilot Program is significant because it meaningfully reduces the timeline to commercial deployment, giving us a potential first-mover advantage over our competitors who have not been accepted into the program. We believe the DOE selection reflects growing confidence in our ability to deliver a safer, faster, and low-cost alternative to conventional nuclear energy.

Commercial Strategy

We are already engaged in discussions with hyper-scalers, large data center operators, industrial sites, and utilities – and have signed multiple letters of intent relating to potential commercial agreements and strategic partnerships. We leverage proven, industry-accepted PWR technology within our Deep Fission Reactor’s novel deployment model—reducing adoption risk for customers and investors.

Our business model balances capital efficiency with scalability: by clustering modular units, we can serve both distributed and grid-scale markets, from industrial facilities to national utilities.

Vision

Deep Fission is building a platform to transform how energy is produced and deployed—combining the capital efficiency of modular infrastructure with the unmatched reliability of nuclear baseload power. With strong early traction, ongoing negotiations to establish strategic partnerships in the data and industrial sectors, a growing team of experts, and recognition from the DOE, we believe the Company is positioned to lead a new class of energy solutions designed for the scale and speed of the 21st century.

Traditional sources of energy cannot meet the growing demand for electricity today. Renewable energy sources, such as wind and solar power, are inherently intermittent and variable in nature, which can lead to imbalances between energy supply and demand that can cause or exacerbate grid instability. Increased power outages and spikes in power prices have highlighted the need for a more resilient grid. Recent geopolitical events, including Russia’s invasion of Ukraine and escalating tensions between the United States and China have sharpened focus on the global energy supply chain and the importance of energy autonomy. These trends and the discussions surrounding them have led to widespread recognition of nuclear energy as a critical part of the energy transition solution going forward.

Nuclear power has several key attributes that make it a uniquely attractive source of power. First, nuclear power can be used as a reliable baseload energy supply. Nuclear power plants can be run continuously without the inherent variability of other renewable power sources. Weather-related events historically have caused less than a 0.1% average loss of capacity factor at nuclear plants, making nuclear power a viable source of grid reliability and resilience. Further, nuclear power generation is clean, efficient and sustainable. Its generation produces zero carbon emissions, has the smallest footprint-to-energy output ratio for both fuel and land, and reactors are built to last up to 100 years, decades longer than any other power generation source.

Problem and Available Approaches

Industry Overview

The global energy system is undergoing a structural transformation. Surging demand for electricity—driven by data center growth, transportation and industrial electrification, and decarbonization mandates—is placing new pressure on grids already operating at their limits. In parallel, there is growing recognition that renewables alone cannot meet the challenge of clean, reliable, scalable power without firm, carbon-free baseload resources to complement them.

In this context, nuclear energy has re-emerged as a critical pillar for energy security and the clean energy transition. Advanced reactors offer always-on, zero-emission generation with high-capacity factors and minimal land use—attributes uniquely suited to the needs of a growing economy. Policymakers, utilities, and energy-intensive industries increasingly see nuclear as essential to net-zero goals. This momentum is being reinforced by clear policy signals: bipartisan legislation such as the Inflation Reduction Act of 2022 includes tax credits for nuclear generation, and recent U.S. executive orders have prioritized advanced reactor deployment across both civilian and national security applications.

Despite this policy tailwind, conventional nuclear remains economically and logistically challenged. Gigawatt-scale projects suffer from multi-decade timelines, complex regulatory and infrastructure demands, and escalating costs. At the same time, many Gen IV reactor startups require novel fuel types or unproven core designs, introducing supply chain, licensing, and technical risks that are unlikely to be resolved at commercial scale this decade.

Several new approaches have emerged in recent years, each with significant trade-offs:

1. Large-Scale Nuclear Reactors

Conventional gigawatt-scale LWRs remain the foundation of the global nuclear fleet, but their economics are challenging in today’s environment. These plants typically require $10+ billion in upfront capital, over a decade to complete, and a large-scale workforce for construction and operation. They are difficult to site, highly bespoke, and often financially dependent on government support or utility rate structures. Their long timelines and cost unpredictability have limited their appeal to private capital.

2. Small Modular and Advanced Reactors (“SMRs”)

SMRs seek to improve deployment timelines and economics of nuclear power through modular design, factory fabrication, and reduced footprints. Advanced reactors include fast reactors, molten salt, or gas-cooled systems that promise safety and efficiency benefits but introduce new fuel requirements, regulatory pathways, and manufacturing challenges. None of these advanced reactors have received full NRC licensing, and most are still in pre-commercial development. Other SMR developers take a more conventional approach, scaling down existing LWR designs that use standard low-enriched uranium (“LEU”) fuel. While this reduces fuel supply and regulatory risk, these designs still require costly containment buildings and complex infrastructure, resulting in high capital costs per megawatt and limited siting flexibility. Despite the smaller nameplate capacity, these designs often resemble large reactors in form and function, limiting their ability to fully solve the cost and deployment challenges that have historically constrained nuclear energy growth.

3. Renewables + Storage

Wind and solar energy have achieved significant cost reductions and dominate new generation capacity in many markets. However, their intermittent nature creates reliability and grid integration challenges, particularly for data centers and industrial customers with high uptime requirements. Energy storage technologies, while advancing, are expensive at multi-day or seasonal scales and are not yet a substitute for firm baseload generation.

Deep Fission Takes a Different Approach

Deep Fission offers a fundamentally new model for nuclear deployment: small, passively safe, proven LWR technology installed in deep boreholes. This design leverages natural geology to eliminate many of the most complex and expensive components of traditional nuclear plants—such as massive containment domes, large pressure vessels, and forced cooling systems. The Deep Fission reactor is a combination of standard PWR technology, demonstrated drilling techniques, and geothermal technology to bring the heat to the surface.

By housing the reactor one mile underground, we avoid the need for traditional pressure systems and above-ground containment. This not only reduces cost and complexity but also simplifies licensing and accelerates deployment. Using commercially available fuel avoids the delays of custom fuel qualification and enables near-term procurement from existing suppliers.

We believe this approach unlocks a viable path to near-term deployment at much lower capital cost and execution risk—while delivering on the promise of next-gen nuclear: compact, dispatchable, clean power for energy-intensive sectors like data centers and critical infrastructure.

In summary, we believe we are positioned to deliver clean, reliable nuclear energy in a fraction of the time and cost of legacy approaches, removing the core barriers that have historically held the industry back.

Deep Fission’s Business Solution

Deep Fission intends to build the first reactor under the DOE authorization program for pilot reactors. and then expand to ten commercial reactors at that location under NRC licensing rules. The initial commercial facility is intended to demonstrate that Deep Fission can deliver a first of a kind commercial facility that is profitable. If successful, we plan to expand across the United States and, eventually, internationally to countries that have signed nuclear partnership agreements with the United States for the export of U.S. nuclear technology.

Key Features of the Solution

Cost-Effective Borehole Drilling

Our Deep Fission Reactor is enabled by advances in borehole drilling technologies pioneered in the oil, gas, and geothermal industries. These methods allow for precision drilling to depths of several kilometers in stable geological formations, enabling secure underground placement of the reactor module. By adapting this proven industrial supply chain, we avoid the need for billion-dollar civil works and extensive containment structures, dramatically reducing capital costs. Our strategy harnesses the reliability of comparable boreholes drilled across the United States, ensuring that siting and emplacement risks are minimized while maintaining competitive economics.

Proven and Adaptable Technologies

At its core, the Deep Fission Reactor design is based on PWR technology, the most widely deployed and well-understood nuclear system in the world, accounting for the majority of operating reactors worldwide. By relying on low-enriched uranium oxide (UO₂) fuel assemblies, the Deep Fission Reactor aligns with existing fuel fabrication, transport, and regulatory infrastructure. This is a significant advantage over designs requiring unproven fuels, as the Deep Fission Reactor can integrate directly into today’s nuclear fuel supply chain. In addition, the Deep Fission Reactor is modular, with prefabricated components designed for factory construction, shipment by standard transportation methods, and rapid emplacement on-site. Together, these features ensure both technical robustness and commercial scalability.

Inherent Safety

The Deep Fission Reactor is designed to capitalize on the natural safety features of both LWR technology and deep underground emplacement. Decades of operating experience with PWRs provide a strong foundation for safety case development, fuel performance, and licensing pathways. By situating the reactor core in a deep borehole, the system gains additional passive protection against external threats, including earthquakes, floods, wildfires, and security concerns. Surrounding geologic formations provide natural shielding and containment, while the underground environment enhances passive heat rejection and decay heat management. This dual layer of proven reactor safety and geological protection substantially reduces both technical and public perception risks.

Rapid Deployment

Our Deep Fission Reactor is designed for deployment in approximately 6 months. By using drilling rather than above ground construction, we avoid the decade-long construction timelines that have historically hindered nuclear power projects. The ability to deploy reactors incrementally, matched to demand growth, creates flexibility for utilities, industrial operators, and defense customers. With minimal surface infrastructure requirements, the Deep Fission Reactor can be connected to the grid or a microgrid quickly after installation, enabling clean energy delivery on timelines comparable to renewable projects but with nuclear’s unmatched reliability.

Minimal Surface Impact

The surface footprint of a Deep Fission Reactor installation is dramatically smaller than that of a conventional nuclear facility. Aboveground requirements are limited to monitoring, control, and power-handling infrastructure. No large containment domes or exclusion zones are required. This makes the Deep Fission Reactor especially attractive for sites where land availability, security, or public acceptance would preclude a traditional plant. In addition, the underground design minimizes environmental and visual impact, facilitating siting in defense installations, industrial facilities, and remote communities.

Fuel Supply Confidence

The Deep Fission Reactor’s reliance on traditional LEU fuel provides a critical advantage. LEU is already commercially produced in significant quantities, is supported by a mature global supply chain, and benefits from decades of regulatory familiarity. This ensures that Deep Fission Reactor deployments will not be delayed by the need for new fuel qualification processes or infrastructure. Using PWR fuel also allows us to integrate seamlessly with existing enrichment, fabrication, and disposal pathways, avoiding the uncertainties associated with unproven or experimental fuels.

Deployment Approach

Our deployment model emphasizes scalability and flexibility. Each Deep Fission Reactor can be deployed as a standalone installation or as part of a multi-reactor cluster to meet growing demand. Initial candidate sites have been selected for their favorable geology and alignment with U.S. energy transition priorities. The modularity of the Deep Fission Reactor allows customers to scale capacity over time, while the underground placement ensures safety and security without the need for costly above-ground infrastructure. Early deployments are expected to support defense applications, remote communities, and critical industrial loads, with subsequent expansion into utility and commercial markets.

Regulatory Compliance

Our regulatory pathway builds on the advantage of using proven LWR technology and LEU fuel. By adhering to the established safety basis of PWRs, the Deep Fission Reactor is well-positioned for regulatory acceptance under both DOE authorization for initial pilot projects and NRC advanced reactor licensing frameworks. We are in the process of developing regulatory policies, programs and procedures governing quality assurance, nuclear safety, and environmental permitting to support DOE authorization under the Reactor Pilot Program and subsequent commercial licensing by the NRC. Early modeling has demonstrated strong safety margins under both normal and off-normal conditions. Accident scenarios modeled to date show that passive features, combined with underground emplacement, keep radiation exposure well below regulatory thresholds, even under extreme events.

Manufacturing and Supply Chain

The Deep Fission Reactor is engineered for manufacturability within today’s industrial base. Major reactor components are suitable for fabrication in existing facilities within the United States and allied countries, reducing lead times and supply chain risks. Prefabricated modules can be shipped using standard transportation infrastructure and assembled on-site with minimal specialized labor. This streamlined approach supports cost control, scalability, and replicability across diverse geographies. The Deep Fission Reactor’s compatibility with existing PWR fuel supply chains further enhances manufacturability and reduces project execution risks.

Economic and Market Benefits

Deep Fission’s technology unlocks new markets for nuclear power by offering a small, distributed, and resilient reactor system that integrates into environments where traditional nuclear plants are not viable. Target customers include:

●	Industrial operators such as data centers, mining, and heavy manufacturing, which require clean, reliable baseload power.

●	Regional utilities seeking dispatchable carbon-free energy to complement intermittent renewables.

●	Remote communities, where diesel dependency results in high energy costs.

●	Defense installations, where energy resilience is a mission-critical priority.

Deploying Deep Fission reactors near the point of demand reduces transmission losses and improves grid reliability, while modular scalability enables incremental investment. By relying on proven PWR technology and LEU fuel, we ensure a lower risk profile for customers and investors, positioning the Deep Fission Reactor as a commercially viable, strategically important solution for the global energy transition.

Total Addressable Market

According to the Bank of America Global Energy Institute, total U.S. electricity demand is projected to grow to approximately 1,600 GW by 2035, representing a compound annual growth rate (CAGR) of roughly 2.5%. Meeting this demand will require an estimated 30 to 40 GW of new generation capacity to be added annually.

Data centers, including but not limited to those supporting AI-driven workloads, currently account for roughly 4% of total U.S. electricity demand. According to a Deloitte study, total data center power demand could grow fivefold by 2035, implying a double-digit annual growth rate. This surge reflects more than just AI adoption — it is driven by hyperscale deployments, cloud computing expansion, and growing digital infrastructure requirements across nearly every sector of the economy. As this growth accelerates, data centers are rapidly emerging as one of the most significant drivers of new U.S. electricity demand.

At the same time, the U.S. power grid faces tightening supply from the retirement of aging thermal assets. S&P Global Research estimates that coal-fired power plants are expected to retire approximately 7 GW of capacity annually over the next decade, creating additional pressure on generation capacity. These retirements, combined with rising demand, imply that annual new-build requirements could increase roughly 30% above the current 30–40 GW baseline, further heightening the urgency for rapid deployment of new, clean, and dispatchable capacity.

In addition, recent U.S. administration goals call for tripling or even quadrupling national nuclear capacity by 2050, expanding from roughly 100 GW today to between 300 and 400 GW. To achieve these targets, the nuclear sector will need to accelerate sharply, adding at least 10 GW of new nuclear capacity annually starting in the near term. This pace is far above historical norms and underscores the strategic importance of advanced nuclear technologies in meeting future U.S. power needs.

This represents a compelling opportunity. Based on our internal estimates, we currently expect to commission at least 100 reactors per year by the mid-2030s, translating to roughly 1.5 GW of new capacity annually. Even at this rate, our deployments would represent only a small fraction of total U.S. generation needs — highlighting both the magnitude of the opportunity and the scalability potential for our technology.

Our cost model forecasts a 70–80% overnight installed cost advantage compared to conventional nuclear technologies, achieving an estimated LCOE of 5–7 cents per kWh. Combined with a six-month deployment schedule, our solution is uniquely positioned to address urgent and growing capacity requirements, including rapidly expanding data center demand, the replacement of retiring thermal assets, and organic load growth driven by electrification and domestic manufacturing.

Through our strategic partnership with Endeavour Energy, LLC (“Endeavour”), a sustainable energy infrastructure company that specializes in structuring power agreements for technology-sector customers, we expect to establish an early leadership position in the data center power segment. Even under conservative assumptions—such as 6% annual growth in data center demand, resulting in a doubling of consumption by 2035—capturing just a percentage of incremental demand would represent a significant growth driver. Given that independent forecasts project significantly higher growth rates, we believe there is substantial upside potential beyond our base case.

In summary, we view total U.S. electricity demand growth as our total addressable market and the nuclear generation segment as our serviceable addressable market. With the convergence of rapid data center growth, accelerated retirements of legacy assets, and a national mandate to scale nuclear capacity at unprecedented levels, we believe we are positioned to capture a meaningful share of one of the fastest-growing and most critical markets in the U.S. energy sector.

Stakeholder Outreach

We recognize that the successful deployment of the Deep Fission Reactor depends on meaningful engagement with all stakeholders, from federal and state agencies and industry partners to local communities where projects may be sited. Our approach is grounded in transparency, proactive communication, and shared economic benefit, ensuring that the Deep Fission Reactor is embraced not only as a technical solution but as a community asset.

Deep Fission has already begun local stakeholder and community outreach at multiple potential sites in the United States.

Engagement with Regulators and Policymakers

We work closely with the DOE and the NRC to align the Deep Fission Reactor with regulatory expectations for safety, licensing, and siting. Selection into the DOE nuclear Reactor Pilot Program underscores this alignment and highlights Deep Fission as a leader in the next wave of nuclear deployment. Engagement with policymakers through technical workshops, joint studies, and regulatory planning sessions ensures that Deep Fission Reactor commercialization advances in step with national energy goals.

Community Engagement for Pilot Sites

As part of our participation in the DOE nuclear Reactor Pilot Program, we are advancing multiple candidate sites for Deep Fission Reactor deployment. For each of these sites, community engagement is a central focus. Local stakeholders are being engaged early in the process through town hall meetings, environmental and economic studies, and open forums that allow residents to provide input and raise questions.

Feedback to date indicates strong interest in the Deep Fission Reactor’s small surface footprint, underground safety features, and potential to create high-quality local jobs. Community members also value the opportunity to participate in shaping project benefits, including workforce training programs and infrastructure investment tied to deployment. By addressing these concerns openly and constructively, we are laying the foundation for broad-based support of pilot projects.

Ongoing Commitment

Stakeholder engagement is an ongoing priority for us. By combining community-first outreach with strong regulatory, industry, and international relationships, we are building a stakeholder ecosystem that will support both near-term demonstration projects and long-term global adoption of the Deep Fission Reactor.

Strategic Partnerships

We recognize the importance of partnering with companies and organizations in the utilities, industrials and datacenter space to enhance our capabilities and expand our ultimate reach.

We have partnered with Endeavour through a Strategic Partnership pursuant to a term sheet dated November 26, 2024, with the intent to collaborate on deploying Deep Fission Reactors in conjunction with Endeavour’s data centers. Under the terms of that agreement, both parties are working towards the commercialization of the Deep Fission Reactor technology and other ancillary systems associated with the Deep Fission Reactor in an effort to deliver lost-cost nuclear power for hyperscale data centers, with a targeted delivered cost of 5–7 cents per kWh.

We continue to engage in productive dialogue with major public and investor-owned utilities across the country who have developed nuclear and are interested in the Deep Fission Reactor technology. We are also continuing to push towards co-location with industrials such as steel and chemicals for the purpose of using Deep Fission Reactors as onsite power for those high energy consumers.

We have established a network of strategic supply chain partnerships to support the development and commercialization of Deep Fission’s advanced nuclear technologies. Each of these partners offer a range of critical capabilities—from borehole drilling and well completion, to drilling support and data analysis. Some partners contribute specialized engineering and program management expertise, while another partner provides nuclear-qualified components and systems that are essential to reactor reliability and performance.

In addition to these existing partnerships, we are actively engaging with manufacturers and instrumentation and control component suppliers to secure access to critical technologies, manufacturing capacity, and long-lead materials. These relationships are designed to strengthen supply chain resilience, ensure compliance with applicable regulatory standards, and reduce execution risk as Deep Fission advances toward deployment. Deep Fission believes that the establishment and maintenance of these partnerships are important to its ability to meet program objectives.

Business Plan and Growth Strategy

We are seeking to redefine how nuclear energy is delivered and scaled. Our strategy combines a capital-light, partnership-driven business model with a differentiated advanced nuclear technology designed to meet the rapidly growing demand for carbon-free, reliable, and secure power. By focusing on our core technology, licensing, and services we aim to scale rapidly while minimizing balance sheet exposure and maximizing long-term recurring revenues.

Simplified Design and Streamlined Licensing

Deep Fission’s simplified underground design leverages natural geologic pressure to eliminate the need for large, complex pressure vessels and other safety-critical components required by traditional reactors. This allows us to simplify safety systems, accelerate licensing, and reduce construction and operational risks.

Capital-Light, Partnership-Oriented Business Model

Our growth strategy in the near term focuses on being a technology provider and strategic partner, enabling our customers and development partners to lead project financing, permitting, and construction. This approach allows us to scale quickly without tying up significant capital in project ownership.

We intend to generate revenue from the below main categories:

1.	Upfront / One-Time Revenue

a.	Reactor Delivery & Integration: Providing modular SMR units for deployment through third-party manufacturers, with Deep Fission managing engineering, integration, and delivery.

b.	EPC Support: Offering site-specific engineering, integration, and commissioning support where customers rely on our expertise.

2.	Recurring / Long-Term Revenue

a.	Intellectual Property Licensing: Ongoing licensing fees per reactor for the use of Deep Fission’s proprietary technology.

b.	Operations & Maintenance Services: Recurring revenues from specialized activities such as refueling, monitoring, and regulatory compliance.

This blended model captures both upfront value and predictable, long-term revenue streams, while leaving capital-intensive project ownership and financing to our partners.

Looking ahead, we retain the option to expand into project development in select cases. This could include co-developing projects, arranging project financing, and contracting directly with customers under power purchase agreements. This optionality positions us to scale rapidly today while leaving room to capture greater project-level value as our partnerships and capabilities grow.

Target Markets

Our initial focus is on data center developers and operators, where rapidly growing AI and cloud workloads are driving demand for reliable, carbon-free baseload power. Our compact underground SMRs are designed to deliver on-site or near-site energy ideally suited to this market, as reflected in our announced LOI with Endeavour.

As deployments scale, we expect that our technology will also appeal to utilities, industrial operators, and energy developers seeking to decarbonize portfolios and replace retiring fossil assets. In the longer term, we see significant global opportunities in regions with rising power demand and ambitious clean energy targets.

While data centers are our initial beachhead, our scalable, modular design positions us for broad cross-sector adoption across both U.S. and international markets.

Competition

The nuclear energy industry is undergoing a generational shift. Governments, utilities, and private enterprises are investing heavily in new technologies to expand clean, carbon-free baseload power and improve energy resilience.

The field has attracted both legacy players and innovative startups, resulting in an increasingly dynamic competitive environment. We monitor this landscape closely but believe that no other market participant is currently developing a reactor solution comparable to the Deep Fission Reactor, which combines proven PWR technology with underground emplacement in deep boreholes.

Advanced Reactor Developers

A number of companies are pursuing new forms of nuclear generation. Developers such as TerraPower, X-energy, NuScale Power, Last Energy, Oklo, and Kairos Power are advancing SMRs, microreactors, or alternative fuel cycles. These efforts span a range of approaches, including sodium-cooled fast reactors, high-temperature gas reactors, and molten salt designs. Many of these companies have secured significant venture investment or federal support, and several are engaged in pre-application discussions with the NRC.

While these developers are actively shaping the nuclear innovation landscape, their designs rely on traditional above-ground siting models that require civil works, significant construction, and extensive security infrastructure. By contrast, our Deep Fission Reactor leverages deep borehole emplacement to dramatically reduce construction, enabling faster deployment, reduced surface impact, and enhanced inherent safety. In this way, although these firms are competitors in the broader advanced reactor space, their solutions are not directly comparable to our differentiated underground model.

Conventional Nuclear and Utilities

Major incumbent reactor vendors, including Westinghouse, Framatome, and GE-Hitachi, remain dominant in the global nuclear market. These firms continue to develop traditional large-scale LWRs and, more recently, SMRs based on scaled-down versions of established reactor designs. Their advantages include decades of operating experience, existing customer bases, and well-developed manufacturing capabilities.

However, their solutions require centralized nuclear plants with billion-dollar capital expenditures, decade-long development cycles, and complex siting and permitting processes. These constraints limit their ability to address fast moving data center developments. We therefore view these companies as competitors for utility-scale projects but not for the distributed and rapid-deployment applications where Deep Fission Reactor has a notable advantage.

Research Organizations

Government laboratories, including INL, Oak Ridge National Laboratory, and Los Alamos National Laboratory play a leading role in advancing nuclear science. Their programs often focus on fuel development, thermal-hydraulic modeling, and safety case research. While these institutions explore similar technical domains, they are primarily research collaborators rather than market competitors.

Our ongoing collaboration with INL through a GAIN voucher (NE-25-36439) to model Deep Fission Reactor’s thermal hydraulics demonstrates the value of such partnerships. These relationships help validate Deep Fission Reactor’s performance and safety margins under normal and off-normal conditions while reinforcing our differentiation from private competitors.

Deep Fission’s Competitive Edge

Competitive Edge

While several companies are advancing innovative nuclear technologies, we believe Deep Fission maintains a unique competitive edge in the global market. This edge arises from the combination of proven nuclear technology, differentiated siting, rapid deployment, and integration into existing fuel supply chains.

Unique Application of Proven Technology

The Deep Fission Reactor is based on the pressurized water reactor platform, which accounts for the majority of nuclear reactors operating worldwide. By adapting this proven design to a borehole configuration, we offer a de-risked technology path compared to competitors pursuing novel fuels or untested cooling systems. Additionally, Deep Fission is able to leverage existing deep borehole drilling technology, as well as geothermal technology for bringing hot water from the bottom of a borehole to the surface. Investors and regulators alike benefit from the familiarity of LEU fuel, which is supported by a mature global supply chain.

Inherent Safety through Underground Emplacement

Unlike above-ground SMRs, the Deep Fission Reactor is emplaced in deep geological formations one mile beneath the surface. This provides multiple natural safety barriers against external security threats. This safety profile not only enhances regulatory acceptance but also builds public confidence in nuclear deployment near population centers or critical infrastructure.

Rapid and Scalable Deployment

The Deep Fission Reactor’s modular design allows reactors to be manufactured in factory settings, shipped by conventional transport, and lowered into pre-drilled boreholes. This shortens deployment timelines from years to months, making nuclear competitive with renewable energy build-outs while delivering the reliability of carbon-free baseload power. Customers—whether utilities, industrial operators, or defense installations—can scale capacity incrementally by adding borehole reactors over time, reducing upfront capital burdens.

Minimal Surface Impact

The Deep Fission Reactor requires only a small surface footprint, limited to monitoring, control, and interconnection facilities. This contrasts sharply with large nuclear plants that require extensive exclusion zones and above-ground containment structures. The minimal surface impact enables siting in environments where conventional nuclear projects would face insurmountable permitting or community acceptance challenges.

Alignment with Existing Fuel Supply Chain

By using traditional LEU fuel assemblies, the Deep Fission Reactor avoids the need for entirely new enrichment, fabrication, and waste management systems. This stands in contrast to competitors pursuing TRi-structural ISOtropic particle fuel (TRISO) or other advanced fuels, which face uncertain regulatory pathways and limited industrial production capacity. Our alignment with the existing LWR fuel cycle provides certainty in procurement, licensing, and long-term planning.

Intellectual Property and First-Mover Advantage

We have developed a proprietary conceptual design and intellectual property portfolio surrounding borehole siting, reactor module design, and underground deployment methods. We believe this creates a formidable barrier to entry for potential competitors and positions the Company as the first mover in a new category of distributed nuclear energy. While there can be no assurance that competitors will not emerge, we believe that our head start provides strategic advantages in customer relationships, regulatory engagement, and supply chain development.

Regulatory Matters

We are subject to extensive U.S. federal, state, and local laws and regulations, as well as international obligations, governing the design, construction, operation, export, and decommissioning of nuclear reactors and the use of nuclear materials. Our ability to develop and deploy our reactors depends on compliance with these regulatory frameworks, which may evolve over time.

United States Regulations

Atomic Energy Act of 1954

The Atomic Energy Act (“AEA”) is the foundation of nuclear regulation in the United States. The AEA establishes the framework for civilian nuclear energy, including the development, licensing, and regulation of nuclear facilities and materials. The AEA vests regulatory authority over commercial nuclear reactors in the NRC.

Department of Energy (DOE) Authority

Under the AEA, DOE retains authority over research, development, and demonstration of reactors where DOE maintains ownership or sufficient control. Pursuant to Executive Order 14301 (May 23, 2025), DOE established the Reactor Pilot Program to authorize “qualified test reactors” (defined in Section 2 of Executive Order 14301) outside of national laboratories. Deep Fission was selected by DOE on August 12, 2025, as one of 11 projects eligible for authorization under the Reactor Pilot Program. DOE’s authorization pathway is intended to accelerate reactor testing and demonstration. Importantly, DOE’s authority does not extend to licensing reactors for commercial operation.

Nuclear Regulatory Commission Licensing

The NRC has exclusive authority over commercial “utilization facilities.” Current NRC regulations govern reactor design certification, combined construction and operating licenses, operating requirements, quality assurance, emergency planning, security, decommissioning, and financial assurance. The NRC also regulates the packaging and transportation of nuclear material under Part 71 and storage of spent fuel under Part 72. Any transition from DOE-authorized test reactors to commercial deployment requires licensing by the NRC as a “utilization facility” under 10 C.F.R. Parts 50 and 52, and potentially under other advanced reactor frameworks pursuant to congressional and executive direction. NRC licensing under 10 C.F.R. Part 50 involves a two-step process to obtain a construction permit and, separately, a license to operate. Alternatively, licensing under 10 C.F.R. Part 52 is a one-step process to obtain both under a combined license.

Existing licensing pathways were developed decades ago for large LWRs. To meet growing demand for energy and protect national security interests, the NRC is under increasing pressure to modernize its regulatory frameworks to accommodate advanced reactor designs like our Deep Fission Reactor.

●	The Nuclear Energy Innovation and Modernization Act of 2019 (“NEIMA”) imposes regulatory reform via a modern licensing pathway and schedule discipline in providing a wide range of licensing services. Specifically, this legislation mandates a technology-inclusive, risk-informed, performance-based licensing framework. In response to NEIMA, the NRC initiated the 10 CFR Part 53 rulemaking. After extensive stakeholder engagement, the NRC staff issued the proposed draft Part 53 rule on October 31, 2024, for public comment. The public comment period closed February 28, 2025, and the staff is working to disposition and incorporate comments into the final rule, which must be issued by 2027 in accordance with NEIMA. NEIMA also imposes accountability measures and requires the NRC to maintain and report milestones and schedules for certain regulatory activities, including new reactor applications (construction permits, early site permits and combined licenses), operating reactor applications (license amendments, power uprates, and license renewals), advanced reactor pre-application interactions, and spent fuel storage facility applications to improve timeliness and transparency of these regulatory services. Those milestones are now posted on NRC’s Deep Fission site located at https://www.nrc.gov/reactors/new-reactors/advanced/who-were-working-with/pre-application-activities/deep-fission.html.

●	The Accelerating Deployment of Versatile, Advanced Nuclear for Clean Energy Act of 2024 (“ADVANCE Act”) targets microreactor strategies and process efficiencies. The ADVANCE Act directs the NRC to develop risk-informed, performance-based strategies and guidance for microreactors across eight topical areas: staffing/operations; inspections/oversight; security; emergency preparedness; risk methods; decommissioning funding assurance; transport of fueled units; and siting. NRC has published a dedicated implementation page and NRC direction aligning staff work to Section 208. Of particular note, the ADVANCE Act includes a provision directing the NRC to update its mission statement to enable the safe deployment of nuclear technologies. Specifically, while emphasizing the importance of NRC’s core safety and security mission, Congress demanded explicit recognition by NRC that part of its role is to enable the benefits of nuclear energy for the public—including contributions to climate, energy security, and national interest goals. These legislative mandates are designed to change an entrenched leadership and organizational culture at the NRC and remove associated regulatory barriers to deployment of advanced reactors like the Deep Fission Deep Fission Reactor.

●	Executive Order 14300 was among several nuclear energy orders signed by President Trump on May 23, 2025. Among other things, the executive order demands reforms to improve efficiency, transparency, and scientific coherence in nuclear oversight. In response to the executive order, the NRC initiated public comment-gathering meetings, including sessions focused on Section 5(a) (licensing timelines) and Section 5(b) (reconsideration of the NRC’s reliance on the linear no-threshold (“LNT”) model and the “as low as reasonably achievable” (“ALARA”) standard for radiation exposure.

Completed and Active Rulemakings and Guidance

Regulatory Guide 1.242 (the “Regulatory Guide”) supports a final rule making that establishes performance-based requirements for emergency preparedness (“EP”) and applies to SMRs and non-LWRs. The Regulatory Guide establishes an alternative, performance-based nuclear EP framework with scalable EP zones, available for applicants using Part 50 and Part 52 today. Part 50 and Part 52 are existing rules under Title 10 of the Code of Federal Regulations. In the current NRC regulatory framework 10 CFR Part 50 and 10 CFR Part 52 are the only two licensing frameworks for nuclear power reactors in the United States, developed for licensing and regulating large LWRs. Pending the Part 53 rulemaking (in response to the NEIMA) and other rulemakings responsive to Executive Order 14300, they represent different (albeit outdated and largely inapplicable to the Deep Fission Reactor) approaches to how the NRC authorizes the siting, construction, and operation of nuclear plants. The NRC also is pursuing performance-based revisions to 10 CFR Part 73 security requirements that are tailored to advanced reactor consequence profiles and intended to reduce reliance on exemptions.

Impact of these Regulations on Deep Fission

We are optimistic that regulatory reforms will reduce historic barriers to deployment of advanced reactors like the Deep Fission Deep Fission Reactor. For commercial deployment, we anticipate proceeding under Part 50 and Part 52 of the Regulatory Guide, leveraging the EP final rule and (as finalized) risk-informed security alternatives appropriate to our LEU-fueled, underground PWR. We are tracking Part 53 of the Regulatory Guide regarding timing and associated guidance for potential benefits to licensing scope and review efficiency. We also participate in EO 14300 public sessions to inform NRC’s implementation (e.g., licensing timelines; LNT/ALARA reconsideration) and to ensure any adjustments to policy foundations are reflected in our safety case and application content.

Environmental Laws

Our projects are subject to the National Environmental Policy Act of 1969 (“NEPA”). DOE authorization decisions under the Reactor Pilot Program constitute “major federal actions” and therefore may require preparation of an Environmental Assessment (“EA”) or Environmental Impact Statement (“EIS”). Although Executive Order 14301 (2025) directs DOE to streamline NEPA reviews consistent with law, the scope, timing, and outcome of any required environmental review remains uncertain and may affect project schedules.

In certain cases, DOE may apply a Categorical Exclusion (“CX”) under the NEPA to demonstration activities. One potentially applicable CX is B3.6 – Small-scale research and development, laboratory operations, and pilot projects, which covers siting, construction, modification, operation, and decommissioning of pilot projects that are consistent with existing industrial, experimental, or commercial practices and do not involve significant hazards. If DOE determines that our demonstration project qualifies for this CX, the level of NEPA review could be reduced, thereby shortening the schedule for authorization. However, DOE retains discretion in applying CXs, and legal challenges to such determinations are possible.

To mitigate NEPA-related risk, we are pursuing the following measures:

●	Site Selection: We intend to locate our initial demonstration on sites with existing industrial use and limited environmental sensitivity, which supports eligibility for CX treatment or a streamlined EA.

●	Early Engagement: We are coordinating closely with DOE NEPA staff and proactively developing environmental baseline information to shorten review times and reduce uncertainty.

●	Adaptive Planning: Our project schedules and financing models incorporate contingency buffers to accommodate different levels of NEPA review, including the possibility of a full EIS if required.

Legal challenges to NEPA determinations are always possible, but we believe careful site selection, proactive environmental analysis, and early engagement with stakeholders substantially reduce this risk. If we transition to NRC licensing for commercial deployment, NRC would serve as the lead agency for NEPA review under 10 C.F.R. Part 51. The NRC typically prepares an EIS for new reactor licensing actions. NEPA reviews also encompass compliance with related statutes, including the Endangered Species Act, Clean Water Act, and National Historic Preservation Act.

Occupational Radiation Protection

Worker safety under DOE-authorized operations is governed by 10 C.F.R. Part 835 (Occupational Radiation Protection). If licensed by the NRC, we would be subject to the NRC’s occupational dose limits in 10 C.F.R. Part 20. Both frameworks limit annual radiation doses to workers and require comprehensive radiation protection programs. Placing the Deep Fission Reactor a mile underground is designed to provide long-term passive safety by using the Earth’s deep subsurface as a natural containment system

Export Controls

The export of nuclear technology, assistance, or materials is subject to DOE regulation 10 C.F.R. Part 810 and NRC regulation 10 C.F.R. Part 110, as well as international non-proliferation agreements. Our technology may be subject to export restrictions requiring DOE or NRC authorization, and unfavorable changes in U.S. export control laws or licensing policies could limit our ability to market reactors abroad. To mitigate this risk, we are prioritizing engagement with U.S. agencies at an early stage, focusing initial export opportunities on allied nations with existing civil nuclear cooperation agreements, and designing our reactors to use standard LEU fuel, which presents lower nonproliferation concerns than alternative fuels. We also intend to establish a comprehensive export compliance program to manage authorizations efficiently. Moreover, our domestic deployment opportunities under the DOE Reactor Pilot Program may provide a self-standing pathway to near-term revenue, reducing our reliance on international markets.

International Regulations

On an international level, the IAEA publishes safety standards and guidance for nuclear facilities, which influence national regulatory regimes. In the European Union, directives such as the 2013/59/Euratom Basic Safety Standards Directive and the 2011/70/Euratom Radioactive Waste and Spent Fuel Directive establish common requirements for nuclear safety and waste management. Export of U.S. nuclear technology also must comply with bilateral nuclear cooperation agreements between the United States and partner countries.

Intellectual Property

As of the date of this prospectus, we have 1 allowed and 24 pending patent applications, comprising 2 pending U.S. non-provisional applications, 2 pending PCT applications, 15 pending non-U.S. foreign applications, and 5 pending U.S. provisional patents. Once issued, the allowed U.S. patent application has a patent term of exclusion and enforceability that we estimate will end in November 2043. We believe our portfolio of intellectual property presents significant barriers against any other potential competitor seeking to replicate our fast, low-cost approach to deployment of nuclear power.

We intend to protect our intellectual property rights via a combination of patent, trademark, and trade secret laws in the United States and other jurisdictions, as well as with contractual protections, to establish, maintain and enforce rights in our proprietary technologies. Unpatented research, development, know-how, and engineering skills make an important contribution to our business. We pursue patent protection only when it is consistent with our overall strategy for safeguarding intellectual property.

In addition, we seek to protect our intellectual property rights through non-disclosure and invention assignment agreements with its employees and consultants and through non-disclosure agreements with business partners and other third parties.

Employees

As of the date of this prospectus, we had 22 employees and 9 consultants who help maximize our research and development activities around the Deep Fission Reactor design. All our staff and consultants work with a combination of remote and in-person activities across various time zones. Currently, all our employees are located in the United States. By primary job function, the majority of employees hold engineering positions, and the remainder have traditional enterprise roles in business development, legal, public relations, or other administrative roles. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We value and support hiring exceptional talent to develop our core technology and drive our business growth and strive to meet these objectives by offering competitive pay and benefits in a diverse, inclusive, and safe workplace.

Competitive Pay and Benefits

We provide compensation and benefits packages that are competitive within our industry, offering a combination of cash and equity compensation, among other benefits, to attract, motivate and retain employees, including retirement programs, paid time off and health and health benefits.

Employee Recruitment, Retention, and Development

We believe our unique corporate culture, competitive compensation and benefits programs, and career growth and development opportunities promote longer employee tenure and reduce turnover. We have enjoyed high employee retention since our inception and monitor employee turnover rates as our success depends upon retaining and investing in its highly skilled technical staff.

Property

We do not own or lease any material real property. We currently operate in a decentralized fashion, with all employees working remotely with regular in-person meetings. This combination of remote and in-person work provides valuable flexibility to employees and offers significant overhead cost savings, while also facilitating meaningful in-person connections.

We plan to continue our remote and in-person operations for the foreseeable future. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations in the future.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

We are not aware of any pending legal proceedings, notices, citations, or requests for any corrective action by any state or federal court, local, state, or federal government agency or body to which we are a party.

Available Information

Our website is www.deepfission.com. We can be contacted at info@deepfission.com. The Company is subject to the informational requirements of the Exchange Act and file or furnish reports, proxy statements, and other information with the SEC. Such reports and other information filed by us with the SEC will be available free of charge at www.deepfission.com when such reports are available on the SEC’s website. The SEC maintains a website that contains reports, proxy and information statements, and other information that issuers file electronically with the SEC at www.sec.gov. The contents of the websites referred to above are not incorporated into this prospectus. Further, our references to the URLs for these websites are intended to be inactive textual references only.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the audited financial statements for the years ended December 31, 2024 and 2023 as well as the unaudited interim condensed financial statements for the six months ended June 30, 2025 and 2024 and the related notes thereto, included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements involving risks and uncertainties as described under the heading “Forward-Looking Statements” elsewhere in this prospectus. You should review the section titled “Risk Factors” in this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements and could otherwise affect our intended plans of operations.

Overview

Deep Fission’s pioneering design combines proven PWR technology with novel emplacement - 1-mile below the Earth’s surface. Our reactor, the “Deep Fission Reactor” uses the Earth’s deep subsurface as a natural containment system—eliminating the need for expensive surface shielding. The natural pressure from the column of water above the reactor provides the pressure required, reducing the need for complex and expensive pressure systems. The borehole water can also serve as a source of cooling for the reactor. These features of the Deep Fission Reactor significantly reduce plant costs compared to other LWR designs. Unlike traditional builds that require massive amounts of concrete and steel, Deep Fission Reactors leverage natural gravity and geology to provide containment and safety.

The Deep Fission Reactor system is designed to scale modularly: individual units produce 15 MWe, and by clustering boreholes, we can deliver power installations of 1.5 GW or more for hyperscale data centers and other customers. This makes the platform uniquely suited to meet the explosive demand for power from AI workloads, energy-intense manufacturing, and energy-constrained regions. With site flexibility and no above-ground reactor visibility, Deep Fission Reactors overcome many of the siting and public acceptance challenges facing traditional nuclear power solutions. This innovation is expected to enable grid-scale nuclear deployments in just six months, turning what was once a multi-year construction process into a repeatable infrastructure product.

The Merger

On September 5, 2025 (the “Closing Date”), Surfside, Acquisition Sub and Legacy Deep Fission entered into the Merger Agreement. Pursuant to the terms of the Merger Agreement, on the Closing Date, Acquisition Sub merged with and into Legacy Deep Fission, with Legacy Deep Fission continuing as the surviving corporation. As a result of the Merger, Legacy Deep Fission became our wholly owned subsidiary and will continue its existing business operations. Additionally, we changed our name to Deep Fission, Inc. and will continue to be a public reporting company.

On the Closing Date, we issued 38,538,922 shares of our common stock to existing holders of Legacy Deep Fission common stock. We also reserved a total of 9,500,882 shares of our common stock under the 2025 EIP for future issuances of equity awards at the discretion of our Board to officers, employees, consultants and directors and reserved 1,000,000 shares of our common stock under the 2025 ESPP for future purchase by employees. Surfside’s existing stockholders continued to hold an aggregate of 2,166,667 Retained Pre-Merger Shares, and on the Closing Date we also issued 85,000 Advisor Shares to an accredited investor in consideration for services rendered in connection with the Merger.

The Private Placement

Concurrently with the consummation of the Merger, the Company also issued and sold 10,000,000 shares of our common stock in a private placement to certain accredited and institutional investors at a purchase price of $3.00 per share.

Accounting Considerations

The historical financial statements and related footnotes included in this prospectus for Deep Fission, Inc. include descriptions of Legacy Deep Fission’s previously outstanding common stock; however, in connection with the Merger, all shares of Legacy Deep Fission common stock were converted into shares of our common stock. See “The Merger ” and “The Private Placement” above for detailed information regarding the Transactions and the related conversion of the shares of Legacy Deep Fission’s common stock.

For financial reporting purposes, the Merger was treated as a recapitalization and reverse acquisition. Legacy Deep Fission is considered the acquirer for accounting purposes, meaning that the historical financial results of Legacy Deep Fission prior to the Merger are considered our historical financial results under applicable accounting principles. Thus, a discussion of the past financial results of Surfside is not pertinent.

Background

We were established to provide a first-of-its-kind solution of developing a Deep Fission Reactor placed one mile underground to deliver clean, secure, and low-cost electricity. We are focused on developing, demonstrating and deploying our Deep Fission Reactor technology and have made progress in achieving milestones toward eventual commercialization of our Deep Fission Reactor, the most significant of which was selection by the DOE in August 2025 for participation in the nuclear Reactor Pilot Program. That pilot program anticipates deployment of our first test Deep Fission Reactor by July 2026.

To date our activities have consisted of developing our Deep Fission Reactor technology. We have also established a network of strategic supply chain partnerships to support the development and commercialization of Deep Fission’s advanced nuclear technologies. In addition, we have engaged in discussions with hyper-scalers, large data center operators, industrial sites, and utilities – and have signed multiple letters of intent relating to potential commercial agreements and strategic partnerships. We have not yet entered into a binding agreement with any customer, and there is no guarantee that we will be able to do so in the future.

Our activities are subject to significant risks and uncertainties, including the possibility that we may be unable to secure sufficient funding to sustain operations until our SDA applications are approved by the NRC, commercialization is achieved, and customers are secured.

Our leadership team has a combined 100+ years of direct experience with nuclear solutions and engineering, government and community engagement and global strategy development. Our advisory board includes preeminent experts and Nobel laureates in nuclear science, technology and policy, as well as business leaders and entrepreneurs. We believe that the depth of our expertise and our technology solutions uniquely position us to deliver a safer, faster and low-cost alternative to convention nuclear energy.

Our Intended Business

Our growth strategy in the near term focuses on being a technology provider and strategic partner, enabling our customers and development partners to lead project financing, permitting, and construction. This approach allows us to scale quickly without tying up significant capital in project ownership.

We intend to generate upfront and one-time revenue from:

a.	Reactor Delivery & Integration: Providing modular SMR units for deployment through third-party manufacturers, with Deep Fission managing engineering, integration, and delivery.

b.	EPC Support: Offering site-specific engineering, integration, and commissioning support where customers rely on our expertise.

We intend to generate recurring and long-term revenue from:

a.	Intellectual Property Licensing: Ongoing licensing fees per reactor for the use of Deep Fission’s proprietary technology.

b.	Operations & Maintenance Services: Recurring revenues from specialized activities such as refueling, monitoring, and regulatory compliance.

This blended model captures both upfront value and predictable, long-term revenue streams, while leaving capital-intensive project ownership and financing to our partners.

Components of Results of Operations

Operating Expenses

General and administrative expenses primarily consist of costs associated with administrative staff salaries, facilities, utilities, insurance, marketing and advertising, stock-based compensation, legal fees and other office expenses related to our business functions.

Research and development (“R&D”) expenses primarily represent costs incurred to develop our technology. These costs consist of personnel costs, including salaries, employee benefit costs, bonuses and stock-based compensation expenses, software costs, computing costs, hardware and experimental supplies, and expenses for outside engineering contractors for analytical work and consulting costs. We expense all R&D costs in the periods in which they are incurred.

Other Non-Operating Income (Expense)

Other non-operating income (expense) consists primarily of change in fair value of SAFE Notes, interest income, interest expenses, and other miscellaneous expenses.

Results of Operations

Comparison of the Six Months Ended June 30, 2025 and 2024

The following table sets forth our summarized financial information for the periods indicated:

	Six Months Ended June 30,
	2025	2024	$ Change
Operating expenses
General and administrative expenses	$2,718,780	$752,535	$1,966,245
Research and development expenses	780,517	135,930	644,587
Operating expenses	3,499,297	888,465	2,610,832
Operating loss	(3,499,297)	(888,465)	(2,610,832)

Other non-operating income (expense)
Interest income	-	11,385	(11,385)
Change in fair value of SAFE notes	(3,638,167)	(1,251,721)	(2,386,446)
Other income (expense), net	1,004	(350)	1,354
Total non-operating income (expense)	(3,637,163)	(1,240,686)	(2,396,477)

Net Loss	$(7,136,460)	$(2,129,151)	$(5,007,309)

Operating Expenses

General and administrative expenses increased by $2.0 million for the six months ended June 30, 2025, compared to the six months ended June 30, 2024. The increase in general and administrative expenses was primarily attributable to an increase in the number of employees, as well as increased legal, benefits, and marketing costs.

Research and development expenses increased by $645 thousand for the six months ended June 30, 2025, compared to the six months ended June 30, 2024. The increase in research and development expenses was primarily attributable to the increase in salary and benefits corresponding with our increase in headcount, as well as increased consulting fees paid to our advisors.

Other Non-Operating Income (Expense)

Other non-operating income (expense) increased by $2.4 million for the six months ended June 30, 2025, compared to the six months ended June 30, 2024, largely due to increase in the fair value of the SAFE Notes resulting from the additional capital raise.

Comparison of the Year Ended December 31, 2024 and Period From July 17, 2023 (Inception) through December 31, 2023

The following table sets forth our historical statements of operations data for the periods indicated:

	For the Year Ended December 31, 2024	For the Period From July 17, 2023 (Inception) Through December 31, 2023	$ Change
Operating expenses
General and administrative expenses	$2,419,009	$36,041	$2,382,968
Research and development expenses	643,642	47,220	596,422
Operating expenses	3,062,651	83,261	2,979,390
Operating loss	(3,062,651)	(83,261)	(2,979,390)

Other non-operating income (expense)
Interest income	20,331	26	20,305
Change in fair value of SAFE notes	(4,987,665)	(547,000)	(4,440,665)
Other income	749	-	749
Total non-operating income (expense)	(4,966,585)	(546,974)	(4,419,611)
Net loss	$(8,029,236)	$(630,235)	$(7,399,001)

Operating Expenses

General and administrative expenses increased by $2.4 million for 2024 compared to 2023. The increase in general and administrative expenses was primarily attributable to an increase in the number of employees, as well as increased legal, benefits, travel and marketing costs.

Research and development expenses increased by $596 thousand for 2024 compared to 2023. The increase in research and development expenses is primarily attributable to the increase in salary and benefits corresponding with our increase in headcount, as well as increased consulting fees paid to our advisors.

Other Non-Operating Income (Expense)

Other non-operating income (expense) increased by $4.4 million for 2024 compared to 2023, primarily due to the change in fair value of SAFE Notes.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily through the issuance and sale of our equity securities. Our primary requirements for liquidity and capital are to finance working capital and capital expenditures associated with operating and managing the company, as well as for general corporate purposes. As of June 30, 2025, our principal source of liquidity was our cash balance of $4.8 million, and we anticipate that future sources of liquidity will principally come from sales of common stock and other equity instruments. Since our inception, we have generated significant operating losses as reflected in our accumulated deficit of $15.8 million as of June 30, 2025. We also generated a negative cash flow of $2.0 million for the six months ended June 30, 2025.

We expect to use the approximately $26 million of net proceeds from the Private Placement for general working capital and corporate purposes, including towards the engineering, research and development of our first pilot nuclear reactor and related technologies. A portion of the net proceeds will also be used to cover management, overhead, legal and accounting fees and expenses relating to the Merger and the Private Placement and could include potential acquisitions of complementary businesses or assets (though none is currently contemplated). Based on our expectation of continued operating losses for at least the near term, we anticipate our existing cash, together with net proceeds from the Private Placement, will not be sufficient to operate our business for the next twelve months. Accordingly, we determined that there is substantial doubt about our ability to continue as a going concern. In order to continue to operate our business beyond that time, we will need to raise substantial additional capital. Our independent registered public accounting firm included an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern. We are actively evaluating potential financing sources available to us, but there can be no assurance that financing will be available on terms acceptable to us, on a timely basis, or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common stockholders. However, our management team will have broad discretion in making strategic decisions to execute our growth plans, and there can be no assurance that management’s decisions will result in successful achievement of our business objectives. In addition, our estimate as to the sufficiency of our current cash, cash equivalents and short-term investments and our current operating plan as discussed above are based on assumptions that may prove to be wrong, and we could deplete our capital resources sooner than we currently anticipate.

Cash Flows

Six Months Ended June 30, 2025 and 2024

As of June 30, 2025, our cash and cash equivalents were $4.8 million. The following table shows a summary of our cash flows for the periods presented:

	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024	$ Change
Net cash used in operating activities	$(3,632,502)	$(747,305)	$(2,885,197)
Net cash used in investing activities	(28,705)	(2,657)	(26,048)
Net cash provided by financing activities	1,711,621	2,435,298	(723,677)
Net increase (decrease) in cash	(1,949,586)	1,685,336	3,634,922
Cash, beginning of period	6,728,895	945,802	5,783,093
Cash, end of period	$4,779,309	$2,631,138	$2,148,171

Operating Activities

Net cash used in operating activities increased by $2.9 million, to $3.6 million for the six months ended June 30, 2025 compared to the net cash used in operating activities of $747 thousand for the six months ended June 30, 2024. The increase in net cash used in operating activities was primarily attributable to increased net losses, changes in working capital, including accounts payable, and other current liabilities.

Investing Activities

Net cash used in investing activities increased by $26 thousand, to $29 thousand for the six months ended June 30, 2025 compared to net cash provided by investing activities of $3 thousand for the six months ended June 30, 2024. The increase was driven by additions by the Company to property and equipment.

Financing Activities

Net cash provided by financing activities decreased by $724 thousand, to $1.7 million for the six months ended June 30, 2025 compared to the net cash provided by financing activities of $2.4 million for the six months ended June 30, 2024. The decrease in net cash provided by financing activities was primarily attributable to the additional issuances of SAFE Notes during the six months ended June 30, 2024.

Year Ended December 31, 2024 and Period From July 17, 2023 (Inception) through December 31, 2023

As of December 31, 2024, our cash and cash equivalents were $6.7 million. The following table shows a summary of our cash flows for the periods presented:

	For the Year Ended December 31, 2024	For the Period From July 17, 2023 (Inception) Through December 31, 2023	$ Change
Net cash used in operating activities	$(2,789,642)	$(64,241)	$(2,725,401)
Net cash used in investing activities	(2,657)	-	(2,657)
Net cash provided by financing activities	8,575,392	1,010,043	7,565,349
Net increase (decrease) in cash	$5,783,093	$945,802	$4,837,291
Cash, beginning of period	945,802	-	945,802
Cash, end of period	$6,728,895	$945,802	$5,783,093

Operating Activities

Net cash used in operating activities increased by $2.7 million, to $2.8 million for 2024 compared to the net cash used in operating activities of $64 thousand for 2023. The increase in operating cash outflow was primarily attributable to the increased operation costs resulting from an increase in the number of employees.

Investing Activities

Net cash used in investing activities increased by $3 thousand, from zero in 2023 compared to $3 thousand in net cash used in investing activities for 2024. The increase was driven by additions to property and equipment.

Financing Activities

Net cash provided by financing activities increased by $7.6 million, to $8.6 million for 2024 compared to the net cash provided by financing activities of $1.0 million for 2023. The increase in net cash provided by financing activities was primarily attributable to the issuance of SAFE Notes for proceeds of $8.6 million in the current period.

SAFE Notes

During the six months ended June 30, 2025, and in 2024 and 2023, we issued “Simple Agreement for Future Equity” notes (“SAFE Notes”) in the aggregate amounts of $1.6 million, $8.2 million and $1.5 million, respectively. As of June 30, 2025, we had $11.3 million of SAFE Notes outstanding. Upon the Closing of the Merger, the SAFE Notes converted into an aggregate of 19,601,185 shares of common stock.

Contractual Obligations and Commitments

As of June 30, 2025 and December 31, 2024, we did not have any material contractual obligations or commitments.

Off-Balance Sheet Transactions

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with entities or financial partnerships, such as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Our financial statements and the related notes thereto included in this prospectus are prepared in accordance with United States generally accepted accounting principles. The preparation of financial statements also requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. These estimates are developed based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operation, and cash flows will be affected. We believe that the accounting policies described below involve a greater degree of judgment and complexity. Accordingly, these are the estimates we believe are most critical to aid in fully understanding and evaluating our financial condition, results of operations and future performance. We have described our significant accounting policies within Note 2 to our audited financial statements included in this prospectus.

SAFE Notes

The Company has issued SAFE Notes in exchange for cash financing. The Company has accounted for its SAFE Notes as derivatives under the FASB ASC 815-40 and ASC 815-10 and presented them as long-term liabilities in the accompanying condensed balance sheets. If any changes in the fair value of the SAFEs occur, the Company will record such changes through earnings.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC 718, Compensation-Stock Compensation. We measure all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. We have historically been a private company and lacks company-specific historical information for its stock. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expenses could be materially different for future awards.

Recent Accounting Pronouncements

A discussion of recently issued accounting pronouncements and recently adopted accounting pronouncements is included in Note 2 to our financial statements under the heading “Summary of Significant Accounting Policies.”

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of September 16, 2025:

Name	Age	Positions
Executive Officers and Directors
Elizabeth Muller	47	Director, President and Chief Executive Officer
Richard Muller	81	Director, Chief Technology Officer
Wiliam (Mark) Schmitz	74	Chief Financial Officer

Elizabeth Muller is the co-founder, president and chief executive officer of Deep Fission, a role she has held since June 2024. She is also the co-founder of Deep Isolation, a nuclear waste disposal company and has served as the chair of Deep Isolation’s board of directors since its inception in 2016 and as an executive advisor since June 2024. Previously, Ms. Muller served as the chief executive officer of Deep Isolation from 2016 until June 2024. Ms. Muller was also formerly an Executive Director of Berkeley Earth, a former director at Gov3 and was a Policy Advisor at the Organization for Economic Co-Operation and Development (OECD). Ms. Muller is also a co-author of several of Deep Isolation’s patents. Ms. Muller is an environmentalist with expertise on global warming, stakeholder engagement, strategy, and communications. She holds a degree in Mathematics from the University of California, San Diego and an M.B.A. from ESCP Business School in Paris.

We believe Ms. Muller is qualified to serve on our Board due to her direct and sustained leadership experience as the co-founder and former CEO of Deep Isolation, guiding it through its formative stages and into the public markets. In addition, her deep institutional knowledge of the Company, combined with her prior service on multiple corporate boards, provides both strategic insight and governance experience. Ms. Muller also brings environmental, technical and policy expertise and extensive experience in leadership and operations.

Dr. Richard A. Muller is the co-founder and chief technology officer of Deep Fission, a role he has held since June 2024. Previously, Dr. Muller served as the chief executive officer of Deep Fission from June 2023 to June 2024. He is also the co-founder of Deep Isolation. Dr. Muller is a Professor of Physics emeritus at the University of California, at Berkeley. He is also a prolific inventor (over 80 patents issued) and has written more than 100 scientific articles in peer-reviewed journals. Dr. Muller’s academic research has led to numerous awards, including a MacArthur Prize, the National Science Foundation Alan T. Waterman Award, the Breakthrough Prize, and election to the American Academy of Arts and Sciences. In addition, Dr. Muller has won numerous awards for excellence in teaching and authored ten books, including “Physics for Future Presidents” and “Energy for Future Presidents.” Dr. Muller was a member of JASON, an independent scientific advisory group that provides consulting services to the U.S. government on matters of defense science and technology, for 34 years. Dr. Muller received his A.B. degree from Columbia University, and his Ph.D. at the University of California, Berkeley.

A prolific inventor and author, we believe Dr. Muller is qualified to serve on our Board due to his deep technical and industry expertise. As a co-founder and the Chief Technology Officer of the Company, Dr. Muller also has invaluable institutional knowledge and a keen understanding of the Company’s operations.

William (Mark) Schmitz is the Chief Financial Officer of Deep Fission.  Mr. Schmitz has over forty years of experience as a finance professional in the energy technology, automotive, life safety, banking and manufacturing industries. Mr. Schmitz previously served as Chief Financial Officer of Gru Energy Lab, Inc. from May 2021 until February 2025, Chief Financial Officer of Itron, Inc. from September 2014 until April 2017 and Chief Financial Officer of Alghanim Industries from April 2009 until May 2014. He has also served as Chief Financial Officer of Goodyear and Plug Power, and has held positions based in China, Brazil, the U.K. and the Middle East. Mr. Schmitz is experienced at scaling growth-oriented companies and preparing them for public company reporting. Mr. Schmitz has undergraduate and M.B.A. degrees from The Ohio State University.

Corporate Governance

Board Composition

Our board of directors currently consists of two members, Elizabeth Muller and Richard Muller.

Classified Board of Directors

Our board of directors is divided into three classes of directors, designated Class I, Class II and Class IIII, with staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our current directors are divided among two of the three classes as follows:

●	the Class I director is Richard Muller, and his term will expire at the 2026 annual meeting of stockholders;

●	the Class II director is Elizabeth Muller, and her term will expire at the 2027 annual meeting of stockholders; and

●	there are currently no Class III directors.

Each director’s term continues until the election and qualification of their successor, or their earlier death, resignation, disqualification or removal. Our amended and restated certificate of incorporation and amended and restated bylaws in effect from and after the effective time of the Merger authorize, subject to the special rights of the holders of any series of preferred stock to elect directors, only our board of directors to fill vacancies on the board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of Deep Fission.

Director Independence

Our common stock is not listed for trading on a national securities exchange or on any inter-dealer quotation system that has a requirement that a majority of directors be independent.  In addition, for companies subject to reporting obligations under Section 13 or 15(d) of the Exchange Act, the rules of the OTCQB do not provide for any requirements relating to director independence or board committees. Nonetheless, we have evaluated the independence by the standards for director independence set forth in the Nasdaq Marketplace Rules.

Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within a specified period of listing. In addition, rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating, governance, and corporate responsibility committees be independent. Under the rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise their ability to exercise independent judgment in carrying out their responsibilities. As a result of this review, our board of directors determined that none of the members of the board of directors are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and current and prior relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Family Relationships

Richard Muller, our Chief Technology Officer and director, is the father of Elizabeth Muller, our President and Chief Executive Officer and director. There are no other family relationships among our directors and executive officers.

Committees of the Board of Directors

The board of directors does not currently have any committees. We intend to establish an audit committee, a compensation committee, and a nominating and governance committee in the near future.

EXECUTIVE COMPENSATION

Surfside - Non-Employee Director Compensation

Surfside did not have a policy or program for the compensation of non-employee directors.

Surfside - Executive Officer Compensation

In 2024, Surfside’s sole “named executive officer” was Ian Jacobs who served as Chief Executive Officer, President, Chief Financial Officer, Secretary and as a Director. None of Surfside’s executive officers received any cash compensation for services rendered to Surfside.

Legacy Deep Fission - Non-Employee Director Compensation

We do not have a policy or program for the compensation of our non-employee directors. We intend to adopt a non-employee director compensation policy, which will set forth the terms upon which non-employee directors will be compensated for their service on the Board consistent with market-standard practices.

Legacy Deep Fission - Executive Compensation

In 2024, the “named executive officers” of Legacy Deep Fission and their positions were as follows:

●	Elizabeth Muller: President and Chief Executive Officer

●	Richard Muller, Ph.D.: Chief Technology Officer

●	Malcolm Thompson: Chief Operating Officer

Legacy Deep Fission - 2024 Summary Compensation Table

The following table sets forth information concerning the compensation earned by or paid to the Legacy Deep Fission named executive officers for the year ended December 31, 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Total ($)
Elizabeth Muller	2024	$400,000	$80,000	$61,005	$541,005
President and Chief Executive Officer
Richard Muller, Ph.D.	2024	300,000	160,000	89,068	549,068
Chief Technology Officer
Malcolm Thompson(2)	2024	50,000	50,000	3,050	103,050
Chief Operating Officer

(1)	The amounts in this column reflect the aggregate grant date fair value of the shares underlying option awards granted in the applicable year, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for stock-based compensation transactions. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the named executive officer will perform the requisite service for the award to vest in full.

(2)	On August 20, 2025, Mr. Thompson ceased employment with Deep Fission.

Base Salary

In 2024, Ms. Muller, Dr. Muller and Mr. Thompson received annual base salaries of $400,000, $300,000 and $50,000, respectively. The base salaries payable were intended to provide a fixed component of compensation reflecting each executive’s skill set, experience, role and responsibilities.

Option Awards

Our equity awards are designed to align our interests and those of our stockholders with those of our employees and consultants, including our executive officers. Our board of directors is responsible for approving equity awards.

Prior to the Closing of the Merger, we granted stock options to Ms. Muller and Dr. Muller representing 811,699 and 649,363 shares of our common stock, respectively (on an as-converted basis), pursuant to our pre-Merger 2025 Equity Incentive Plan (the “2025 Plan”). The stock options have an exercise price of $3.00 per share and vest on a 4-year vesting schedule, with 25% of the shares vesting on June 1, 2025 and 1/48th of the shares vesting monthly over the 36-month period thereafter, subject to the executive’s continued employment through each vesting date. No other equity awards were issued under the 2025 Plan. Following the Closing Date, no additional grants will be made under the 2025 Plan.

All stock options were granted with an exercise price per share that is no less than the fair market value of our common stock on the date of grant of such award. Our stock option awards generally vest over a four-year period and may be subject to acceleration of vesting under certain termination and change in control events, as described in more detail under the subsection titled “—2025 Plan—Corporate Transactions and Change in Control” below.

Benefits and Perquisites

In 2024, we provided benefits to our named executive officers on the same basis as provided to all of our employees, including medical, dental, vision, life and AD&D, and short- and long-term disability insurance, flexible spending accounts, vacation and paid holidays. The named executive officers are also eligible to participate in our 401(k) plan.

Other than the director and officer insurance coverage we maintain for our directors and officers, the Company does not maintain any executive-specific health and welfare benefit or perquisites.

Separation Agreement

On September 4, 2025, Legacy Deep Fission entered into a separation agreement with Mr. Thompson (the “Separation Agreement”) pursuant to which, among other things, Legacy Deep Fission agreed to pay Mr. Thompson a lump sum cash severance payment equal to 3 months’ of base salary, less applicable payroll deductions and withholdings, granted Mr. Thompson 72,753 fully vested shares of Legacy Deep Fission common stock, and agreed to accelerate the vesting of 10,000 shares of previously granted Legacy Deep Fission common stock.

Legacy Deep Fission - Outstanding Equity Awards at December 31, 2024

The following table sets forth information regarding unvested stock awards held by each of the Legacy Deep Fission named executive officer as of December 31, 2024.

		Stock awards
Name	Grant Date	Number of shares that have not vested (#)	Market value of shares that have not vested ($)
Elizabeth Muller	7/19/2023(1)	32,292	$0
	6/4/2024(2)	32,292	$9,850
Richard Muller, Ph.D.	7/19/2023(1)	64,584	$0
Malcolm Thompson	6/3/2024(3)	10,000	$3,050

(1)	The stock grant is subject to a 4-year vesting schedule, with 25% of the shares vesting on July 19, 2024 and 1/48th of the shares vesting monthly over the 36-month period thereafter, subject to the executive’s continued employment through each vesting date.

(2)	The stock grant is subject to a 4-year vesting schedule, with 25% of the shares vesting on July 17, 2024 and 1/48th of the shares vesting monthly over the 36-month period thereafter, subject to the executive’s continued employment through each vesting date.

(3)	The stock grant is subject to a 4-year vesting schedule, with 25% of the shares vesting on March 10, 2025 and 1/48th of the shares vesting monthly over the 36-month period thereafter, subject to the executive’s continued employment through each vesting date. The stock grant fully vested on September 4, 2025 in connection with the entry by Legacy Deep Fission and Mr. Thompson into the Separation Agreement.

Executive Compensation Arrangements

General

Following the Merger, the Board will oversee the compensation policies, plans and programs and review and determine compensation to be paid to executive officers, directors and other senior management, as appropriate. The compensation policies followed by the us will be intended to provide for compensation that is sufficient to attract, motivate and retain our executive officers and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Legacy Deep Fission’s 2025 Equity Incentive Plan (Pre-Merger) and Outstanding Awards Thereunder

Pursuant to the Merger Agreement and upon the closing of the Merger, we assumed the options issued pursuant to the 2025 Plan (the “Assumed Options”). The exercise price per share of each Assumed Option is equal to the exercise price of the option immediately prior to the Effective Time (rounded up to the nearest whole cent). Each Assumed Option shall be subject to the terms and conditions of the 2025 Plan until such outstanding options are exercised or until they terminate or expire by their terms. No further awards shall be made under the 2025 Plan, and Deep Fission’s board or a committee thereof shall succeed to the authority and responsibility of Legacy Deep Fission’s board of directors or any committee thereof with respect to each Assumed Option.

Our 2025 Equity Incentive Plan (Post-Merger)

Pursuant to the Merger Agreement and immediately prior to the closing of the Merger, we adopted our 2025 EIP, which provides for the issuance of incentive awards consisting of stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance awards, cash awards and stock bonus awards. We have initially reserved 9,500,882 shares of the Company’s common stock for future issuances of incentive awards under the 2025 EIP at the discretion of our Board to officers, employees, consultants and directors. The number of shares reserved for issuance under our 2025 EIP will increase automatically on January 1 of each calendar year for a period of up to nine years, beginning on January 1, 2027 and continuing through and including January 1, 2035, in an amount equal to the lesser of (i) 5% of the shares of Common Stock outstanding on the last day of the immediately preceding calendar year, and (ii) such lesser amount as determined by the Board in its discretion. Future awards under the 2025 EIP following the Closing shall dilute all stockholders of the Company on a pro rata basis.

Our 2025 Employee Stock Purchase Plan

Pursuant to the Merger and immediately prior to the closing of the Merger, we adopted our 2025 ESPP, which allows for eligible U.S. employees to purchase our ordinary shares in a manner that may qualify for favorable tax treatment under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The 2025 ESPP will also permit the grant of purchase rights that do not qualify for such favorable tax treatment in order to allow deviations necessary to permit participation by eligible employees who are foreign nationals or employed outside of the U.S. while complying with applicable foreign laws. We have initially reserved 1,000,000 shares of common stock for issuance under the 2025 ESPP. Shares issuable under the ESPP may be shares of authorized but unissued or reacquired common stock, including shares purchased by the Company on the open market. The number of shares of our common stock reserved for issuance under the 2025 ESPP will increase automatically on January 1 of each calendar year for a period of up to nine years, beginning on January 1, 2027 and continuing through and including January 1, 2035, in an amount equal to the lesser of (i) 1% of the total number of shares of our common stock outstanding on the last day of the immediately preceding calendar year, (ii) 2,000,000 shares and (iii) such lesser amount as determined by the Board in its discretion. As of the date hereof, no shares of our common stock have been purchased under the 2025 ESPP.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, below is a description of transactions since January 1, 2022 to which we, Legacy Deep Fission, and Deep Fission Acquisition Co. were a party or will be a party, in which:

●	The amounts involved exceeded or will exceed $120,000; and

●	Any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Other than as described below, there have not been transactions to which Surfside or Legacy Deep Fission have been a party other than compensation arrangements, which are described under “Executive Compensation”.

Related Party Transactions

Surfside

Promissory Note

In December 2021, Surfside issued a promissory note (the “Note”) to Mark Tompkins, a stockholder and director of Surfside pursuant to which Surfside agreed to repay the sum of any and all amounts advanced to Surfside, on or before the date that Surfside consummates a business combination with a private company or reverse takeover transaction or other transaction after which Surfside would cease to be a shell company. Interest shall not accrue on the outstanding principal amount of the note except if an Event of Default (as defined in the Note) has occurred. In the event of an Event of Default, the entire note shall automatically become due and payable (the “Default Date”) and starting from five days after the Default Date, the interest rate on the note shall accrue at the rate of 18% per annum. As of June 30, 2025, and December 31, 2024, the amount due under the note payable was $172,025 and $147,025, respectively.

Common Stock Purchase Agreements

In December 2021, Surfside issued pursuant to common stock purchase agreements:

●	4,750,000 shares of common stock to Mr. Tompkins, for an aggregate purchase price equal to $475 representing amounts advanced by Mr. Tompkins to counsel for Surfside in connection with the formation and organization of Surfside; and

●	250,000 shares of common stock to Ian Jacobs, an officer and director of Surfside, for an aggregate cash purchase price equal to $25.

Legacy Deep Fission

Simple Agreement for Future Equity

In January 2024, Legacy Deep Fission issued to 8VC Fund V, L.P. and 8VC Entrepreneurs Fund V, L.P. SAFE Notes of $493,000 and $7,000, respectively. In May 2024, Legacy Deep Fission issued to 8VC Fund V, L.P. and 8VC Entrepreneurs Fund V, L.P. SAFE Notes of $986,000 and $14,000, respectively. In connection with the Closing of the Merger, 8VC Fund V, L.P.’s and 8VC Entrepreneurs Fund V, L.P.’s SAFEs converted into 4,601,314 and 65,319 shares of common stock, respectively. As a result, 8VC Fund V, L.P. and 8VC Entrepreneurs Fund V, L.P. collectively hold 8.93% of our common stock.

Deep Fission

Pre-Merger Indemnification Agreements

On the Closing Date, we entered into indemnification agreements with our former executive officers and directors, pursuant to which we agreed to indemnify such former executive officers and directors for actions taken by them in their official capacities relating to the consideration, approval and consummation of the Merger and certain related transactions.

Registration Rights Agreement

In connection with the Merger and the closing of the Private Placement, we entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which we have agreed that promptly, but no later than 45 calendar days after the date of filing the Current Report on Form 8-K relating to the closing of the Merger, we will file, subject to customary exceptions, a registration statement with the SEC, covering sale, transfer or disposition of (i) the shares of our common stock issued in the Private Placement; (ii) the shares of our common stock issuable upon exercise of the Placement Agent Warrants; (iii) the shares of our common stock issued in exchange for all of the equity securities of Legacy Deep Fission that were outstanding immediately prior to the Closing; (iv) the Retained Pre-Merger Shares; and (v) the Advisor Shares ((i)-(v) collectively, the “Registrable Shares”), subject to the prior receipt by the Company of the selling stockholder information regarding the holders of the Registrable Shares required to be included in the registration statement under applicable SEC rules and regulations.

Post-Merger Indemnification Agreements

On the Closing Date, we entered into indemnification agreements with each of our current directors and executive officers. The indemnification agreements, together with our amended and restated certificate of incorporation and our amended and restated bylaws, require us to indemnify our directors and executive officers to the fullest extent not prohibited by DGCL. Subject to very limited exceptions, our amended and restated bylaws also require us to advance expenses incurred by our directors and officers.

Lock-Up Agreements

In connection with the execution of the Merger Agreement, certain Legacy Deep Fission stockholders entered into lockup agreements with us, pursuant to which such stockholders agreed, subject to certain customary exceptions, to not transfer any shares of Common Stock held by them prior to the date that is the earliest of (y) six months following the listing of the Company’s common stock on a national securities exchange, and (z) the date following the Closing Date on which the Company consummates a liquidation, merger, tender offer, or similar transaction resulting in all of its stockholders having the right to exchange their shares of Common Stock for cash, securities, or other property.

Related Party Transactions Policy

We did not have a formal review and approval policy for related party transactions described in this “Certain Relationships and Related Party Transactions” at the time of any of the transactions described above. However, all of the transactions described above were entered into after presentation, consideration and approval by our board of directors.

We intend to adopt a written related person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to us by an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including our common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to our audit committee (or, where review by our audit committee would be inappropriate or if such committee has not yet been established when the policy is adopted, to another independent body of our board of directors) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee (or another independent body of our board of directors) will take into account the relevant available facts and circumstances, which may include, but are not limited to:

●	the risks, costs, and benefits to us;

●	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the terms of the transaction;

●	thee availability of other sources for comparable services or products; and

●	the terms available to or from, as the case may be, unrelated third parties.

Our audit committee (or if such committee has not yet been established when the policy is adopted, another independent body of our board of directors) will approve only those transactions that such committee or body determines are fair to us and in the company’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

Participation in the Private Placement

On September 5, 2025, we and certain accredited and institutional investors entered into the Subscription Agreements pursuant to, and on the terms and subject to the conditions of which, such investors collectively subscribed for and agreed to purchase in the Private Placement an aggregate of 10,000,000 shares of Common Stock at a purchase price of $3.00 per share, resulting in an aggregate purchase price of $30,000,000.

Mark Tompkins, former director of Surfside, subscribed to purchase 1,083,333 shares of common stock in the Private Placement for an aggregate purchase price of $3,250,000. Ian Jacobs, former director of Surfside, subscribed to purchase 50,000 shares of common stock in the Private Placement for an aggregate purchase price of $150,000. In addition, EE Holdings Limited, a 5% or greater holder of our Company, subscribed to purchase 2,866,667 shares of common stock in the Private Placement for an aggregate purchase price of $8,600,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 16, 2025, immediately following the closing of the Transactions, by:

●	each of our named executive officers;

●	each of our directors;

●	all of our current directors and executive officers as a group; and

●	each person, or group of affiliated persons, who beneficially own more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

The percentage of shares beneficially owned is computed on the basis of 50,874,089 shares of common stock outstanding as of September 16, 2025 after giving effect to the Transactions. Shares of common stock that a person has the right to acquire within 60 days of the September 16, 2025 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated, the address of each beneficial owner in the table below is 2831 Garber Street, Berkeley, California 94705.

	Beneficial Ownership
Name of Beneficial Owner	Shares	Percentage
5% stockholders
Entities affiliated with 8VC (1)	4,666,630	9.17%
Mark Tompkins(2)	2,958,333	5.82%
EE Holdings Limited(3)	2,866,667	5.63%
Directors and named executive officers
Elizabeth Muller(4)	10,541,757	20.60%
Richard Muller(5)	5,426,406	10.62%
William (Mark) Schmitz	103,928	0.20%
Directors and executive officers as a group (3 persons)	16,072,091	31.43%

(1)	Consists of (i) 65,319 shares of common stock held by 8VC Entrepreneurs Fund V, L.P. (“8VC Entrepreneurs”) and (ii) 4,601,311 shares of common stock held by 8VC Fund V, L.P. (“8VC” and, together with 8VC Entrepreneurs, the “8VC Entities”). 8VC GP V, LLC (“8VC GP V”), as general partner of each of the 8VC Entities, has sole voting and dispositive power with respect to the securities held by the 8VC Entities. Joe Lonsdale, in his capacity as the managing member of 8VC GP V, has sole voting and dispositive power with respect to the shares held by the 8VC Entities. Mr. Lonsdale and 8VC GP V disclaim beneficial ownership of the shares held by the 8VC Entities. The address of the principal business and office of each of the 8VC Entities is 907 South Congress Avenue, Austin, TX 78704.

(2)	Consists of (i) 1,875,000 shares of common stock held by Mr. Tompkins on and prior to the Closing Date and (ii) 1,083,333 shares of common stock purchased by Mr. Tompkins in the Private Placement.

(3)	The address for EE Holdings Limited is 3rd Floor, 44 Esplanade, St. Helier, Jersey, JE4 9WG.

(4)	Consists of (i) 5,196,423 shares of common stock issued directly to Ms. Muller on the Closing Date in exchange for Legacy Deep Fission Common Stock, (ii) 253,661 shares of common stock issuable for vested and exercisable options issued pursuant to the 2025 Plan, (iii) 33,821 shares of common stock issuable pursuant to stock options issued pursuant to the 2025 Plan exercisable within 60 days of September 16, 2025, and (iv) 5,057,852 shares of common stock issued to the Muller Family Trust (the “Muller Trust”) on the Closing Date in exchange for Legacy Deep Fission Common Stock. In her capacity as trustee of the Muller Trust, Ms. Muller controls the right to vote and dispose of the shares held by the Muller Trust and accordingly, may be deemed to beneficially own the shares held by the Muller Trust. Ms. Muller expressly disclaims beneficial ownership of all securities held by the Muller Trust except to the extent of her pecuniary interest therein.

(5)

Consists of (i) 5,196,423 shares of common stock issued on the Closing Date in exchange for Legacy Deep Fission Common Stock, (ii) 202,926 shares of common stock issuable for vested and exercisable options issued pursuant to the 2025 Plan, and (iii) 27,057 shares of common stock issuable pursuant to stock options issued pursuant to the 2025 Plan exercisable within 60 days of September 16, 2025.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the shares of common stock being offered for resale by this prospectus, which consists of:

●	up to 10,000,000 PIPE Shares;

●	up to 586,666 Warrant Shares;

●	up to 38,538,922 Merger Shares;

●	up to 2,166,667 Retained Pre-Merger Shares;

●	up to 85,000 Advisor Shares; and

●	up to 83,500 Consultant Shares.

Certain of the Legacy Deep Fission stockholders listed below have entered into agreements that restrict the transfer of the shares of our common stock that otherwise may be sold from time to time pursuant to the registration statement of which this prospectus forms part. See the section titled “Certain Relationships and Related Party Transactions—Lock-Up Agreements” for further discussion.

As used in this prospectus, the term “selling stockholders” includes the selling stockholders listed in the table below, together with any additional selling stockholders listed in a subsequent amendment to this prospectus, and their donees, pledgees, assignees, transferees, distributees and successors-in-interest that receive shares in any non-sale transfer after the date of this prospectus.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock of each selling stockholder, the number of shares of common stock that may be sold by each selling stockholder under this prospectus and that each selling stockholder will beneficially own assuming all shares of common stock that may be offered pursuant to this prospectus are sold. Because each selling stockholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling stockholders and further assumed that the selling stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

Except as set forth in the footnotes below, the address of each selling stockholder is 2831 Garber Street, Berkeley, California 94705.

Please see the section titled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

Name of Selling Stockholders	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Registered for Sale Hereby(1)	Number of Shares Beneficially Owned After Offering
Legacy Deep Fission Stockholders
Entities affiliated with the 8VC Entities (2)	4,666,630	4,666,630	—
Adam Rose	34,643	34,643	—
Alex Spire	43,304	43,304	—
Allison Salisbury	34,643	34,643	—
Anya Scuderi	43,304	43,304	—
Bella AJT Holdings LLC (3)	99,996	99,996	—
Bentley Asset Development LLC (4)	1,599,996	1,599,996	—
Black Mountain Ventures LLC (5)	399,986	399,986	—
Bryan Black	60,625	60,625	—
Chloe Frader	64,020	64,020	—
CLM Ventures LLC (6)	79,990	79,990	—
Chamberlain Investments LP (7)	399,986	399,986	—
David Chamberlain	239,988	239,988	—
David Woolsey	57,715	57,715	—
Deep Fission - Fund I Nov 2024 (8)	578,483	578,483	—
Deep Future Fund I, LP (9)	399,986	399,986	—
Edward Callaway	199,993	199,993	—
Edwin J. Feulner Revokable Trust (10)	399,986	399,986	—
Elevar Partners, LLC (11)	63,743	63,743	—
Elizabeth Muller (12)	5,483,905	5,196,423	287,482

Endeavour Ventures LLC (13)	1,019,937	1,019,937	—
Energy Investment Associates, LLC (14)	399,986	399,986	—
Jabulile Dayton	34,643	34,643	—
Jason Pottorf	43,304	43,304	—
Joanna Riley	34,643	34,643	—
Joerg and Christine Heilig Living Trust (15)	33,985	33,985	—
John A. Kamps Irrevocable Gift Trust #3 (16)	1,387,410	1,387,410	—
John Charles Fehler	34,643	34,643	—
John Hallett	117,318	117,318	—
John Mather	34,643	34,643	—
Jonathon Angell	324,517	324,517	—
Kristin Sverchek	34,643	34,643	—
Kwadwo AduTwum	34,643	34,643	—
Livingston Taylor	119,985	119,985	—
Lone Fir, Ltd (17)	198,088	198,088	—
Malcolm Thompson	1,433,398	1,433,398	—
Margaret Kotzalas	34,643	34,643	—
Mark C. Parzych	50,994	50,994	—
Mark Peters	34,643	34,643	—
Mark Wayne Peres	86,607	86,607	—
Marquardt Family Trust, Dated March 1992 (18)	1,999,999	1,999,999	—
Michael Brasel	51,964	51,964	—
Muller Family Trust (19)	5,057,852	5,057,852	—
Nova Threshold Wave Function LLC (20)	254,971	254,971	—
Paul Irrevocable Children’s Trust (21)	99,996	99,996	—
R. Patrick Huston	34,643	34,643	—
Rani L. Franovich	69,286	69,286	—
Richard Muller (22)	5,426,406	5,196,423	229,983
Entities affiliated with the Spieker Entities (23)	2,399,984	2,399,984	—
Steven Chu	34,643	34,643	—
Steven Elliot Koonin	34,643	34,643	—
Supna Zaidi	54,632	54,632	—
The Greene Family Trust (24)	164,969	164,969	—
The Mollie Lee and Michael Mettler Trust (25)	39,995	39,995	—
The Narnia Trust (26)	399,986	399,986	—
Thompson Living Trust, dated January 12, 2013 (27)	99,996	99,996	—
Varun Suri	34,643	34,643	—
Wave Function Ventures Fund I, LP (28)	319,996	319,996	—
Weindorf Solutions, LLC (29)	34,643	34,643	—
William Mark Schmitz (30)	103,928	103,928	—
Other selling stockholders (31)	477,253	477,253	—
Total—Legacy Deep Fission Stockholders	39,056,387	38,538,922	517,465

Private Placement Stockholders
Accent Capital GmbH (32)	16,667	16,667	—
Adam Hall	16,667	16,667	—
Alex Hoplamazian	10,000	10,000	—
Anthony DeFranco	8,333	8,333	—
Alex Spire	8,333	8,333	—
Aris Fund I LP LLC (33)	133,332	133,332	—

Bella AJT Holdings LLC (34)	34,000	34,000	—
Brett Nesland	8,333	8,333	—
Brian Kandel - 401K (35)	3,333	3,333	—
Bryce Rubenstein	8,333	8,333	—
Charles Dennis Kean-Hammerson	8,333	8,333	—
Chole Frader	5,000	5,000	—
Chris Fiore	233,333	233,333	—
Chris Gordon	13,333	13,333	—
Chris Stakich	7,000	7,000	—
Christopher & Cynthia Joline	8,333	8,333	—
Clay Lebhar	8,333	8,333	—
Creighton K Vogt	8,333	8,333	—
Daniel Kagey	15,000	15,000	—
Daniel Michael	16,667	16,667	—
David W. Marquez	16,667	16,667	—
Deep Future Fund I LP (36)	400,000	400,000	—
Demaly Ltd (37)	83,333	83,333	—
Dyke Rogers	16,667	16,667	—
EE Holdings Limited (38)	2,866,667	2,866,667	—
Emerson Staw Revocable Trust, dated May 20, 2013 (39)	11,667	11,667	—
Energy Investment Associates LLC (40)	33,333	33,333	—
Equity Trust Custodian Company FBO Alan McIntyre IRA (41)	16,667	16,667	—
Eubulus J. Kerr	10,833	10,833	—
Evan Dreifuss	8,333	8,333	—
Evergreen Growth Group, LLC (42)	58,334	58,334	—
Filippo Zorzoli	83,333	83,333	—
Gregory & Maureen McCauley	18,332	18,332	—
Hayley Sieff	16,667	16,667	—
Howard I. Freedberg Revocable Trust (43)	8,333	8,333	—
Ian Jacobs (44)	50,000	50,000	—
Ismail Mansour	833,333	833,333	—
Jaffrael, LLC (45)	16,667	16,667	—
Jason Bishara	20,000	20,000	—
Jason Garmise	25,000	25,000	—
Jefferson Family Trust (46)	8,333	8,333	—
Jeffrey Haggett	8,335	8,335	—
Jeffrey R. Schlanger 2012 Trust (47)	66,667	66,667	—
JJ Murray	333,333	333,333	—
Joel A. Stone Irrevocable Credit Shelter Trust (48)	10,833	10,833	—
John Nutie Dowdle	20,000	20,000	—
John V. Wagner Jr.	16,667	16,667	—
Keith L. Plasterer	16,667	16,667	—
Kent Tucker Andersen	33,333	33,333	—
Kirk Woolsey	5,000	5,000	—
Jeff Kurtz	33,333	33,333	—
Leonard M. Schiller Revocable Trust dtd 10/3/97 (49)	10,833	10,833	—
Livingston Taylor	12,000	12,000	—
Louis Buckworth & Co (50)	250,000	250,000	—
Wouter Mak	50,000	50,000	—
Mariana Kafarski	20,000	20,000	—
Mark Hinaman	66,667	66,667	—
Mark Tompkins (51)	1,083,333	1,083,333	—
Matthew David Gant	16,667	16,667	—
Michael J. Santini	16,667	16,667	—
New Math Creative LLC (52)	4,000	4,000	—
Northlea Partners LLLP (53)	8,333	8,333	—

Nunley Investments, LLC (54)	10,833	10,833	—
Patrick Rogers	8,333	8,333	—
Paul Irrevocable Children’s Trust (55)	33,333	33,333	—
Paul Tompkins	250,000	250,000	—
Peter Shipley	8,333	8,333	—
Peter To & Jenny Hui	50,000	50,000	—
Philip Rabinovich	25,000	25,000	—
Randall Greene	8,333	8,333	—
Rani L. Franovich	25,000	25,000	—
Reliance Wealth Management Ltd. (56)	666,667	666,667	—
Reza Karimi	33,333	33,333	—
Richard David	3,333	3,333	—
Rikkeline Tompkins	8,333	8,333	—
Rishi K. Wadhwa	3,333	3,333	—
Sam Wisinia	133,333	133,333	—
Sampath H. Seshadri	16,667	16,667	—
Sean A. Ramia	13,333	13,333	—
Seth Farbman	8,333	8,333	—
Simone Arbib	33,333	33,333	—
SP Capital Partners, LLC (57)	25,000	25,000	—
Spider Investments LLC (58)	77,777	77,777	—
Stanley Rabinovich	50,000	50,000	—
Steven M. Cohen	16,667	16,667	—
Susana Navarro	100,000	100,000	—
Supna Zaidi	8,334	8,334	—
The Chamberlain Family Trust Dtd 7/12/85 (59)	41,667	41,667	—
The Del Mar Consulting Group, Inc. 401K Plan (60)	66,675	66,675	—
Thomas Lee	33,333	33,333	—
Tidewater Windows & Doors Inc. (61)	8,333	8,333	—
Tobias Tretter	33,333	33,333	—
Trebor S. Brown	33,333	33,333	—
Vaughn Hoplamazian	20,000	20,000	—
Vincenzo Pompa	83,333	83,333	—
Walzman Innovations, LLC (62)	33,333	33,333	—
Wave Function Ventures Opportunity I LP (63)	510,666	510,666	—
Web Investment Group LLC (64)	97,223	97,223	—
William S. Carle	8,333	8,333	—
Winfair Global Limited (65)	100,000	100,000	—
Total—Private Placement Stockholders	10,000,000	10,000,000	—

Retained Pre-Merger Stockholders
Ian Jacobs (44)	275,000	275,000	—
Mark Tompkins (51)	1,875,000	1,875,000	—
Sichenzia Ross Ference Carmel LLP (66)	12,500	12,500	—
Barrett S. DiPaolo (67)	4,167	4,167	—
Total—Retained Pre-Merger Stockholders	2,166,667	2,166,667	—

Warrant Holders
David Landskowsky	—	41,358	—
Dinosaur Financial Group +	—	12,000	—
Eric Rubenstein	—	41,358	—
Network 1 Financial Securities, Inc. +	—	6,333	—
Phoenix Financial Services +	—	26,667	—
Scott Cardone	—	5,951	—
Seaport Global Securities LLC +	—	220,666	—
The Benchmark Company, LLC +	—	220,667	—
Vincent LaBarbara	—	11,666	—
Total—Warrant Holders	—	586,666	—

Advisor Stockholder
Ali Kashani	85,000	85,000	—
Total—Advisor Stockholder	85,000	85,000	—

Consultant Stockholder
The Del Mar Consulting Group, Inc. (68)	83,500	83,500	—
Total—Consultant Stockholder	83,500	83,500	—

+	The selling stockholder is a broker-dealer or an affiliate of a broker-dealer. The selling stockholder has represented to us that (i) it purchased the securities in the ordinary course of business, and (ii) at the time of the purchase of the securities, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(1)	Assumes the sale of all shares offered in this prospectus.

(2)	Consists of (i) 65,319 shares of common stock held by 8VC Entrepreneurs and (ii) 4,601,314 shares of common stock held by 8VC. 8VC GP V, as general partner of each of the 8VC Entities, has sole voting and dispositive power with respect to the securities held by the 8VC Entities. Joe Lonsdale, in his capacity as the managing member of 8VC GP V, has sole voting and dispositive power with respect to the shares held by the 8VC Entities. Mr. Lonsdale, however, disclaims any beneficial ownership of these shares. The address of the principal business and office of each of the 8VC Entities is 907 South Congress Avenue, Austin, TX 78704.

(3)	Leslie Goldman Tepper, as Managing Member of Bella AJT Holdings LLC (“Bella Holdings”), may be deemed to have voting and dispositive power of the securities held by Bella Holdings. Ms. Tepper, however, disclaims any beneficial ownership of these shares. The business address for Bella Holdings is 3822 Drummond Street, Houston, TX 77025.

(4)	Matthew Bentley, as Manager of Bentley Asset Development LLC (“Bentley”), may be deemed to have voting and dispositive power of the securities held by Bentley. Mr. Bentley, however, disclaims any beneficial ownership of these shares. The business address for Bentley is 1147 W 400 S. Hurricane, Utah 84737.

(5)	Ken Jones, as Manager of Black Mountain Ventures LLC (“Black Mountain”), may be deemed to have voting and dispositive power of the securities held by Black Mountain. Mr. Jones, however, disclaims any beneficial ownership of these shares. The business address for Black Mountain is 1104 Country Hills Drive, #760, Ogden, UT 84403.

(6)	Michael Dreger, as Chief Operating Officer of CLM Ventures LLC (“CLM Ventures”), may be deemed to have voting and dispositive power of the securities held by CLM ventures. Mr. Dreger, however, disclaims any beneficial ownership of these shares. The business address for CLM Ventures is 1147 W 400 S. Hurricane, Utah 84737 930 4th St. Ste 209 #4607, Las Vegas, Nevada 89101.

(7)	David Chamberlain, in his capacity as Senior Partner of Chamberlain Investments LP (“Chamberlain Investments”), may be deemed to have voting and dispositive power of the securities held by Chamberlain Investments. Mr. Chamberlain, however, disclaims any beneficial ownership of the shares held by Chamberlain Investments and except to the extent of his pecuniary interest therein. The business address for the Chamberlain Investments is 2770 Broadway, San Francisco, CA 94123.

(8)	Ian Ranahan, as Manager of Deep Fission – Fund I Nov 2024 (“Deep Fission – Fund I”), may be deemed to have voting and dispositive power of the securities held by Deep Fission – Fund I. Mr. Ranahan, however, disclaims any beneficial ownership of these shares. The business address for Deep Fission – Fund I is 440 N. Barranca Ave #3123 Covina, CA 91723.

(9)	Pablos Holman, as Managing Partner of Deep Future Fund I, LP (“Deep Future”), may be deemed to have voting and dispositive power of the securities held by Deep Future. Mr. Holman, however, disclaims any beneficial ownership of these shares. The business address for Deep Future is 720 Seneca Street, Suite 107 #527, Seattle, WA 98101.

(10)	Edwin J. Feulner, as Trustee of the Edwin J. Feulner Revocable Trust (“Feulner Trust”), may be deemed to have voting and dispositive power of the securities held by Feulner Trust. Mr. Feulner, however, disclaims any beneficial ownership of these shares. The business address for the Feulner Trust is 1250 S. Washington St., Unit 721, Alexandria VA 22314.

(11)	Brennan Moore, as Manager of Elevar Partners, LLC (“Elevar Partners”), may be deemed to have voting and dispositive power of the securities held by Elevar Partners. Mr. Moore, however, disclaims any beneficial ownership of these shares. The business address for Elevar Partners is 6123 Bandera Ave. Unit B, Dallas TX 75225.

(12)	Consists of (i) 5,196,423 shares of common stock issued directly to Ms. Muller on the Closing Date in exchange for Legacy Deep Fission Common Stock, (ii) 253,661 shares of common stock issuable for vested and exercisable options issued pursuant to the 2025 Plan and (iii) 33,821 shares of common stock issuable pursuant to stock options issued pursuant to the 2025 Plan exercisable within 60 days of September 16, 2025, Ms. Muller is the co-founder, president, chief executive officer, secretary and a director of Deep Fission.

(13)	Jacob Carnemark, as Founder of Endeavour Ventures LLC (“Endeavour Ventures”), may be deemed to have voting and dispositive power of the securities held by Endeavour Ventures. Mr. Carnemark, however, disclaims any beneficial ownership of these shares. The business address for Endeavour Ventures is 30 Old Kings Highway South, Suite 1005, Darien, CT, 06820.

(14)	Garry Spire, as Member and Manager of Energy Investment Associates LLC (“Energy Investment”), may be deemed to have voting and dispositive power of the securities held by Energy Investment. Mr. Spire, however, disclaims any beneficial ownership of these shares. The business address for Energy Investment is 1112 Montana Ave. #140 Santa Monica, CA 90403.

(15)	Joerg Heilig, as Trustee of Joerg and Christine Heilig Living Trust (“Heilig Trust”), may be deemed to have voting and/or investment control over the securities held by Heilig Trust. Mr. Heilig, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 2076 Eugenia Way, Los Altos, CA 94024.

(16)	Gene Kaufmann, as Trustee of John A. Kamps Irrevocable Gift Trust #3 (“John A. Kamps Trust”), may be deemed to have voting and/or investment control over the securities held by John A. Kamps Trust. Mr. Kaufman, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 1576 3rd Street, Minden, NV 89423.

(17)	Stuart Lacey, as Director of Lone Fir, Ltd (“Lone Fir”), may be deemed to have voting and/or investment control over the securities held by Lone Fir. Mr. Lacey, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 24 Seabright Avenue, Paget Bermuda DV04.

(18)	David F. Marquardt, as Trustee of Marquardt Family Trust, Dated March 1992 (“Marquardt Trust”), may be deemed to have voting and/or investment control over the securities held by Marquardt Trust. Mr. Marquardt, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 808 Irwin Ct., Hillsborough, CA 94010.

(19)	Elizabeth Muller controls the right to vote and dispose of the shares held by the Muller Trust and accordingly, may be deemed to beneficially own the shares held by the Muller Trust. Ms. Muller expressly disclaims beneficial ownership of all securities held by the Muller Trust except to the extent of her pecuniary interest therein. The principal business address of the entity is 2831 Garber Street, Berkeley, CA 94705.

(20)	Justin Hamilton, as Manager of Nova Threshold Wave Function LLC (“Nova Threshold”), may be deemed to have voting and/or investment control over the securities held by Nova Threshold. Mr. Hamilton, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 2801 Ocean Park Blvd Unit #2119, Santa Monica, CA 90405.

(21)	Brittany Gale, as the Trust Officer of Jackson Hole Trust Company, and Julie Gilbert, as the President of Jackson Hole Trust Company, may be deemed to have voting and/or investment control over the securities held by Paul Irrevocable Children’s Trust. Ms. Gale and Ms. Gilbert, however, disclaim any beneficial ownership of these shares. The principal business address of the entity is PO Box 1150, Jackson, WY 83001.

(22)

Consists of (i) 5,196,423 shares of common stock issued on the Closing Date in exchange for Legacy Deep Fission Common Stock, (ii) 202,926 shares of common stock issuable for vested and exercisable options issued pursuant to the 2025 Plan, and (iii) 27,057 shares of common stock issuable pursuant to stock options issued pursuant to the 2025 Plan exercisable within 60 days of September 16, 2025. Dr. Muller is the co-founder, chief technology officer and a director of Deep Fission.

(23)	Consists of (i) 599,996 shares of common stock held by Spieker 2010 DSS (“Spieker DSS”), (ii) 599,996 shares of common stock held by Spieker 2010 NSC (“Spieker NSC”), (iii) 599,996 shares of common stock held by Spieker 2010 NTS (“Spieker NTS”) and (iv) 599,996 shares of common stock held by Spieker 2010 WES (“Spieker WES,” and, together with Spieker DSS, Spieker NSC and Spieker NTS, the “Spieker Entities”) Warren E. Spieker, Jr., as Trustee of the Spieker Entities, may be deemed to have voting and/or investment control over the securities held by the Spieker Entities. Mr. Spieker, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 707 Menlo Avenue #100, Menlo Park, CA, 94025.

(24)	Michael Greene, as Trustee of The Greene Family Trust (“Greene Trust”), may be deemed to have voting and/or investment control over the securities held by Greene Trust. Mr. Greene, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 2816 W Fountain Blvd, Tampa, FL, 33609.

(25)	Michael Mettler, as Co-Trustee of The Mollie Lee and Michael Mettler Trust (“Mettler Trust”), may be deemed to have voting and/or investment control over the securities held by Mettler Trust. Mr. Mettler, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 2915 Forest Avenue, Berkeley, CA 94705.

(26)	Charlotte V Smith, as Trustee of The Narnia Trust (“Narnia Trust”), may be deemed to have voting and/or investment control over the securities held by Narnia Trust. Ms. Smith, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 400 S Ocean Blvd #213, Delray Beach, FL 33483.

(27)	Malcolm Thompson, as Trustee of Thompson Living Trust, dated January 12, 2013 (“Thompson Trust”), may be deemed to have voting and/or investment control over the securities held by Thompson Trust, dated January 12, 2013. Mr. Thompson, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 538 Northern Ave., Mill Valley, CA 94941.

(28)	James Gull, as General Partner and Authorized Person of Wave Function Ventures Fund I, LP (“Wave Function”), may be deemed to have voting and/or investment control over the securities held by Wave Function. Mr. Gull, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 2801 Ocean Park Blvd Unit #2119, Santa Monica, CA 90405.

(29)	Christopher Weindorf, as Principle Nuclear Component Engineer of Weindorf Solutions, LLC (“Weindorf Solutions”), may be deemed to have voting and/or investment control over the securities held by Weindorf Solutions. Mr. Weindorf, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 805 Sinclair Road, Point Pleasant, NJ 08742.

(30)	Mr. Schmitz is the chief financial officer of Deep Fission.

(31)	Consists of selling securityholders not otherwise listed in this table who within the groups indicated collectively beneficially own less than 1% of our common stock.

(32)	Joerg Schweizer, as Director of Accent Capital GmbH (“Accent Capital”), may be deemed to have voting and/or investment control over the securities held by Accent Capital. Mr. Schweizer, however, disclaims any beneficial ownership of these shares. The business address for Accent Capital is Seidlhofstr. 16 80639 Munich, Germany.

(33)	Lewis Hong, as General Partner of Aris Fund I LP LLC (“Aris Fund”), may be deemed to have voting and/or investment control over the securities held by Aris Fund. Mr. Hong, however, disclaims any beneficial ownership of these shares. The business address for Aris Fund is 2029 W Orangewood Ave, Orange, CA 92868.

(34)	Leslie Goldman Tepper, as Managing Member of Bella Holdings, may be deemed to have voting and dispositive power of the securities held by Bella Holdings. Ms. Tepper, however, disclaims any beneficial ownership of these shares. The business address for Bella Holdings is 3822 Drummond Street, Houston, TX 77025.

(35)	Brian Kandel may be deemed to have voting and/or investment control over the securities held by Brian Kandel – 401K. The business address of the Brian Kandel – 401 K is 40 Malta Drive, San Francisco, CA 94131.

(36)	Pablos Holman, as Managing Partner of Deep Future, may be deemed to have voting and dispositive power of the securities held by Deep Future. Mr. Holman, however, disclaims any beneficial ownership of these shares. The business address for Deep Future is 720 Seneca Street, Suite 107 #527, Seattle, WA 98101.

(37)	Matthew Mavridoglou, as Director of DEMALY LTD (“Demaly”), may be deemed to have voting and/or investment control over the securities held by Demaly. Mr. Mavridoglou, however, disclaims any beneficial ownership of these shares. The business address for Demaly is 49 Clabon Mews London SW1X 0EQ.

(38)	Becca Journeaux, as Manager of EE Holdings Limited (“EE Holdings”), may be deemed to have voting and/or investment control over the securities held by EE Holdings. Ms. Journeaux, however, disclaims any beneficial ownership of these shares. The business address for EE Holdings is 44 Esplanade, 3rd Floor, St. Helier, Jersey, JE4 9WG.

(39)	Anya Marie Poppink Emerson, as Trustee of the Emerson Staw Revocable Trust, dated May 20, 2013 (the “Emerson Trust”), and may be deemed to have voting and dispositive power of the securities held by Emerson Trust. Ms. Emerson, however, disclaims any beneficial ownership of these shares. The business address for Emerson Trust is 6114 La Salle Ave. #258, Oakland, CA 94611.

(40)	Garry Spire, as Member and Manager of Energy Investment, may be deemed to have voting and dispositive power of the securities held by Energy Investment. Mr. Spire, however, disclaims any beneficial ownership of these shares. The business address for Energy Investment is 1112 Montana Ave. #140 Santa Monica, CA 90403.

(41)	Alan McIntyre may be deemed to have voting and/or investment control over the securities held by Equity Trust Custodian Company FBO Alan McIntyre IRA (“McIntyre IRA”). The business address for the McIntyre IRA is.42 Holly Lane Darien, CT 06820.

(42)	Heather L. McCormick, as Manager of Evergreen Growth Group, LLC (“Evergreen Growth”), may be deemed to have voting and/or investment control over the securities held by Evergreen Growth. Ms. McCormick, however, disclaims any beneficial ownership of these shares. The business address for Evergreen Growth is 16420 SE McGillivray Blvd., Suite 103 PM 195, Vancouver, WA 98683.

(43)	Howard Freedberg, as Trustee of the Howard I. Freedberg Revocable Trust, (“Freedberg Trust”), may be deemed to have voting and/or investment control over the securities held by Freedburg Trust. Mr. Freedberg, however, disclaims any beneficial ownership of these shares. The business address for Freedburg Trust is 3861 Maple Ave. Northbrook, IL 60062

(44)	Ian Jacobs is the former President, Chief Executive Officer, Chief Financial Officer, Secretary and a former director of Surfside.

(45)	Nathan Israel, as Member and Manager of Jaffrael, LLC (“Jaffrael”), may be deemed to have voting and/or investment control over the securities held by Jaffrael. Mr. Israel, however, disclaims any beneficial ownership of these shares\. The business address for Jaffrael is 4240 Galt Ocean Dr. Apt. 805, Ft. Lauderdale, FL 33308.

(46)	Bradley Jefferson, as Trustee of Jefferson Family Trust (“Jefferson Trust”), may be deemed to have voting and/or investment control over the securities held by Jefferson Trust. Mr. Jefferson, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 840 Santa Ray Ave, Oakland, CA 94610.

(47)	Teresa Schlanger, as Trustee of the Jeffrey R. Schlanger 2012 Trust (“Schlanger Trust”), may be deemed to have voting and/or investment control over the securities held by Schlanger Trust. Ms. Schlanger, however, disclaims any beneficial ownership of these shares. The business address for Schlanger Trust is 2660 South Ocean Blvd. 303 N. Palm Beach, FL 33480.

(48)	Barbara Stone, as Trustee of the Joel A. Stone Irrevocable Credit Shelter Trust (“Stone Trust”), may be deemed to have voting and/or investment control over the securities held by Stone Trust. Ms. Stone, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 1772 Sabal Palm Dr. Boca Raton, FL 33432.

(49)	Leonard Schiller, as Trustee of the Leonard M. Schiller Revocable Trust dtd 10/3/97 (“Schiller Trust”), may be deemed to have voting and/or investment control over the securities held by Schiller Trust. Mr. Schiller, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 16 Island Ave., Unit 7B Miami Beach, FL 33139.

(50)	Louis Buckworth may be deemed to have voting and/or investment control over the securities held by Louis Buckworth & Co (“Louis Buckworth”). Mr. Buckworth, however, disclaims any beneficial ownership of these shares. The business address for Louis Buckworth is 2730 23RD St., Suite #3 Long Island City, NY, 11102.

(51)	Mark Tompkins is a former director of Surfside.

(52)	Stacy Tarver Patterson, as Principal of New Math Creative LLC (“New Math”), may be deemed to have voting and/or investment control over the securities held by New Math. Ms. Patterson, however, disclaims any beneficial ownership of these shares. The business address for New Math is 69 Charlton St. New York, NY 10014.

(53)	Dr. John Abeles, as the Manager of the General Partner of Northlea Partners LLLP (“Northlea Partners”), may be deemed to have voting and/or investment control over the securities held by Northlea Partners. Dr. Abeles, however, disclaims any beneficial ownership of these shares. The business address for Northlea Partners is 7235 Promenade Drive J-202 Boca Raton, FL 33433.

(54)	Pierce Nunley may be deemed to have voting and/or investment control over the securities held by Nunley Investments, LLC (“Nunley Investments”) . Mr. Nunley, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is c/o Spine Institute of LA, 1500 Line Rd. Suite 200, Shreveport, LA 71101.

(55)	Brittany Gale, as the Trust Officer of Jackson Hole Trust Company, and Julie Gilbert, as the President of Jackson Hole Trust Company, may be deemed to have voting and/or investment control over the securities held by Paul Irrevocable Children’s Trust. Ms. Gale and Ms. Gilbert, however, disclaim any beneficial ownership of these shares. The principal business address of the entity is PO Box 1150, Jackson, WY 83001

(56)	Sheldon Cartwright, as Director of Reliance Wealth Management Ltd (“Reliance Wealth”), may be deemed to have voting and/or investment control over the securities held by Reliance Wealth. Mr. Cartwright, however, disclaims any beneficial ownership of these shares. The principal business address for Reliance Wealth is 2nd Floor, Goodman’s Bay Corporate Centre, West Bay Street, Nassau City, New Providence, The Bahamas.

(57)	Philip Rabinovich, as Managing Member of SP Capital Partners, LLC (“SP Capital”), may be deemed to have voting and/or investment control over the securities held by SP Capital. Mr. Rabinovich, however, disclaims any beneficial ownership of these shares. The business address for SP Capital is 14 Penn Plaza, New York, NY 10122.

(58)	Theodore C. Bentley, as Manager of Spider Investments LLC (“Spider”), may be deemed to have voting and/or investment control over the securities held by Spider. Mr. Bentley, however, disclaims any beneficial ownership of these shares. The business address for Spider is 16420 SE McGillvray Blvd, #103-195, Vancouver, WA 98683.

(59)	David Chamberlain, as Trustee of The Chamberlain Family Trust Dtd 7/12/85 (“Chamberlain Trust”), may be deemed to have voting and dispositive power of the securities held by the Chamberlain Trust. Mr. Chamberlain, however, disclaims any beneficial ownership of the shares held by Chamberlain Trust except to the extent of his pecuniary interest therein. The business address for the Chamberlain Trust is 2770 Broadway, San Francisco, CA 94123.

(60)	Robert B. Prag, as Trustee of The Del Mar Consulting Group, Inc. 401K Plan (“Del Mar 401K”), may be deemed to have voting and/or investment control over the securities held by Del Mar 401K. The business address for Del Mar 401K is 2455 El Amigo Road, Del Mar, CA 92014.

(61)	Randolph Martin, as President of Tidewater Windows & Doors Inc. (“Tidewater”), may be deemed to have voting and/or investment control over the securities held by Tidewater. Mr. Martin, however, disclaims any beneficial ownership of these shares. The business address for Tidewater is 2610 Mossy Oaks Rd. Beaufort, SC 29902.

(62)	Daniel Walzman, as Manager of Walzman Innovations, LLC (“Walzman Innovations”), may be deemed to have voting and/or investment control over the securities held by Walzman Innovations. Mr. Walzman, however, disclaims any beneficial ownership of these shares. The business address for Walzman Innovations is c/o Walzman 1510 Jefferson St. Teaneck, NJ 07666.

(63)	James Gull, as General Partner and Authorized Person of Wave Function Ventures Opportunity I, LP (“Wave Function Opportunity”), may be deemed to have voting and/or investment control over the securities held by Wave Function Opportunity. Mr. Gull, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 2801 Ocean Park Blvd Unit #2119, Santa Monica, CA 90405.

(64)	Megan Cameron, as Manager of Web Investment Group, LLC (“Web Investment”), may be deemed to have voting and/or investment control over the securities held by Web Investment. Ms. Cameron, however, disclaims any beneficial ownership of these shares. The principal business address for Web Investment is 16420 SE McGillivray Blvd. Suite 103-195 Vancouver, WA 98683.

(65)	Li Shan, as Director of Winfair Global Limited (“Winfair Global”), may be deemed to have voting and/or investment control over the securities held by Winfair Global. Li Shan, however, disclaims any beneficial ownership of these shares. The principal business address for Winfair Global is Flat A, 2/F, Block A, Faber Court, 29-31 Tai Tam Road, Stanley, Hong Kong.

(66)	Sichenzia Ross Ferrence Carmel LLP (“SRFC”) previously served as counsel to Surfside. The securities held by SRFC reported herein were acquired from Mark Tompkins. SRFC is not affiliated with Surfside or the Company.

(67)	Barrett S. DiPaolo is a Partner at SRFC, which served as counsel to Surfside prior to the Merger. The securities held by Mr. DiPaolo reported herein were acquired from Mark Tompkins. Mr. DiPaolo is not affiliated with Surfside or the Company.

(68)	Robert B. Prag, as President of The Del Mar Consulting Group, Inc. (“Del Mar Group”), may be deemed to have voting and/or investment control over the securities held by Del Mar Group. The principal business address for Del Mar Group is 2455 El Amigo Road, Del Mar, CA 92014.

PLAN OF DISTRIBUTION

The selling stockholders, which, as used herein, includes the selling stockholders listed in the table under the heading “Selling Stockholders” and includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer who have been assigned the rights of the transferor holder or holders under the applicable Registration Rights Agreement (as defined herein), and other permitted transferees, successors or assignees of the selling stockholders selling shares of common stock covered by this prospectus received by them after the date of this prospectus by operation of law, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may only sell their shares of common stock pursuant to this prospectus at a fixed price of $3.00 per share until such time as our common stock is quoted on the OTCQB, or another public trading market for the common stock otherwise develops. At and after such time, the selling stockholders may sell all or a portion of their shares through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of the applicable exchange on which the shares are listed or admitted to trading;

●	through trading plans entered into by a selling stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	short sales whether through a broker-dealer or themselves, effected after the date of this prospectus;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	by pledge to secure indebtedness and other obligations;

●	through delayed delivery arrangements;

●	to or through underwriters or agents;

●	in privately negotiated transactions;

●	in options transactions; and

●	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. In addition, the selling stockholders may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that any of the selling stockholders will sell all or any of the securities offered by this prospectus. In addition, any of the selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from any sale of common stock by any of the selling stockholders.

The selling stockholders and any underwriters, broker-dealers or agents that are involved in selling the common stock or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder in the Private Placement has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. If a selling stockholder is deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to this registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. In addition, agents, broker-dealers and underwriters may be titled to indemnification by us and the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

We have agreed with the selling stockholders to keep this registration statement of which this prospectus constitutes a part effective for five years from the date it is declared effective by the SEC or until the date on which all of the shares required to be registered by us have been sold or otherwise transferred other than to permitted assignees pursuant to the Registration Rights Agreement.

Certain of our stockholders have entered into lock-up agreements. See the section of this prospectus captioned “Certain Relationships and Related Party Transactions — Related Party Transactions—Deep Fission Related Party Transactions—Lock Up Agreements.”

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you and the descriptions herein are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws and to the applicable provisions of Delaware law.

We have authorized capital stock consisting of 300,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

As of September 16, 2025, we had 50,874,089 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Unless stated otherwise, the following discussion summarizes the term and provisions of our restated certificate of incorporation and our restated bylaws.

Common Stock

Dividend Rights

Subject to applicable law and the rights and preferences, if any, of any holders of any outstanding series of preferred stock, the holders of our common stock are entitled to receive dividends if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine, payable either in cash, in property or in shares of capital stock.

Voting Rights

Holders of our common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the restated certificate of incorporation (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote on such amendment pursuant to the restated certificate (including any certificate of designation relating to any series of preferred stock). We have not provided for cumulative voting for the election of directors in our restated certificate of incorporation. Accordingly, holders of a majority of the shares of our common stock will be able to elect all of our directors. Our restated certificate of incorporation establishes a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution, or winding-up and after payment in full of all amounts required to be paid to creditors and to any holders of preferred stock having liquidation preferences, if any, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, vesting, powers (including voting powers), preferences, and relative, participating, optional or other rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders.

Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding or above the total number of authorized shares of the class, without any further vote or action by our stockholders. Our board of directors may, without stockholder approval, authorize the issuance of preferred stock with voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock and could have anti-takeover effects. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control or the removal of existing management and might adversely affect the market price of our common stock.

Stock Options

Pursuant to the Merger Agreement, we approved and adopted the 2025 EIP and reserved 9,500,882 shares of our common stock for future issuances of incentive awards under the 2025 EIP at the discretion of our Board to officers, employees, consultants and directors. As of the Effective Time, we had outstanding stock options to purchase an aggregate of 1,461,078 shares of our common stock under the 2025 Plan with a weighted-average exercise price of $3.00, as a result of our assumption of the Assumed Options.

Warrants

As of September 16, 2025, we had outstanding warrants to purchase an aggregate of 586,666 shares of our common stock at an exercise price of $3.00 per share. These warrants are “Placement Agent Warrants” issued to the Placement Agents in connection with the closing of the Private Placement.

Registration Rights Agreement

For a description of the Registration Rights Agreement that we entered into in connection with the Merger and the Private Placement, see “Certain Relationship and Related Party Transactions — Related Party Transactions — Registration Rights Agreement.”

Anti-Takeover Provisions

The provisions of the DGCL, our restated certificate of incorporation, and our restated bylaws could have the effect of delaying, deferring, or discouraging another person from acquiring control of our Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our Company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in their best interest or in our best interests, including transactions that might result in a premium over the prevailing market price of our common stock.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner as summarized below. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding shares owned by persons who are directors and also officers, and employee stock plans in some instances, but not the outstanding voting stock owned by the interested stockholder; or

●	at or after the time the stockholder became interested, the business combination was approved by our board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, lease, pledge, or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Restated Certificate of Incorporation and Restated Bylaw Provisions

Our restated certificate of incorporation and our restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or policy, including the following:

●	Board Vacancies. Our restated bylaws and certificate of incorporation provide, subject to the special rights of the holders of any series of preferred stock to elect directors, that any vacancy on the board of directors may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders, except as otherwise provided by law. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. In addition, the number of directors constituting the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships (the “Whole Board”) is permitted to be set only by a resolution adopted by a majority of the Whole Board. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the board of directors, but promotes continuity of management.

●	Classified Board. Our restated certificate of incorporation and restated bylaws provide that our board of directors is classified into three classes of directors. The existence of a classified board of directors could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror. See the section titled “Management—Corporate Governance—Classified Board of Directors” for additional information.

●	Directors Removed Only for Cause. Our restated certificate of incorporation provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

●	Requirements for Amendments of Our Restated Certificate of Incorporation and Restated Bylaws. Our restated certificate of incorporation further provides that the affirmative vote of holders of at least a majority of our capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of our restated certificate of incorporation, including provisions relating to the classified board, the size of the board of directors, removal of directors, special meetings, actions by written consent, and designation of our preferred stock. The affirmative vote of holders of at least a majority of our capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal our restated bylaws, although our restated bylaws may be amended by the approval of a majority of the Whole Board.

●	Stockholder Action; Special Meetings of Stockholders. Our restated certificate of incorporation provides that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, holders of our capital stock would not be able to amend our restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our restated bylaws. Our restated certificate of incorporation and our restated bylaws provide that special meetings of our stockholders may be called only by the chairperson of the board of directors, our chief executive officer or the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

●	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

●	No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our restated certificate of incorporation and restated bylaws do not provide for cumulative voting.

●	Issuance of Undesignated Preferred Stock. Our restated certificate of incorporation provides our board the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise.

●	Choice of Forum. Our restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum and to the fullest extent permitted by law, that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom, will be the sole and exclusive forum for: (a) any derivative action, suit or proceeding brought on behalf of us; (b) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, or agent of ours; (c) any action, suit or proceeding asserting a claim against us or any current or former director, officer or employee of ours arising out of or pursuant to, or seeking to enforce any right, obligation or remedy under, or to interpret, apply, or determine the validity of, any provision of the DGCL, the restated certificate of incorporation or the restated bylaws (as each may be amended from time to time); (d) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (e) any action, suit or proceeding asserting a claim against us or any current or former director, officer or employee of ours governed by the internal affairs doctrine, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. However, such forum selection provisions will not apply to actions, suits or proceedings brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The restated certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the restated certificate of incorporation provides that the federal district courts of the United States will have exclusive jurisdiction over any action asserting a cause of action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As noted above, the restated certificate of incorporation provides that the choice of forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum selection provisions in the restated certificate of incorporation.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provisions contained in the restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Limitation on Liability and Indemnification of Directors and Officers

As permitted by the DGCL, our amended and amended and restated certificate of incorporation contains provisions that eliminate the personal liability of its directors and officers for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

●	any breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	of a director under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

●	any transaction from which the director or officer derived an improper personal benefit.

The restated bylaws provide that our directors and officers, and directors and officers of our predecessor, will be indemnified and advanced expenses by us to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the restated certificate of incorporation provides that our directors and officers will not be personally liable to us or our stockholders for monetary damages for breaches of their fiduciary duty as directors or officers to the fullest extent permitted by the DGCL as it now exists or may in the future be amended.

The restated bylaws also permit us to purchase and maintain insurance on behalf of any officer, director, employee or agent of ours for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is (212) 828-8436.

LEGAL MATTERS

The validity of the shares of our common stock being offered by this prospectus will be passed upon for us by Cooley LLP, Palo Alto, California.

EXPERTS

The financial statements of the Company as of December 31, 2024 and 2023, and for the year ended December 31, 2024 and the period from July 17, 2023 (Inception) through December 31, 2023, have been audited by dbbmckennon, independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) included in this registration statement. The financial statements of the Company’s predecessor, Surfside, as of and for each of the years in the two-year period ended December 31, 2024 and 2023, have been audited by Grassi & Co., CPAs, P.C., independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph describing the conditions that raise substantial doubt about Surfside’s ability to continue as a going concern). Such financial statements have been included herein in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

CHANGE IN AUDITOR

As of September 5, 2025, Grassi & Co., CPAs, P.C. (“Grassi”), was dismissed as the independent registered public accounting firm of the Company. Effective as of September 5, 2025, the board of directors approved the appointment of dbbmckennon (“dbbmckennon”) to serve as our independent registered public accounting firm for the year ending December 31, 2025.

During the two years ended December 31, 2024 and 2023, and the subsequent interim period through September 5, 2025, there were no disagreements with Grassi on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grassi, would have caused it to make reference to the subject matter thereof in connection with its report, nor did its report contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principle.

During the two years ended December 31, 2024 and 2023, and the subsequent interim period through September 5, 2025, neither we nor anyone acting on our behalf consulted with dbbmckennon with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that dbbmckennon concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereof; or (iii) a reportable event as described in Item 304(a)(1)(v) of Regulation S-K and the related instructions thereof.

We have provided Grassi with a copy of this prospectus prior to the filing hereof and Grassi has furnished us a letter addressed to the SEC stating whether Grassi agrees with the statements made by us under this prospectus which letter is filed as Exhibit 16.1 hereto, as required by Item 304(a)(3) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC this registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes a part of this registration statement, does not contain all of the information in this registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to this registration statement and the exhibits filed as part of this document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to this registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including this registration statement, over the Internet on the SEC’s website at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us at: Deep Fission, Inc. 2831 Garber Street, Berkeley, California, (707) 400-0778.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and accompanying notes present the combination of the financial information of Surfside Acquisition Inc. (“Surfside” or “Parent”) and Deep Fission, Inc. (“Deep Fission”), adjusted to give effect to the Merger and related transactions (collectively, the “Transactions”).

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” For purposes of this section, Deep Fission and Surfside are collectively referred to as the “Companies,” and the Companies, subsequent to the Merger, are referred to herein as the “Combined Company.”

The historical financial information of Surfside was derived from the unaudited financial statements of Surfside as of and for the six months ended June 30, 2025 included in Surfside’s Quarterly Report on Form 10-Q filed with the SEC on August 12, 2025 (the “Surfside 10-Q”) and the audited financial statements of Surfside as of and for the year ended December 31, 2024, included in Surfside’s Annual Report on Form 10-K filed with the SEC on March 28, 2025 (the “Surfside 10-K”).The historical financial information of Deep Fission was derived from the unaudited financial statements of Deep Fission as of and for the six months ended June 30, 2025 and the audited financial statements of Deep Fission as of and for the year ended December 31, 2024, included elsewhere in this prospectus. This unaudited pro forma condensed combined financial information should be read together with (i) Surfside’s historical financial statements and related notes, and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Surfside’s 10-Q and 10-K and (ii) Deep Fission’s historical financial statements and related notes, and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the prospectus.

Contemporaneously with the Merger, Surfside conducted a private placement offering (the “Offering”) and sold 10,000,000 shares of its common stock at a purchase price of $3.00 per share for gross proceeds of approximately $30.0 million. In connection with the Offering, Surfside also issued to the Placement Agents warrants to purchase an aggregate of 586,666 shares of common stock at an exercise price of $3.00 per share. The unaudited pro forma condensed combined financial information and accompanying notes are adjusted to give effect to the Offering.

Notwithstanding the legal form, the Merger is expected to be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Under this method of accounting, Surfside will be treated as the acquired company for accounting purposes, and Deep Fission will be treated as the accounting acquirer. In accordance with this method of accounting, the Merger will be treated as the equivalent of Deep Fission issuing shares for the net assets of Surfside, accompanied by a recapitalization. Consequently, the net assets of Surfside will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Merger will be those of Deep Fission. Deep Fission has been determined to be the accounting acquirer for purposes of the Merger based on an evaluation of the following facts and circumstances:

●	The assets of Deep Fission represent a significant majority of the assets of the Combined Company.

●	Deep Fission stockholders have a majority of the voting power of the Combined Company.

●	Deep Fission designated the entire governing body of the Combined Company.

●	The executive officers of the Combined Company immediately after the Closing are the same individuals as those of Deep Fission immediately prior to the Closing.

●	Deep Fission’s operations comprise the ongoing operations of the Combined Company.

The table directly below presents shares outstanding after the Transactions, as depicted in the unaudited pro forma condensed combined financial information:

Pro Forma Ownership	Shares	Fully Diluted %
Legacy Deep Fission Stockholders	38,538,922	60.85%
Private Placement Investors	10,000,000	15.79%
Retained Pre-Merger Shares	2,166,667	3.42%
Advisor Shares	85,000	0.13%
Placement Agent Warrants	586,666	0.93%
2025 EIP Shares Reserved (unissued)	9,500,882	15.0%
2025 ESPP Shares Reserved (unissued)	1,000,000	1.58%
2025 Plan Option Shares Reserved (unissued)	1,461,078	2.31%
Total shares outstanding and reserved for issuance	63,339,215	100.0%

The following unaudited pro forma condensed combined balance sheet as of June 30, 2025, and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024, are based on the historical financial statements of Surfside and Deep Fission. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Merger and related transactions actually been completed on the assumed dates or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2025

			Transaction
	Legacy		Accounting		Pro Forma
	Deep Fission (Historical)	Surfside (Historical)	Adjustments (Note 2)	Notes	Balance Sheet
Assets
Cash and cash equivalents	$4,779,309	$11,027	$30,000,000	(A)	$30,690,336
			(100,000)	(B)
			(3,900,000)	(C)
			(100,000)	(D)
Prepaid expenses and other current assets	118,818	-			118,818
Total current assets	4,898,127	11,027	25,900,000		30,809,154
Property and equipment, net	28,104	-			28,104
Total assets	4,926,231	11,027	25,900,000		30,837,258

Liabilities
Accounts payable	84,961	17,300			102,261
Accrued expenses	234	-			234

Accrued compensation	15,692	-			15,692
Note payable - stockholder	-	172,025	(172,025)	(B)	-
Total current liabilities	100,887	189,325	(172,025)		118,187
SAFE notes	20,463,632	-	(20,463,632)	(E)	-
Total liabilities	20,564,519	189,325	(20,635,657)		118,187

Commitments and contingencies

Stockholders’ equity
Parent Preferred stock	-	-			-
Common stock					-
Legacy Deep Fission Common Stock	9,386	-	(20,872)	(F)	-
			11,486	(E)
Parent Common Stock	-	500	4,000	(F)	5,226
			(283)	(G)
			9	(H)
			1,000	(I)
Additional paid-in capital	148,257	-			46,452,752
			(3,900,000)	(C)
			(100,000)	(D)
			20,452,146	(E)
			16,872	(F)
			283	(G)
			(9)	(H)
			29,999,000	(I)
			(178,798)	(J)
			15,001	(K)
Accumulated deficit	(15,795,931)	(178,798)	178,798	(J)	(15,738,907)
			72,025	(B)
			(15,001)	(K)
Total stockholders’ equity	(15,638,288)	(178,298)	46,535,657		30,719,071
Total liabilities and stockholders’ equity	$4,926,231	$11,027	$25,900,000		$30,837,258

Footnotes:	Per Disclosure:
(A)	Cash proceeds from Offering for shares sold to New Investors.
(B)	To reflect the repayment of Surfside-1’s Note Payable - Stockholder using the proceeds from the Offering.
(C)	Estimated transaction costs of DF related to the Merger. Offset to APIC as reverse recapitalization.
(D)	Estimated transaction costs of Surfside related to the Merger. Offset to APIC as reverse recapitalization.
(E)	Conversion of SAFE Notes for DF’s shares.
(F)	Exchange of DF’s shares for 40M shares of Combined Company.
(G)	Cancellation of 2,833,333 shares belonging to Surfside’s pre-merger shareholders.
(H)	85,000 shares issued to Advisor at Closing.
(I)	Shares sold to New Investors for gross proceeds of $30.0M, refer to Note (A).
(J)	To reflect the elimination of Surfside’s historical accumulated deficit.
(K)	DF’s stock options fully vesting as of the Merger Date - to recognize remaining share-based compensation expense.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED JUNE 30, 2025

			Transaction
	Legacy		Accounting
	Deep Fission	Surfside	Adjustments		Pro Forma
	(Historical)	(Historical)	(Note 2)		Combined

Revenue	$-	$-	$-		$-

Operating expense
General and administrative expenses	2,718,780	24,037	14,798	(AA)	2,757615
Research and development expenses	780,517	-	203	(AA)	780,720
Total operating expenses	3,499,297	24,037	15,001		3,538,335
Operating loss	(3,499,297)	(24,037)	(15,001)		(3,538,335)
Other non-operating income (expense)
Interest income	-	-			-
Change in fair value of SAFE notes	(3,638,167)	-	3,638,167	(CC)	-
Other income (expense), net	1,004	-	72,025	(BB)	173,029
Total non-operating income (expense)	(3,637,163)	-	3,710,192		173,029
Net loss	$(7,136,460)	$(24,037)	$3,695,191		$(3,465,306)

Basic and diluted weighted average shares outstanding of common stock	937,438	5,000,000	-		52,251,667
Basic and diluted net loss per share of common stock	$(7.61)	$(0.00)	$-		$(0.07)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

			Transaction
	Legacy		Accounting
	Deep Fission	Surfside	Adjustments		Pro Forma
	(Historical)	(Historical)	(Note 2)		Combined

Revenue	$-	$-	$-		$-

Operating expense
General and administrative expenses	2,419,009	44,810	19,509	(AA)	2,483,328
Research and development expenses	643,642	-	915	(AA)	644,557
Total operating expenses	3,062,651	44,810	20,424		3,127,885
Operating loss	(3,062,651)	(44,810)	(20,424)		(3,127,885)
Other non-operating income (expense)
Interest income	20,331	-			20,331
Change in fair value of SAFE notes	(4,987,665)	-	4,987,665	(CC)	-
Other income (expense), net	749	-	72,025	(BB)	72,774
Total non-operating income (expense)	(4,966,585)	-	5,059,690		93,105
Net loss	$(8,029,236)	$(44,810)	$5,039,266		$(3,034,780)

Basic and diluted weighted average shares outstanding of common stock	801,180	5,000,000			52,251,667
Basic and diluted net loss per share of common stock	$(10.02)	$(0.01)	$-		$(0.06)

Footnotes:	Per Disclosure:
*	To add in historical Surfside as if it was acquired January 1, 2024.
(AA)	Represents an adjustment to record the remaining unrecognized stock-based compensation expense as of June 30, 2025, associated with equity awards granted to certain members of Deep Fission management, employees, and non-employees. All equity awards vest immediately at the Closing.
(BB)	Gain on extinguishment of notes payable which is paid using the proceeds from the Offering in the amount of $100,000 where the remaining balance is cancelled.
(CC)	Gain on conversion of SAFE notes issued by Deep Fission to investors into Parent’s Common Stock.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial information was prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and presents the Combined Company’s pro forma financial condition and results of operations based upon the historical financial information of each of Surfside and Deep Fission after giving effect to the Transactions set forth in the notes to the unaudited pro forma condensed consolidated financial information. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the Combined Company upon consummation of the Transactions.

Notwithstanding the legal form, the Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Surfside will be treated as the acquired company for accounting purposes and Deep Fission will be treated as the accounting acquirer. In accordance with this method of accounting, the Merger will be treated as the equivalent of Deep Fission issuing shares for the net assets of Surfside, accompanied by a recapitalization. The net assets of Surfside will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Merger will be those of Deep Fission. Deep Fission has been determined to be the accounting acquirer for purposes of the Merger based on an evaluation of the following facts and circumstances:

●	The assets of Deep Fission represent a significant majority of the assets of the Combined Company.

●	Deep Fission stockholders have a majority of the voting power of the Combined Company.

●	Deep Fission designated the entire governing body of the Combined Company.

●	The executive officers of the Combined Company immediately after the Closing are the same individuals as those of Deep Fission immediately prior to the Closing.

●	Deep Fission’s operations comprise the ongoing operations of the Combined Company

In connection with the Offering, Surfside also issued to the Placement Agents warrants to purchase an aggregate of 586,666 shares of Parent common stock at an exercise price of $3.00 per share (“Warrants”). The Warrants are accounted for as equity-classified instruments in accordance with U.S. GAAP and are initially measured at fair value. The preliminary estimated aggregate fair value of the Warrants as of the Closing is $1,257,537. The preliminary estimated fair values were determined using a Black-Scholes valuation model, which requires inputs based on estimates, including the following assumptions: a stock price of $3.00 on the date of Closing, a contractual term of 5-years, a risk-free rate of 3.79%, and an expected volatility of 90%. The actual fair values could change materially once the final valuation is determined as of the closing of the Transactions. As the Warrants were issued to the Placement Agents in connection with the Offering, a capital transaction, they are considered offering costs recorded through additional paid-in capital.

The unaudited pro forma condensed combined financial information presented does not reflect any cost savings, operating synergies, tax savings or revenue enhancements that the consolidated company may achieve as a result of the Merger. Deep Fission and Surfside did not have any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the Companies.

The unaudited pro forma condensed combined financial information has been prepared based on the Deep Fission and Surfside historical financial statements, as adjusted to give effect to the Merger and Offering. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024 give effect, on a pro forma basis, to the Transactions as if they had been consummated as of January 1, 2024. The unaudited pro forma condensed combined balance sheet as of June 30, 2025 is derived from the historical balance sheets of each of Deep Fission and Surfside, adjusted on a pro forma basis as if the Transactions had been consummated as of June 30, 2025.

The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that each of Deep Fission and Surfside believes are reasonable under the circumstances. The pro forma adjustments, which are described in the following notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. Each of Deep Fission and Surfside believes that its assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the Transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

2.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The pro forma condensed combined financial information does not include an income tax adjustment based on the history of Deep Fission’s losses and the expectation that the Combined Company would not be able to realize the tax benefits of such losses. The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Companies filed consolidated income tax returns during the periods presented.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2025 are as follows:

(A)	To reflect the issuance and sale of 10,000,000 shares of Parent common stock, par value of $0.0001 per share, to Private Placement Investors, respectively, for aggregate proceeds of approximately $30.0 million.

(B)	To reflect the repayment of the note payable held by Surfside of which $172,025 is repayable, while the remaining balance is cancelled and recognized as a gain on debt extinguishment upon consummation of the Transactions.

(C)	To reflect the payment at Closing of Deep Fission’s total estimated transaction costs of $3.9 million that are expected to be incurred in connection with the Transactions. These transaction costs are preliminary estimates subject to change. The final amounts of Deep Fission’s transaction costs and the resulting effect on the financial position and results of operations of the Combined Company may differ significantly. As a part of the reverse recapitalization, the estimated transaction costs are recorded through additional paid-in capital.

(D)	To reflect the payment at Closing of Surfside’s total estimated transaction costs of $0.1 million that are expected to be incurred in connection with the Transactions. These transaction costs are preliminary estimates subject to change. The final amounts of Surfside’s transaction costs and the resulting effect on the financial position and results of operations of the Combined Company may differ significantly. As a part of the reverse recapitalization, the estimated transaction costs are recorded through additional paid-in capital.

(E)	To reflect conversion of SAFE Notes into the shares of Deep Fission prior to recapitalization of Deep Fission.

(F)	To reflect the recapitalization of Deep Fission through the Merger and the issuance of 40,000,000 Parent Common Shares to former Deep Fission stockholders, recorded as an increase to Parent common stock of $4,000 and a decrease to additional paid-in capital of $16,872.

(G)	To reflect the cancellation of 2,833,333 shares of Parent common stock owned by former Surfside stockholders, recorded as an increase to additional paid-in capital of $283.

(H)	To reflect the issuance of 85,000 shares of Parent common stock to an advisor (the “Advisor Shares”), recorded as an increase to additional paid-in capital of $9.

(I)	To reflect the sale and issuance of 10,000,000 shares of Parent common stock to Private Placement Investors at an offering price of $3.00 per share for gross proceeds of approximately $30.0 million, recorded as an increase to additional paid-in capital of $30.0 million. Refer to (A) for the cash proceeds recognized.

(J)	To reflect the elimination of Surfside’s historical accumulated deficit to additional paid-in capital as part of the reverse recapitalization of the Merger.

(K)	To reflect the adjustment to record the remaining unrecognized stock-based compensation expense of $15 thousand associated with equity awards granted to certain members of management and employees of Deep Fission which vest immediately prior to the Merger. Per the terms of the Merger Agreement, the Board of Directors of Deep Fission has approved the accelerated vesting of all outstanding stock options immediately prior to the Effective Time of the Merger.

Pro Forma Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024 are as follows:

(AA)	Represents an adjustment to record the remaining unrecognized stock-based compensation expense of $15 thousand associated with equity awards granted to certain members of management and employees of Deep Fission which vest immediately prior to the Merger. Per the terms of the Merger Agreement, the Board of Directors of Deep Fission has approved the accelerated vesting of all outstanding stock options immediately prior to the Effective Time of the Merger.

(BB)	Represents the gain on debt extinguishment related to the note payable held by Surfside. Refer to (B).

(CC)	Gain on conversion of SAFE notes issued by Deep Fission to investors into Parent’s Common Stock.

3.	Earnings (Loss) per Share

Represents the pro forma basic and diluted net income (loss) per share to holders of Parent common stock calculated using the weighted-average common shares outstanding as a result of the pro forma adjustments. The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based on the number of shares of Parent common stock expected to be outstanding as if the Transactions had occurred on January 1, 2024. The calculation of weighted-average shares outstanding for pro forma basic and diluted earnings per share assumes that the shares issuable in connection with the Transactions have been outstanding for the entirety of the year presented.

Pro forma weighted-average shares outstanding—basic and diluted are calculated as follows for the six months ended June 30, 2025 and for the year ended December 31, 2024:

	For the
	Six Months	For the
	Ended	Year Ended
	June 30,	December 31,
	2025	2024

Numerator:
Pro forma net loss	$(3,465,306)	$(3,034,780)

Denominator:
Deep Fission Stockholders	40,000,000	40,000,000
Private Placement Investors	10,000,000	10,000,000
Advisor Shares	85,000	85,000
Retained Pre-Merger Shares	2,166,667	2,166,667
Pro forma weighted-average shares outstanding—basic and diluted	52,251,667	52,251,667

Pro forma basic and diluted loss per share	$(0.07)	$(0.06)

Common stock equivalents:
Anti-dilutive Placement Agent warrants	586,666	586,666

The common stock equivalents, presented based on amounts outstanding, were excluded from the calculation of pro forma diluted loss per share because their inclusion would be anti-dilutive.

INDEX TO FINANCIAL STATEMENTS

Deep Fission, Inc. – Financial Statements

Condensed Financial Statements as of and for the six months ended June 30, 2025 and 2024 (Unaudited)

Surfside Acquisition Inc. – Financial Statements

Deep Fission, Inc.

Condensed Balance Sheets

(Unaudited)

	June 30,	December 31,
	2025	2024

ASSETS

Current assets
Cash and cash equivalents	$4,779,309	$6,728,895
Prepaid expenses and other current assets	118,818	32,113
SAFE note subscription receivable	-	110,000
Total current assets	4,898,127	6,871,008

Property and equipment, net	28,104	1,993

Total assets	$4,926,231	$6,873,001

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable	$84,961	$94,797
Accrued expenses	234	31,777
Accrued compensation	15,692	34,863
Total current liabilities	100,887	161,437

SAFE notes	20,463,632	15,224,665
Total liabilities	20,564,519	15,386,102

Commitments and contingencies (Note 6)

Stockholders’ deficit
Common stock, par value $0.01 and $0.0001 per share, 5,000,000 and 1,000,000 shares authorized, 938,567 and 942,235 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	9,386	94
Additional paid-in capital	148,257	146,276
Accumulated deficit	(15,795,931)	(8,659,471)
Total stockholders’ deficit	(15,638,288)	(8,513,101)

Total liabilities and stockholders’ deficit	$4,926,231	$6,873,001

The accompanying notes are an integral part of these unaudited condensed financial statements.

Deep Fission, Inc.

Condensed Statements of Operations

(Unaudited)

	For the Six Months Ended June 30,
	2025	2024

Operating expenses
General and administrative expenses	$2,718,780	$752,535
Research and development expenses	780,517	135,930
Operating expenses	3,499,297	888,465
Operating loss	(3,499,297)	(888,465)

Other non-operating income (expense)
Interest income	-	11,385
Change in fair value of SAFE Notes	(3,638,167)	(1,251,721)
Other income (expenses)	1,004	(350)
Total non-operating income (expense)	(3,637,163)	(1,240,686)

Net loss	$(7,136,460)	$(2,129,151)

Basic and diluted weighted average shares outstanding of common stock	937,438	658,569

Basic and diluted net loss per share of common stock	$(7.61)	$(3.23)

The accompanying notes are an integral part of these unaudited condensed financial statements.

Deep Fission, Inc.

Condensed Statements of Stockholders’ Deficit

(Unaudited)

For the Six Months Ended June 30, 2025

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2024	942,235	$94	$146,276	$(8,659,471)	$(8,513,101)
Stock-based compensation - restricted stock, net of repurchases	(3,668)	-	11,273	-	11,273
Change in par value to $0.01 per share	-	9,292	(9,292)	-	-
Net loss	-	-	-	(7,136,460)	(7,136,460)
Balance at June 30, 2025	938,567	$9,386	$148,257	$(15,795,931)	$(15,638,288)

For the Six Months Ended June 30, 2024

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2023	429,235	$43	$-	$(630,235)	$(630,192)
Stock-based compensation - restricted stock	507,500	51	140,679	-	140,730
Net loss	-	-	-	(2,129,151)	(2,129,151)
Balance at June 30, 2024	936,735	$94	$140,679	$(2,759,386)	$(2,618,613)

The accompanying notes are an integral part of these unaudited condensed financial statements.

Deep Fission, Inc.

Condensed Statements of Cash Flows

(Unaudited)

	For the six months ended June 30,
	2025	2024

Cash flows from operating activities:
Net loss	$(7,136,460)	$(2,129,151)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,594	221
Change in fair value of SAFE notes	3,638,167	1,251,721
Stock-based compensation	10,452	135,432
Changes in operating assets and liabilities:
Prepaid expenses	(86,705)	(73,488)
Accounts payable	(9,836)	42,060
Accrued expenses	(31,543)	1,039
Accrued compensation	(19,171)	24,861
Net cash used in operating activities	(3,632,502)	(747,305)

Cash flows from investing activities:
Purchases of property and equipment	(28,705)	(2,657)
Net cash used in investing activities	(28,705)	(2,657)

Cash flows from financing activities:
Proceeds from exercise of restricted stock awards	821	5,298
Proceeds from SAFE notes	1,710,800	2,440,000
Payment of related party loan	-	(10,000)
Net cash provided by financing activities	1,711,621	2,435,298

Net (decrease) increase in cash and cash equivalents	(1,949,586)	1,685,336

Cash and cash equivalents, beginning of period	6,728,895	945,802
Cash and cash equivalents, end of period	$4,779,309	$2,631,138

Supplemental cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$350

The accompanying notes are an integral part of these unaudited condensed financial statements.

Deep Fission, Inc.

Notes to Unaudited Condensed Financial Statements

Note 1: Description of Business and Basis of Presentation

Organization

Deep Fission, Inc. (“Deep Fission”, the “Company”, and also referred to as “us”, “we” or “our”) was incorporated on July 17, 2023, under the laws of the state of Delaware.

Operations

The Company was established to provide a first-of-its-kind solution of developing a Deep Borehole pressurized water reactor (“DBR”) placed one mile underground to deliver clean, secure, and low-cost electricity. The Company has made progress in achieving milestones toward eventual commercialization of its DBR, the most significant of which was selection by the U. S. Department of Energy in August 2025 for participation in the Nuclear Reactor Pilot Program.  That pilot program anticipates deployment of the Company’s first test DBR by July 2026.

The Company’s activities are subject to significant risks and uncertainties, including the possibility that it may be unable to secure sufficient funding to sustain operations until its Standard Design Approval (“SDA”) applications are approved by the NRC, commercialization is achieved, and customers are secured.

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to SEC rules and regulations applicable to interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a compete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s financial position, results of operations, and cash flows for the periods presented. These interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Deep Fission, Inc.

Notes to Unaudited Condensed Financial Statements

Liquidity and Going Concern

As of June 30, 2025 and December 31, 2024, the Company’s cash and cash equivalents were $4,779,309 and $6,728,895, respectively. The Company continues to incur significant operating losses. For the six months ended June 30, 2025 and 2024, the Company had a net loss of $7,136,460 and $2,129,151, respectively, and used cash in operating activities of $3,640,973 and $747,305, respectively. As of June 30, 2025 and December 31, 2024, the Company had accumulated deficits of $15,795,931 and $8,659,471, respectively. Management expects that significant on-going operating expenditures will be necessary to successfully implement the Company’s business plan and develop and market its products. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements are issued. Implementation of the Company’s plans and its ability to continue as a going concern will depend upon the Company’s ability to establish a source of revenue and raise additional capital to fund its operations.

The Company plans to access capital resources through possible public or private equity offerings, debt financings, corporate collaborations, and other means. The Company has historically been able to raise capital through equity and equity-linked instruments, such as simple agreement for future equity (“SAFE”), although no assurance can be provided that it will continue to be successful in the future. While the Company believes that it has a reasonable basis for its expectation and it will be able to raise additional funds, there is no assurance that the Company will be able to complete additional financing in a timely manner.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary if the Company is unable to continue as a going concern due to the inability to obtain adequate financing in the future.

Deep Fission, Inc.

Notes to Unaudited Condensed Financial Statements

Note 2: Summary of Significant Accounting Policies

The accompanying financial statements reflect the application of the accounting policies described in this note.

Segments

In accordance with criteria under ASC 280, which establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers, the Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer. The Company’s CODM reviews results to assess performance, make decisions, and allocates operating and capital resources of the Company as a whole, therefore, there is only one reportable segment. The CODM does not distinguish its principal business activities for the purpose of internal reporting and uses net loss to allocate resources in the annual budgeting and forecasting process, along with using that measure as a basis for evaluating financial performance quarterly by comparing the actual results with historical budgets.

Significant segment expenses that are provided to CODM on a regular basis and are included within reported measure of segment profit or loss are research and development and general and administrative. Other segment items are represented by change in fair value of SAFE Notes, interest and other income.

The condensed statements of operations for the six months ended June 30, 2025 and 2024, reflect the significant segment expenses and other segment items, as well as the condensed balance sheets as of June 30, 2025 and December 31, 2024, for the one reportable segment.

Use of Estimates

The preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. Actual results may differ from these estimates.

Fair Value Measurements

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. There are no transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements.

Financial instruments measured and reported at fair value are classified and disclosed in one of the following categories:

Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company is able to access.

Level 2 - Valuations based on quoted prices in markets that are not active or for which all significant inputs, other than quoted prices included in Level 1, that are observable either directly or indirectly. These inputs may include (a) quoted prices for similar assets in active markets, (b) quoted prices for identical or similar assets in markets that are not active, (c) inputs other than quoted prices that are observable for the asset, or (d) inputs derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Valuations based on inputs that are unobservable and significant to the entire fair value measurement.

Deep Fission, Inc.

Notes to Unaudited Condensed Financial Statements

The Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company performs an analysis of the assets and liabilities at each reporting period end.

The Company’s cash and cash equivalents, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities approximate their fair value due to the short-term nature of these assets and liabilities. The Company’s SAFE Notes (see Note 5) are carried at fair value and classified as Level 3 liabilities.

Cash and Cash Equivalents

The Company maintains deposits in financial institutions that at times exceed the insured amounts provided by the Federal Deposit Insurance Corporation. The Company believes it is not exposed to any significant credit risk to cash. Certificates of deposit and other short-term investments with an original maturity of three months or less are considered cash equivalents.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation are computed using the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and maintenance which do not extend the useful lives of the assets are charged to operations as incurred.

The Company reviews its long-lived assets periodically to determine potential impairment by comparing the carrying value of those assets with the estimated future undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future undiscounted cash flows be less than the carrying value, the Company would recognize an impairment loss at that time. No impairment loss was recognized during the periods ended June 30, 2025 and 2024. The estimated useful lives of the Company’s property and equipment are as follows:

Useful Life
Equipment	3 years

SAFE Notes

The Company has issued Simple Agreements for Future Equity (“SAFE Notes”) in exchange for cash financing.

The Company has accounted for its SAFE Notes as derivatives under the FASB ASC 815-40 and ASC 815-10 and presented them as long-term liabilities in the accompanying condensed balance sheets. If any changes in the fair value of the SAFEs occur, the Company will record such changes through earnings.

Research and Development Expenses

Research and development expenses include consulting fees and registration fees related to the Company’s pursuit of furthering intellectual property, and analytical work. The Company expenses all research and development costs in the periods in which they are incurred.

Deep Fission, Inc.

Notes to Unaudited Condensed Financial Statements

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation”. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s costs are classified.

Net Loss Per Common Share

We calculate basic net loss per common share in accordance with ASC 260, “Earnings Per Share,” based on the weighted-average number of outstanding common shares during the fiscal period. Diluted loss per common share is based on the weighted-average number of outstanding common shares plus the weighted-average number of potential outstanding common shares. In periods where they are anti-dilutive, such amounts are excluded from the calculations of dilutive earnings per share. Net loss per common share is computed separately for each period presented. There were no dilutive shares for the six months ended June 30, 2025 and 2024.

Income Taxes

Income taxes are accounted for in accordance with ASC 740, “Income Taxes.” Under ASC 740, the provision for income taxes is comprised of taxes that are currently payable and deferred taxes that relate to the temporary differences between financial reporting carrying values and tax bases of assets and liabilities. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that the deferred tax assets will be realized. Deferred tax assets and liabilities are calculated by applying existing tax laws and the rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rules on deferred tax assets and liabilities is recognized in operations in the year of change. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized. As of June 30, 2025 and December 31, 2024, a full valuation allowance was recorded against deferred tax assets.

The Company accounts for uncertainty in income taxes using a recognition and measurement threshold for tax positions taken or expected to be taken in a tax return, which are subject to examination by federal and state taxing authorities. The tax benefit from an uncertain tax position is recognized when it is more likely than not that the position will be sustained upon examination by taxing authorities based on technical merits of the position. The amount of the tax benefit recognized is the largest amount of the benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The effective tax rate and the tax basis of assets and liabilities reflect management’s estimates of the ultimate outcome of various tax uncertainties. There were no unrecognized tax benefits as of June 30, 2025 and December 31, 2024. Once identified, the Company will recognize penalties and interest related to uncertain tax positions within the provision (benefit) for income taxes line in the accompanying condensed statements of operations. There were no amounts accrued for the payment of interest and penalties as of June 30, 2025 and December 31, 2024.

Deep Fission, Inc.

Notes to Unaudited Condensed Financial Statements

Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that materially impact the financial statements or related disclosures. Since tax matters are subject to some degree of uncertainty, there can be no assurance that the Company’s tax returns will not be challenged by the taxing authorities and that the Company or its members will not be subject to additional tax, penalties, and interest as a result of such challenge. Generally, the Company is subject to examination by taxing authorities for a period of three years from the date the returns are filed. All returns since inception are subject to examination by taxing authorities.

Risk and Uncertainties

The ongoing regional conflicts around the world and certain other macroeconomic factors including tariffs, inflation, and rising interest rates, have contributed to economic uncertainty. Additionally, events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. Furthermore, it is possible that U.S. policy changes, including planned or proposed budget cuts at the federal government level, could increase market volatility in the near term. These factors, amongst other things, could result in further economic uncertainty and volatility in the capital markets in the near term, and could negatively affect our operations. We will continue to monitor material impacts on our business strategies and operating results.

New Accounting Pronouncements

The Company does not believe that any recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

Note 3: Property and Equipment

Property and equipment consisted of the following:

	June 30, 2025	December 31, 2024

Equipment	$31,362	$2,657

Less: accumulated depreciation	(3,258)	(664)

Equipment, net	$28,104	$1,993

Depreciation expense for the six months ended June 30, 2025 and 2024 totaled $2,594 and $221, respectively.

Deep Fission, Inc.

Notes to Unaudited Condensed Financial Statements

Note 4: SAFE Notes

During the six months ended June 30, 2025 and 2024, the Company issued SAFE Notes in exchange for aggregate amounts of $1,600,800 and $1,940,000, respectively. For the six months ended June 30, 2025, the Company received total cash proceeds of $1,710,800, with $1,600,800 cash from the issuance of SAFE Notes during the period and $110,000 of cash received from the subscription of a SAFE Note. For the six months ended June 30, 2024, the Company received total cash proceeds of $2,440,000, with $1,940,000 cash from the issuance of SAFE Notes during the period and $500,000 of cash received from the subscription of a SAFE Note.

Upon a qualifying future equity financing involving preferred shares, SAFE Notes settle into a number of preferred shares equal to the greater of (i) the number of shares of standard preferred stock equal to the amount invested under the SAFE Note divided by the lowest price per share of the standard preferred stock, or (ii) the number of shares of SAFE Preferred Stock equal to the Purchase Amount divided by SAFE Price. Alternatively, upon the occurrence of a change of control, a direct listing or an initial public offering (described as a “liquidity event”) (other than a qualified financing), the investors shall have the option to receive either (i) cash payment equal to the invested amount under such SAFE Note, or (ii) a number of shares of common stock equal to the invested amount divided by the liquidity price set forth in the applicable SAFE Note.

If a dissolution event occurs prior to the termination of the SAFE Notes, the investor will be entitled to receive a portion of the related proceeds equal to the purchase amount (or the amount received for the SAFE Notes).

No SAFE Notes converted into shares of the Company’s preferred stock during the six months ended June 30, 2025 and 2024.

Note 5: Fair Value Measurements

The following is a description of the valuation methodology and significant inputs used for each asset and liability measured at fair value on a recurring or nonrecurring basis, as well as the classification of the asset or liability within the fair value hierarchy.

The Company’s SAFE Notes are recorded at fair value on the condensed balance sheets. The fair value of the Company’s SAFE Notes is based on significant inputs not observable in the market which cause the instrument to be classified as a Level 3 measurement with the fair value hierarchy. The valuation uses weighted average probabilities estimated by management considering pay-offs under various scenarios as follows: (i) an equity financing where the SAFE Notes will convert into certain preferred stock; (ii) a liquidity event (change of control, and initial public offering) where the SAFE noteholders will have an option to receive either a cash payment equal to the invested amount under such SAFE Note, or a number of shares of preferred stock equal to the invested amount divided by the liquidity price; and (iii) dissolution event where the SAFE noteholders will be entitled to receive a portion of the related proceeds equal to the purchase amount. Management estimated that equity financing or liquidity events were the predominant settlement scenarios at each period end. The Company determined the fair value of the SAFE Notes under the Monte Carlo simulation method which was used to estimate the future market value of invested capital (“MVIC”) of the Company at an equity financing event and the expected payment to the SAFE noteholders at each simulated MVIC value. The Company believes these assumptions would be made by a market participant in estimating the valuation of the SAFE Notes. The Company assesses these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained. Changes in the fair value of the SAFE Notes are recognized on the condensed statements of operations.

Deep Fission, Inc.

Notes to Unaudited Condensed Financial Statements

The key assumptions used in the Monte Carlo simulation are presented in the table below:

	June 30, 2025	December 31, 2024
Asset volatility(1)	90 - 105%	85 - 95%
Risk-free rate(2)	3.64 - 4.00%	4.08 - 4.23%
Expected term(3)	6 - 42 months	12 - 48 months

(1)	Volatility was based on implied and historical volatility of the share price of peer companies.
(2)	Risk-free rate based on the U.S. Treasury yield in effect at the time of SAFE Notes consistent with the expected term.
(3)	The simulation considered 6 months – 12 months term for equity event and 3.5 and 4-year term for liquidity event.

The following table presents a reconciliation of the liability measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as of June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024
Beginning balance	$15,224,665	$2,047,000
SAFE Notes issued during the period	1,600,800	8,190,000
Change in fair value during the period	3,638,167	4,987,665
Ending balance	$20,463,632	$15,224,665

Note 6: Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Deep Fission, Inc.

Notes to Unaudited Condensed Financial Statements

Note 7: Stockholders’ Equity

Common Stock

As of June 30, 2025 and December 31, 2024, we had 5,000,000 and 1,000,000 shares of common stock authorized, with 938,567 and 942,235 shares issued and outstanding, respectively. Each share of our common stock has a par value of $0.01 and $0.0001 as of June 30, 2025 and December 31, 2024, respectively. In June 2025, the Company amended and restated the certificate of incorporation to increase the authorized shares of common stock to 5,000,000 and the par value to $0.01.

Restricted Common Stock Awards

During the six months ended June 30, 2025, the Company’s Board of Directors approved the issuances of Restricted Common Stock to employees, officers, directors, and consultants. Stock-based compensation is measured using a fair value-based method for all equity-based awards. The cost of awarded equity instruments is recognized based on each instrument’s grant-date fair value over the period during which the grantee is required to provide service in exchange for the award. Grants ranged from vesting immediately, to over four years. The determination of fair value for the restricted common stock awards, requires significant judgment and the use of estimates as the Company does not have an observable stock price. The Company estimated the fair value of common stock using invested capital multiple and discounted present value to arrive at equity available for common shareholders.

Stock-based compensation is recorded as a general and administrative expense in the accompanying condensed statements of operations. Shares are issued concurrently with the issuance of Restricted Common Stock.

A summary of the restricted common stock award activity during the six months ended June 30, 2025, is as follows:

	Restricted Common Stock
		Weighted
	Number of	Average
	Shares	Fair Value
Unvested as of December 31, 2024	166,437	$0.09
Granted	3,332	1.91
Vested	(35,463)	0.29
Forfeited/ cancelled	(7,000)	0.31
Unvested as of June 30, 2025	127,306	$0.12

Stock-based compensation expense for the six months ended June 30, 2025 and 2024, were $10,452 and $135,432, respectively. As of June 30, 2025, the Company has an unrecognized stock-based compensation of $15,001 which will be recognized over a weighted average period of 2.13 years.

Deep Fission, Inc.

Notes to Unaudited Condensed Financial Statements

Note 8: Related Party Transactions

The Company has signed a consulting agreement with a related party, Deep Isolation, Inc., a company co-founded by Deep Fission’s co-founder and CEO. to develop generic technical and regulatory guidance for management of the Company. The Company has paid certain administrative expenses totaling $12,500 and $0 during the six months ended June 30, 2025 and 2024, respectively.

During 2023, the Company received $10,000 in exchange for a loan payable to a related party. The loan was due on demand and carried interest of 6% per annum. The loan was repaid in full, with interest in during the six months ended June 30, 2024.

Note 9: Subsequent Events

The Company has evaluated subsequent events through September 4, 2025, the date these financial statements were available to be issued, and determined that except for the transactions described below, there have been no events that occurred that would require adjustments to the Company’s disclosures.

Related Party Transaction

In August 2025, the Company granted an aggregate of 84,351 non-qualified stock options to purchase the Company’s common stock at an exercise price of $3.00 per share, to Elizabeth Muller (CEO) and Richard Muller (CTO).

SAFE Notes

From July 1, 2025 through the date these financial statements were issued, the Company executed SAFE Notes in the aggregate amount of $1,255,000 at valuation caps of $45 million and $80 million. The terms of the SAFE Notes are similar to the SAFE Notes as described in Note 4.

Restricted Common Stock

From July 1, 2025 through the date these financial statements were issued, the Company granted 81,994 shares, net of forfeiture or cancellation, of the Company’s common stock subject to four-year vesting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Deep Fission, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Deep Fission, Inc. (the “Company”) as of December 31, 2024, and 2023, the related statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2024, and for the period from July 17, 2023 (inception) through December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year ended December 31, 2024 and for the period from July 17, 2023 (inception) through December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has sustained net losses and negative cash flow from operations and requires additional capital to operate based on expected on-going expenditures, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform an audit of internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ dbbmckennon

We have served as the Company’s auditor since 2025.

Newport Beach, California

August 29, 2025

Deep Fission, Inc.

Balance Sheets

	December 31,
	2024	2023
ASSETS

Current assets
Cash and cash equivalents	$6,728,895	$945,802
Prepaid expenses and other current assets	32,113	-
SAFE note subscription receivable	110,000	500,000
Total current assets	6,871,008	1,445,802

Property and equipment, net	1,993	-
Total assets	$6,873,001	$1,445,802

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable	$94,797	$18,994
Accrued expenses	31,777	-
Accrued compensation	34,863	-
Related party loan	-	10,000
Total current liabilities	161,437	28,994

SAFE notes	15,224,665	2,047,000
Total liabilities	15,386,102	2,075,994

Commitments and contingencies (Note 6)

Stockholders’ deficit
Common stock, par value $0.0001 per share, 1,000,000 shares authorized, 942,235 and 429,235 shares issued and outstanding as of December 31, 2024 and 2023, respectively	94	43
Additional paid-in capital	146,276	-
Accumulated deficit	(8,659,471)	(630,235)
Total stockholders’ deficit	(8,513,101)	(630,192)
Total liabilities and stockholders’ deficit	$6,873,001	$1,445,802

The accompanying notes are an integral part of these financial statements.

Deep Fission, Inc.

Statements of Operations

	For the Year Ended December 31, 2024	For the Period From July 17, 2023 (Inception) Through December 31, 2023

Operating expenses
General and administrative expenses	$2,419,009	$36,041
Research and development expenses	643,642	47,220
Operating expenses	3,062,651	83,261
Operating loss	(3,062,651)	(83,261)

Other non-operating income (expense)
Interest income	20,331	26
Change in fair value of SAFE notes	(4,987,665)	(547,000)
Other income	749	-
Total non-operating income (expense)	(4,966,585)	(546,974)

Net loss	$(8,029,236)	$(630,235)

Basic and diluted weighted average shares outstanding of common stock	801,180	420,108

Basic and diluted net loss per share of common stock	$(10.02)	$(1.50)

The accompanying notes are an integral part of these financial statements.

Deep Fission, Inc.

Statements of Stockholders’ Deficit

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance at July 17, 2023 (inception)	-	-	-	-	-
Issuance of common stock to founders	400,000	$40	$-	$-	$40
Stock-based compensation – restricted stock	29,235	3	-	-	3
Net loss		-	-	(630,235)	(630,235)
Balance at December 31, 2023	429,235	43	-	(630,235)	(630,192)
Stock-based compensation – restricted stock	513,000	51	146,276	-	146,327
Net loss	-	-	-	(8,029,236)	(8,029,236)
Balance at December 31, 2024	942,235	$94	$146,276	$(8,659,471)	$(8,513,101)

The accompanying notes are an integral part of these financial statements.

Deep Fission, Inc.

Statements of Cash Flows

	For the Year Ended December 31, 2024	For the Period From July 17, 2023 (Inception) Through December 31, 2023

Cash flows from operating activities:
Net loss	$(8,029,236)	$(630,235)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	664	-
Change in fair value of SAFE notes	4,987,665	547,000
Stock-based compensation	140,935	-
Changes in operating assets and liabilities:
Prepaid expenses	(32,113)	-
Accounts payable	75,803	18,994
Accrued expenses	31,777	-
Accrued compensation	34,863	-
Net cash used in operating activities	(2,789,642)	(64,241)

Cash flows from investing activities:
Purchases of property and equipment	(2,657)	-
Net cash used in investing activities	(2,657)	-

Cash flows from financing activities:
Proceeds from issuance of common stock to founders	-	40
Proceeds from restricted stock awards	5,392	3
Proceeds from SAFE notes	8,580,000	1,000,000
Proceeds from related party loan	-	10,000
Payment of related party loan	(10,000)	-
Net cash provided by financing activities	8,575,392	1,010,043

Net increase in cash and cash equivalents	5,783,093	945,802

Cash and cash equivalents, beginning of year	945,802	-
Cash and cash equivalents, end of year	$6,728,895	$945,802

Supplemental cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$350	$-

Supplemental disclosure of non-cash financing activities:
Subscription of SAFE notes	$110,000	$500,000

The accompanying notes are an integral part of these financial statements.

Deep Fission, Inc.

Notes to Financial Statements

Note 1: Description of Business and Basis of Presentation

Organization

Deep Fission, Inc. (“Deep Fission”, the “Company”, and also referred to as “us”, “we” or “our”) was incorporated on July 17, 2023, under the laws of the state of Delaware.

Operations

The Company was established to provide a first-of-its-kind solution of developing a Deep Borehole pressurized water reactor DBR placed one mile underground to deliver clean, secure, and low-cost electricity. The Company has made progress in achieving milestones toward eventual commercialization of its DBR, the most significant of which was selection by the U. S. Department of Energy in August 2025 for participation in the Nuclear Reactor Pilot Program.  That pilot program anticipates deployment of the Company’s first test DBR by July 2026.

The Company’s activities are subject to significant risks and uncertainties, including the possibility that it may be unable to secure sufficient funding to sustain operations until its Standard Design Approval (“SDA”) applications are approved by the NRC, commercialization is achieved, and customers are secured.

Basis of Presentation

The financial statements and accompanying notes were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s fiscal year is December 31. The year ended December 31, 2024 and the period from July 17, 2023 (Inception) through December 31, 2023 presented within, are hereafter referred to as the years ended December 31, 2024 and 2023.

Liquidity and Going Concern

As of December 31, 2024 and 2023, the Company’s cash and cash equivalents were $6,728,895 and $945,802, respectively. The Company continues to incur significant operating losses. For the years ended December 31, 2024 and 2023, the Company had a net loss of $8,029,236 and $630,235, respectively, and used cash in operating activities of $2,789,642 and $64,241, respectively. As of December 31, 2024 and 2023, the Company had accumulated deficits of $8,659,471 and $630,235, respectively. Management expects that significant on-going operating expenditures will be necessary to successfully implement the Company’s business plan and develop and market its products. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements are issued. Implementation of the Company’s plans and its ability to continue as a going concern will depend upon the Company’s ability to establish a source of revenue and raise additional capital to fund its operations.

The Company plans to access capital resources through possible public or private equity offerings, debt financings, corporate collaborations, and other means. The Company has historically been able to raise capital through equity and equity-linked instruments, such as SAFEs, although no assurance can be provided that it will continue to be successful in the future. While the Company believes that it has a reasonable basis for its expectation and it will be able to raise additional funds, there is no assurance that the Company will be able to complete additional financing in a timely manner.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary if the Company is unable to continue as a going concern due to the inability to obtain adequate financing in the future.

Deep Fission, Inc.

Notes to Financial Statements

Note 2: Summary of Significant Accounting Policies

The accompanying financial statements reflect the application of the accounting policies described in this note.

Segments

In accordance with criteria under ASC 280, which establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers, the Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer. The Company’s CODM reviews results to assess performance, make decisions, and allocates operating and capital resources of the Company as a whole, therefore, there is only one reportable segment. The CODM does not distinguish its principal business activities for the purpose of internal reporting and uses net loss to allocate resources in the annual budgeting and forecasting process, along with using that measure as a basis for evaluating financial performance quarterly by comparing the actual results with historical budgets.

Significant segment expenses that are provided to CODM on a regular basis and are included within reported measure of segment profit or loss are research and development and general and administrative. Other segment items are represented by change in fair value of SAFE Notes, interest and other income.

The statements of operations for the years ended December 31, 2024 and 2023, reflect the significant segment expenses and other segment items, as well as the balance sheets as of December 31, 2024 and 2023, for the one reportable segment.

Use of Estimates

The preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. Actual results may differ from these estimates.

Fair Value Measurements

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. There are no transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements.

Financial instruments measured and reported at fair value are classified and disclosed in one of the following categories:

Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company is able to access.

Level 2 - Valuations based on quoted prices in markets that are not active or for which all significant inputs, other than quoted prices included in Level 1, that are observable either directly or indirectly. These inputs may include (a) quoted prices for similar assets in active markets, (b) quoted prices for identical or similar assets in markets that are not active, (c) inputs other than quoted prices that are observable for the asset, or (d) inputs derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Valuations based on inputs that are unobservable and significant to the entire fair value measurement.

Deep Fission, Inc.

Notes to Financial Statements

The Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company performs an analysis of the assets and liabilities at each reporting period end.

The Company’s cash and cash equivalents, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities approximate their fair value due to the short-term nature of these assets and liabilities. The Company’s SAFE Notes (see Note 5) are carried at fair value and classified as Level 3 liabilities.

Cash and Cash Equivalents

The Company maintains deposits in financial institutions that at times exceed the insured amounts provided by the Federal Deposit Insurance Corporation. The Company believes it is not exposed to any significant credit risk to cash. Certificates of deposit and other short-term investments with an original maturity of three months or less are considered cash equivalents.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation are computed using the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and maintenance which do not extend the useful lives of the assets are charged to operations as incurred.

The Company reviews its long-lived assets periodically to determine potential impairment by comparing the carrying value of those assets with the estimated future undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future undiscounted cash flows be less than the carrying value, the Company would recognize an impairment loss at that time. No impairment loss was recognized in 2024 or 2023. The estimated useful lives of the Company’s property and equipment are as follows:

Useful Life
Equipment	3 years

SAFE Notes

The Company has issued Simple Agreements for Future Equity (“SAFE Notes”) in exchange for cash financing.

The Company has accounted for its SAFE Notes as derivatives under the FASB ASC 815-40 and ASC 815-10 and presented them as long-term liabilities in the accompanying balance sheets. If any changes in the fair value of the SAFEs occur, the Company will record such changes through earnings.

Research and Development Expenses

Research and development expenses include consulting fees and registration fees related to the Company’s pursuit of furthering intellectual property, and analytical work. The Company expenses all research and development costs in the periods in which they are incurred.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation”. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s costs are classified.

Deep Fission, Inc.

Notes to Financial Statements

Net Loss Per Common Share

We calculate basic net loss per common share in accordance with ASC 260, “Earnings Per Share,” based on the weighted-average number of outstanding common shares during the fiscal period. Diluted loss per common share is based on the weighted-average number of outstanding common shares plus the weighted-average number of potential outstanding common shares. In periods where they are anti-dilutive, such amounts are excluded from the calculations of dilutive earnings per share. Net loss per common share is computed separately for each period presented. There were no dilutive shares for the years ended December 31, 2024 and 2023.

Income Taxes

Income taxes are accounted for in accordance with ASC 740, “Income Taxes.” Under ASC 740, the provision for income taxes is comprised of taxes that are currently payable and deferred taxes that relate to the temporary differences between financial reporting carrying values and tax bases of assets and liabilities. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that the deferred tax assets will be realized. Deferred tax assets and liabilities are calculated by applying existing tax laws and the rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rules on deferred tax assets and liabilities is recognized in operations in the year of change. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

The Company accounts for uncertainty in income taxes using a recognition and measurement threshold for tax positions taken or expected to be taken in a tax return, which are subject to examination by federal and state taxing authorities. The tax benefit from an uncertain tax position is recognized when it is more likely than not that the position will be sustained upon examination by taxing authorities based on technical merits of the position. The amount of the tax benefit recognized is the largest amount of the benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The effective tax rate and the tax basis of assets and liabilities reflect management’s estimates of the ultimate outcome of various tax uncertainties. Once identified, the Company will recognize penalties and interest related to uncertain tax positions within the provision (benefit) for income taxes line in the accompanying statements of operations.

Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that materially impact the financial statements or related disclosures. Since tax matters are subject to some degree of uncertainty, there can be no assurance that the Company’s tax returns will not be challenged by the taxing authorities and that the Company or its members will not be subject to additional tax, penalties, and interest as a result of such challenge. Generally, the Company is subject to examination by taxing authorities for a period of three years from the date the returns are filed. All returns since inception are subject to examination by taxing authorities.

Risk and Uncertainties

The ongoing regional conflicts around the world and certain other macroeconomic factors including tariffs, inflation, and rising interest rates, have contributed to economic uncertainty. Additionally, events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. Furthermore, it is possible that U.S. policy changes, including planned or proposed budget cuts at the federal government level, could increase market volatility in the near term. These factors, amongst other things, could result in further economic uncertainty and volatility in the capital markets in the near term, and could negatively affect our operations. We will continue to monitor material impacts on our business strategies and operating results.

Deep Fission, Inc.

Notes to Financial Statements

New Accounting Pronouncements

In November 2024, the FASB issued ASU No. 2024-04, Debt – Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments (“ASU 2024-04”). ASU 2024-04 clarifies requirements for determining whether certain settlements of convertible debt instruments, including convertible debt instruments with cash conversion features or convertible debt instruments that are not currently convertible, should be accounted for as an induced conversion. The standard is effective for all entities for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted in an interim or annual reporting period in which financial statements have not yet been issued (or made available for issuance), but no earlier than the adoption of ASU 2024-04. The Company is currently evaluating the impact ASU 2024-04 will have on its financial statements.

In November 2024, the FASB issued ASU 2024-03 Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). Under ASU 2024-03, a public entity is required to disclose information about purchases of inventory, employee compensation, depreciation, intangible asset amortization, and depletion for each income statement line item that contains those expenses. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. ASU 2024-03 allows for early adoption and requires either prospective adoption to financial statements issued for reporting periods after the effective date of ASU 2024-03 or retrospectively to any or all prior periods presented in the financial statements. The Company is currently assessing the impact of ASU 2024-03 on the Company’s Financial Statement disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. The provisions of ASU 2023-09 are effective for annual periods beginning after December 15, 2025; early adoption is permitted using either a prospective or retrospective transition method. The Company expects ASU 2023-09 to require additional disclosures in the notes to its financial statements.

The Company does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

Note 3: Property and Equipment

Property and equipment consisted of the following:

December 31,	2024	2023

Property and equipment	$2,657	$-

Less: accumulated depreciation	(664)	-

Property and equipment, net	$1,993	$-

Depreciation expense for the years ended December 31, 2024 and 2023 totaled $664 and $0, respectively.

Deep Fission, Inc.

Notes to Financial Statements

Note 4: SAFE Notes

During the years ended December 31, 2024 and 2023, the Company issued SAFE Notes in exchange for aggregate amounts of $8,190,000 and $1,500,000, respectively. For the year ended December 31, 2024, the Company received total cash proceeds of $8,580,000, with $8,080,000 cash from the issuance of SAFE Notes during the year and $500,000 of cash received from the subscription of a SAFE Note. As of December 31, 2024, the Company had a SAFE Note subscription receivable for $110,000; the proceeds were received in 2025. For the year ended December 31, 2023, the Company received total cash proceeds of $1,000,000 from the issuance of SAFE Notes during the year.

Upon a qualifying future equity financing involving preferred shares, SAFE Notes settle into a number of preferred shares equal to the greater of (i) the number of shares of standard preferred stock equal to the amount invested under the SAFE Note divided by the lowest price per share of the standard preferred stock, or (ii) the number of shares of SAFE Preferred Stock equal to the Purchase Amount divided by SAFE Price. Alternatively, upon the occurrence of a change of control, a direct listing or an initial public offering (described as a “liquidity event”) (other than a qualified financing), the investors shall have the option to receive either (i) cash payment equal to the invested amount under such SAFE Note, or (ii) a number of shares of common stock equal to the invested amount divided by the liquidity price set forth in the applicable SAFE Note.

If a dissolution event occurs prior to the termination of the SAFE Notes, the investor will be entitled to receive a portion of the related proceeds equal to the purchase amount (or the amount received for the SAFE Notes).

No SAFE Notes converted into shares of the Company’s preferred stock during the years ended December 31, 2024 and 2023.

Note 5: Fair Value Measurements

The following is a description of the valuation methodology and significant inputs used for each asset and liability measured at fair value on a recurring or nonrecurring basis, as well as the classification of the asset or liability within the fair value hierarchy.

The Company’s SAFE Notes are recorded at fair value on the balance sheets. The fair value of the Company’s SAFE Notes is based on significant inputs not observable in the market which cause the instrument to be classified as a Level 3 measurement with the fair value hierarchy. The valuation uses weighted average probabilities estimated by management considering pay-offs under various scenarios as follows: (i) an equity financing where the SAFE Notes will convert into certain preferred stock; (ii) a liquidity event (change of control, and initial public offering) where the SAFE noteholders will have an option to receive either a cash payment equal to the invested amount under such SAFE Note, or a number of shares of preferred stock equal to the invested amount divided by the liquidity price; and (iii) dissolution event where the SAFE noteholders will be entitled to receive a portion of the related proceeds equal to the purchase amount. Management estimated that equity financing or liquidity events were the predominant settlement scenarios at each year end. The Company determined the fair value of the SAFE Notes under the Monte Carlo simulation method which was used to estimate the future market value of invested capital (“MVIC”) of the Company at an equity financing event and the expected payment to the SAFE noteholders at each simulated MVIC value. The Company believes these assumptions would be made by a market participant in estimating the valuation of the SAFE Notes. The Company assesses these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained. Changes in the fair value of the SAFE Notes are recognized on the statements of operations.

Deep Fission, Inc.

Notes to Financial Statements

The key assumptions used in the Monte Carlo simulation are presented in the table below:

December 31,	2024	2023
Asset volatility(1)	85 - 95%	80 - 85%
Risk-free rate(2)	4.08 - 4.23%	3.77 - 4.14%
Expected term(3)	12 - 48 months	24 - 60 months

(1)	Volatility was based on implied and historical volatility of the share price of peer companies.
(2)	Risk-free rate based on the U.S. Treasury yield in effect at the time of SAFE Notes consistent with the expected term.
(3)	The simulation considered 1 – 2-year term for equity event and 4 and 5-year term for liquidity event.

The following table presents a reconciliation of the liability measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for years ended December 31, 2024 and 2023:

	Years Ended December 31,
	2024	2023
Beginning balance	$2,047,000	$-
SAFE Notes issued during the year	8,190,000	1,500,000
Change in fair value during the year	4,987,665	547,000
Ending balance	$15,224,665	$2,047,000

As of December 31, 2024 and 2023, the estimated fair value of the SAFE Notes totaled $15,224,665 and $2,047,000, respectively. The change in fair value during the years ended, as reflected in the above table, is included in the statements of operations.

Deep Fission, Inc.

Notes to Financial Statements

Note 6: Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Note 7: Stockholders’ Equity

Common Stock

As of December 31, 2024 and 2023, we had 1,000,000 shares of common stock authorized, with 942,235 and 429,235 shares issued and outstanding, respectively. Each share of our common stock has a par value of $0.0001. In June 2025, the Company amended and restated the certificate of incorporation to increase the authorized shares of common stock to 5,000,000 and the par value to $0.01. Near inception, the Company issued 400,000 shares of common stock to founders.

Restricted Common Stock Awards

During 2024 and 2023, the Company’s Board of Directors approved the issuances of Restricted Common Stock to employees, officers, directors, and consultants. Stock-based compensation is measured using a fair value-based method for all equity-based awards. The cost of awarded equity instruments is recognized based on each instrument’s grant-date fair value over the period during which the grantee is required to provide service in exchange for the award. Grants ranged from vesting immediately, to over four years. The determination of fair value for the restricted common stock awards, requires significant judgment and the use of estimates as the Company does not have an observable stock price. The Company estimated the fair value of common stock using invested capital multiple and discounted present value to arrive at equity available for common shareholders.

Stock-based compensation is recorded as a general and administrative expense in the accompanying statements of operations. Shares are issued concurrently with the issuance of Restricted Common Stock.

A summary of the restricted common stock award activity during the years ended December 31, 2024 and 2023, is as follows:

	Restricted Common Stock
		Weighted
	Number of	Average
	Shares	Fair Value
Unvested at July 17, 2023 (inception)	-	$-
Granted	429,235	-
Vested	(254,944)	-
Forfeited/cancelled	-	-
Unvested as of December 31, 2023	174,291	-
Granted	513,000	0.31
Vested	(520,854)	0.27
Forfeited/cancelled	-	-
Unvested as of December 31, 2024	166,437	0.09

Deep Fission, Inc.

Notes to Financial Statements

Shares granted in 2023 were deemed to have nominal value at the time of grant. Of the shares granted in 2024, 492,000 were to related parties.

Stock-based compensation expense for the years ended December 31, 2024 and 2023, were $140,935 and $0, respectively. The Company has an unrecognized stock-based compensation of $20,424, which will be recognized over a weighted average period of 2.89 years.

Note 8: Income Taxes

There were no current or deferred income taxes for the years ended December 31, 2024 and 2023.

The provision for income taxes differs from the amount obtained by applying the federal statutory income tax rate as follows:

	2024	2023
Federal taxes at statutory rate	21.00%	21.00%
State and local taxes, net of federal benefit	2.64%	0.93%
Nondeductible / nontaxable items	(13.05)%	(18.23)%
Valuation allowance	(10.59)%	(3.70)%
Effective income tax rate	0.00%	0.00%

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	As of December 31,
	2024	2023
Deferred tax assets:
Net operating losses	$616,910	$14,367
Stock-based compensation	39,439
Capitalized R&D expenses	206,222	8,925
Total deferred tax assets	862,571	23,292
Valuation allowance	(873,817)	(23,292)
Deferred income tax assets, net	$(11,246)	$-

Deferred tax liabilities:
Property and equipment	$38	$-
Start-up costs	11,208	-
Total deferred tax liability	11,246	-

Net deferred tax asset/(liability)	$-	$-

Deep Fission, Inc.

Notes to Financial Statements

The Company regularly assesses the ability to realize deferred tax assets recorded based upon the weight of available evidence, including such factors as recent earnings history, and expected future taxable income on a jurisdiction-by-jurisdiction basis. In the event that the Company changes its determination as to the amount of realizable deferred tax assets, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made. Due to the uncertainty surrounding their realization, the Company has recorded a full valuation allowance against the net deferred tax assets. Accordingly, no deferred tax asset has been recorded on the balance sheets. The Company’s valuation allowance increased during 2024 and 2023 by $850,525 and $23,292, respectively, primarily due to the generation of net operating losses and the capitalization of research and development expenditures

As of December 31, 2024 and 2023, the Company has net operating loss carryforwards for federal income tax purposes of approximately $1,959,672 and $40,734, respectively, which do not expire and may be available to offset future income tax liabilities, but will generally limit the net operating loss deduction to the lesser of the net operating loss carryover or 80% of a corporation’s taxable income. As of December 31, 2024 and 2023, the Company’s state net operating loss carryforwards were $2,940,882 and $83,232 which may be available to offset future income tax liabilities and start to expire in 2043.

The Internal Revenue Code of 1986, as amended, imposes restrictions on the utilization of net operating losses in the event of an “ownership change” of a corporation. Accordingly, a Company’s ability to use net operating losses may be limited as prescribed under Internal Revenue Code Section 382 (“Section 382”). Events which may cause limitations in the amount of the net operating losses that the Company may use in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period. Utilization of the federal and state net operating losses may be subject to substantial annual limitation due to the ownership change limitations provided by the Section 382 and similar state provision.

The Company files income tax returns in the U.S. federal and various state jurisdictions with varying statutes of limitations.

Note 9: Related Party Transactions

The Company has signed a consulting agreement with a related party, Deep Isolation, Inc., a company co-founded by Deep Fission’s co-founder and CEO. to develop generic technical and regulatory guidance for management of the Company. The Company has paid certain administrative expenses totaling $4,000 during the year ended December 31, 2024.

See Note 7 for restricted common stock issued to related parties.

During 2023, the Company received $10,000 in exchange for a loan payable to a related party. The loan was due on demand and carried interest of 6% per annum. The loan was repaid in full, with interest in 2024.

Note 10: Subsequent Events

The Company has evaluated subsequent events through August 29, 2025, the date these financial statements were available to be issued, and determined that except for the transactions described below or as noted in Note 7, there have been no events that occurred that would require adjustments to the Company’s disclosures.

SAFE Notes

From January 1, 2025 through the date these financial statements were issued, the Company executed SAFE Notes in the aggregate amount of $2,893,000 at valuation caps ranging from $45 – 80 million. The terms of the SAFE Notes are similar to the SAFE Notes as described in Note 4.

Restricted Common Stock

From January 1, 2025 through the date these financial statements were issued, the Company granted 70,061 shares of the Company’s common stock subject to four-year vesting, that remain outstanding.

SURFSIDE Acquisition INC.

CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current assets
Cash	$11,027	$3,464
Total current assets	11,027	3,464
Total assets	$11,027	$3,464

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$17,300	$10,700
Note payable - stockholder	172,025	147,025
Total current liabilities	189,325	157,725
Total liabilities	189,325	157,725

Commitments and contingencies

Stockholders’ deficit
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.0001 par value, 50,000,000 shares authorized, 5,000,000 shares issued and outstanding	500	500
Accumulated deficit	(178,798)	(154,761)
Total stockholders’ deficit	(178,298)	(154,261)
Total liabilities and stockholders’ deficit	$11,027	$3,464

See accompanying notes to condensed financial statements.

SURFSIDE Acquisition INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Revenue	$-	$-	$-	$-
General and administrative expenses	12,774	11,461	24,037	22,752
Loss from operations	(12,774)	(11,461)	(24,037)	(22,752)

Net loss	$(12,774)	$(11,461)	$(24,037)	$(22,752)
Weighted average common stock outstanding, basic and diluted	5,000,000	5,000,000	5,000,000	5,000,000

Net loss per share of common stock, basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

See accompanying notes to condensed financial statements.

SURFSIDE Acquisition INC.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(Unaudited)

Three and Six Months Ended June 30, 2024

	Common Stock		Accumulated	Stockholders’
	Shares	Amount	Deficit	Deficit
Balances - December 31, 2023	5,000,000	$500	$(109,951)	$(109,451)
Net loss	-	-	(11,291)	(11,291)
Balances – March 31, 2024	5,000,000	500	(121,242)	(120,742)
Net loss	-	-	(11,461)	(11,461)
Balances – June 30, 2024	5,000,000	$500	$(132,703)	$(132,203)

Three and Six Months Ended June 30, 2025

	Common Stock		Accumulated	Stockholders’
	Shares	Amount	Deficit	Deficit
Balances - December 31, 2024	5,000,000	$500	$(154,761)	$(154,261)
Net loss	-	-	(11,263)	(11,263)
Balances – March 31, 2025	5,000,000	500	(166,024)	(165,524)
Net loss	-	-	(12,774)	(12,774)
Balances – June 30, 2025	5,000,000	$500	$(178,798)	$(178,298)

See accompanying notes to condensed financial statements.

SURFSIDE Acquisition INC.

CONDENSED STATEMENT OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(24,037)	$(22,752)
Adjustments to reconcile net loss to net cash used in operating activities:
Accounts payable and accrued expenses	6,600	-
Net cash used in operating activities	(17,437)	(22,752)

Cash flows from financing activities:

Proceeds from note payable - stockholder	25,000	22,500
Net cash provided by financing activities	25,000	22,500

Net change in cash	7,563	(252)
Cash - beginning of period	3,464	774
Cash - end of period	$11,027	$522

See accompanying notes to condensed financial statements.

SURFSIDE Acquisition INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2025

(Unaudited)

Note 1. Nature of Operations

Surfside Acquisition Inc, (the “Company”) was incorporated in the State of Delaware on December 10, 2021. The Company’s management has chosen December 31st for its fiscal year end.

The Company was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly traded corporation. The Company’s principal business objective is to achieve long-term growth potential through a combination with a business, rather than immediate short-term earnings. The Company will not restrict its potential target companies to any specific business, industry, or geographical location. The analysis of business opportunities will be undertaken by, or under the supervision of, the officer and directors of the Company.

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to SEC rules and regulations applicable to interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a compete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s financial position, results of operations, and cash flows for the periods presented. These interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

The Company applies ASC 280, Segment Reporting, and has adopted ASU 2023-07. The Company currently operates as a single segment, but complies with enhanced interim disclosure requirements related to segment expenses and performance measures reviewed by the Chief Operating Decision Maker.

Use of Estimates

The preparation of the condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes”, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry-forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2025 and December 31, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Net Loss per Common Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted earnings per share takes into effect any dilutive instruments, except when doing so would be anti-dilutive. As of June 30, 2025 and 2024, there were no dilutive instruments.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, the Company is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the securities less attractive as a result, there may be a less active trading market for securities and the prices of securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards (that is, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies). The Company intends to take advantage of the benefits of this extended transition period.

Additionally, the Company is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Company will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of the ordinary shares held by non-affiliates equals or exceeds $250 million as of the prior June 30, and (2) the annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of the ordinary shares held by non-affiliates equals or exceeds $700 million as of the prior June 30.

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. ASU 2023-09 will become effective for Annual periods beginning after December 15, 2024. The Company is still reviewing the impact of ASU 2023-09.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which will require the Company to disclose significant segment expenses and other segment items on both an annual and interim basis, as reviewed by the Chief Operating Decision Maker (CODM). The Company adopted ASU 2023-07 effective January 1, 2025.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Note 3. Capital Stock

Preferred Stock

As of June 30, 2025 and December 31, 2024, the Company has 10,000,000 shares of preferred stock, par value of $0.0001, authorized and none issued or outstanding.

Common Stock

As of June 30, 2025 and December 31, 2024, the Company has 50,000,000 shares of common stock, par value of $0.0001, authorized and 5,000,000 shares issued and outstanding.

Note 4. Income Taxes

As of June 30, 2025 and December 31, 2024, the Company has approximately $37,500 and $32,500, respectively in gross deferred tax assets resulting from net operating loss carry-forwards of $179,000 and $155,000, respectively available to offset future taxable income through 2041 subject to the change in ownership provisions under IRC 382. A valuation allowance has been recorded to fully offset these deferred tax assets because the Company’s management believes future realization of the related tax benefits is uncertain.

The difference between the tax provision at the statutory federal income tax rate on June 30, 2025, and December 31, 2024, and the tax provisions attributable to loss before income taxes is as follows:

	June 30, 2025	December 31, 2024

Statutory federal income taxes	21.0%	21.0%
Valuation allowance	(21.0)%	(21.0)%
Effective income tax rate, net	-	-

Note 5. Commitments and Related Party Transactions

Office Space

The Company utilizes the office space and equipment of its management at no cost.

Note Payable - Stockholder

On December 10, 2021, the Company issued a promissory note (the “Note”) to a stockholder of the Company pursuant to which the Company agreed to repay the sum of any and all amounts advanced to the Company, on or before the date that the Company consummates a business combination with a private company or reverse takeover transaction or other transaction after which the Company would cease to be a shell company. Interest shall not accrue on the outstanding principal amount of the note except if an Event of Default (as defined in the note) has occurred. In the event of an Event of Default, the entire note shall automatically become due and payable (the “Default Date”) and starting from five (5) days after the Default Date, the interest rate on the note shall accrue at the rate of eighteen percent (18%) per annum. As of June 30, 2025, and December 31, 2024, the amount due under the note payable was $172,025 and $147,025, respectively.

Note 6. Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The Company has accumulated deficit and total stockholders’ deficit of $178,798 and $178,298, respectively as of June 30, 2025. Management believes these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the date these financial statements are issued. Management intends to finance operations over the next twelve months through additional borrowings from the existing Note.

The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Note 7. Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements, except as disclosed below.

Merger & Offering

On September 5, 2025, the Company and Deep Fission Acquisition Co., a wholly-owned subsidiary of the Company (“Acquisition Sub”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Deep Fission, Inc. (“Deep Fission”). The Merger Agreement and the transactions contemplated under the Merger Agreement (the “Merger”) were approved by all the Company’s stockholders and by the holders of a majority of the outstanding shares of common stock of Deep Fission. On September 5, 2025, the Company completed the Merger, as a result of which Acquisition Sub was merged with and into Deep Fission, with Deep Fission continuing as the surviving corporation of the Merger and becoming a wholly owned subsidiary of the Company. Pursuant to the terms of the Merger Agreement, all outstanding equity interests of Deep Fission converted into shares of the Company’s common stock, such that the holders of Deep Fission equity before the Merger own a majority of the outstanding shares of the Company’s common stock after the Merger (before giving effect to a private placement offering of common stock by the Company that was consummated in connection with the Merger), resulting in a change of control of the Company. Certain other information regarding the Merger and changes to the management and share ownership of the Company is set forth in the Current Report on Form 8-K filed by the Company with the SEC on September 11, 2025, as amended (the “Super 8-K”). The foregoing description of the Merger Agreement and private placement and related matters does not purport to be complete and is qualified in its entirety by the terms of the actual Merger Agreement and of terms and documentation for a private placement, which are filed with the SEC as exhibits to the Super 8-K.

Stock Purchase Agreement

On August 26, 2025, Mark N. Tompkins (“Seller”) and Ian Jacobs (“Buyer”) entered into a stock purchase agreement pursuant to which Buyer acquired 25,000 shares of the Company’s common stock from the Seller at a price of $0.0001 per share, for an aggregate purchase price of $2.50.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Surfside Acquisition, Inc.

Boca Raton, Florida

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Surfside Acquisition, Inc. (the “Company”) as of December 31, 2024 and 2023, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has incurred losses from inception, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

GRASSI & CO., CPAs, P.C.

PCAOB ID # 606

We have served as the Company’s auditors since 2022.

Jericho, New York

March 28, 2025

SURFSIDE ACQUISITION INC.

BALANCE SHEETS

	December 31,
	2024	2023
ASSETS
Current assets
Cash	$3,464	$774
Total current assets	3,464	774
Total assets	$3,464	$774

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$10,700	$10,700
Note payable - stockholder	147,025	99,525
Total current liabilities	157,725	110,225
Total liabilities	157,725	110,225

Commitments and contingencies

Stockholders’ deficit
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.0001 par value, 50,000,000 shares authorized, 5,000,000 shares issued and outstanding	500	500
Accumulated deficit	(154,761)	(109,951)
Total stockholders’ deficit	(154,261)	(109,451)
Total liabilities and stockholders’ deficit	$3,464	$774

See accompanying notes to financial statements.

SURFSIDE ACQUISITION INC.

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2024	2023
Revenue	$-	$-
General and administrative expenses	44,810	47,625
Loss from operations	(44,810)	(47,625)

Net loss	$(44,810)	$(47,625)

Weighted average common stock outstanding, basic and diluted	5,000,000	5,000,000

Net loss per share of common stock, basic and diluted	$(0.01)	$(0.01)

See accompanying notes to financial statements.

SURFSIDE ACQUISITION INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Years Ended December 31, 2024 and 2023

				Total
	Common Stock		Accumulated	Stockholders’
	Shares	Amount	Deficit	Deficit
Balances – December 31, 2022	5,000,000	$500	$(62,326)	$(61,826)
Net loss	-	-	(47,625)	(47,625)
Balances - December 31, 2023	5,000,000	500	(109,951)	(109,451)
Net loss	-	-	(44,810)	(44,810)
Balances - December 31, 2024	5,000,000	$500	$(154,761)	$(154,261)

See accompanying notes to financial statements.

SURFSIDE ACQUISITION INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(44,810)	$(47,625)
Adjustments to reconcile net loss to net cash used in operating activities:
Accounts payable and accrued expenses	-	1,348
Net cash used in operating activities	(44,810)	(46,277)

Cash flows from financing activities:
Repayments of stockholder advances	-	(518)
Proceeds from note payable - stockholder	47,500	47,500
Net cash provided by financing activities	47,500	46,982

Net change in cash	2,690	705
Cash - beginning of year	774	69
Cash - end of year	$3,464	$774

See accompanying notes to financial statements.

SURFSIDE ACQUISITION INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2024

Note 1. Nature of Operations

Surfside Acquisition Inc, (the “Company”) was incorporated in the State of Delaware on December 10, 2021. The Company’s management has chosen December 31st for its fiscal year end.

The Company was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly traded corporation. The Company’s principal business objective is to achieve long-term growth potential through a combination with a business, rather than immediate short-term earnings. The Company will not restrict its potential target companies to any specific business, industry, or geographical location. The analysis of business opportunities will be undertaken by, or under the supervision of, the officer and directors of the Company.

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company adopted ASC 740, “Income Taxes”, at its inception. Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry-forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2024 and 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Loss per Common Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted earnings per share takes into effect any dilutive instruments, except when doing so would be anti-dilutive. As of December 31, 2024 and 2023, there were no dilutive instruments.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, the Company is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find the securities less attractive as a result, there may be a less active trading market for securities and the prices of securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards (that is, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies). The Company intends to take advantage of the benefits of this extended transition period.

Additionally, the Company is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Company will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of the ordinary shares held by non-affiliates equals or exceeds $250 million as of the prior September 30, and (2) the annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of the ordinary shares held by non-affiliates equals or exceeds $700 million as of the prior September 30.

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. ASU 2023-09 will become effective for Annual periods beginning after December 15, 2024. The Company is still reviewing the impact of ASU 2023-09.

The Company does not believe that any other recently issued but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Note 3. Capital Stock

Preferred Stock

As of December 31, 2024 and 2023, the Company has 10,000,000 shares of preferred stock, par value of $0.0001, authorized and none issued or outstanding.

Common Stock

As of December 31, 2024 and 2023, the Company has 50,000,000 shares of common stock, par value of $0.0001, authorized and has issued 5,000,000 shares of its $0.0001 par value common stock for $500 to the founders of the Company.

Note 4. Income Taxes

As of December 31, 2024 and 2023, the Company has approximately $32,500 and $23,100 in gross deferred tax assets resulting from net operating loss carry-forwards of $155,000 and $110,000, respectively, available to offset future taxable income through 2041 subject to the change in ownership provisions under IRC 382. A valuation allowance has been recorded to fully offset these deferred tax assets because the Company’s management believes future realization of the related tax benefits is uncertain.

The difference between the tax provision at the statutory federal income tax rate on December 31, 2024 and 2023, and the tax provisions attributable to loss before income taxes is as follows:

	2024	2023
Statutory federal income taxes	21.0%	21.0%
Valuation allowance	(21.0)%	(21.0)%
Effective income tax rate, net	-	-

Note 5. Commitments and Related Party Transactions

Office Space

The Company utilizes the office space and equipment of its management at no cost.

Note Payable - Stockholder

On December 10, 2021, the Company issued a promissory note (the “Note”) to a stockholder of the Company pursuant to which the Company agreed to repay the sum of any and all amounts advanced to the Company, on or before the date that the Company consummates a business combination with a private company or reverse takeover transaction or other transaction after which the Company would cease to be a shell company. Interest shall not accrue on the outstanding principal amount of the note except if an Event of Default (as defined in the note) has occurred. In the event of an Event of Default, the entire note shall automatically become due and payable (the “Default Date”) and starting from five (5) days after the Default Date, the interest rate on the note shall accrue at the rate of eighteen percent (18%) per annum. As of December 31, 2024 and 2023, the amount due under the note payable was $147,025 and $99,525, respectively.

Note 6. Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The Company has accumulated deficit and total stockholders’ deficit of $154,761 and $154,261, respectively as of December 31, 2024. Management believes these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the date these financial statements are issued. Management intends to finance operations over the next twelve months through additional borrowings from the existing Note.

The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Note 7. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events, other than the below, that would have required adjustment or disclosure in the financial statements.

Formation of New Blank Check Company

On January 2, 2025, the related party owners of the Company formed a new blank check company, Orielle Acquisition Corp. This new entity was established as a vehicle to pursue a business combination and will focus its efforts to identify a possible business combination. The formation of Orielle Acquisition Corp. does not impact the Company’s financial position or results of operations as of December 31, 2024. However, it may present potential opportunities for collaboration or strategic partnerships in the future.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses payable by us in connection with the offering of the securities being registered.

SEC registration fee	$23,636
Accounting fees and expenses	$12,000
Legal fees and expenses	$100,000
Printing and miscellaneous expenses	$10,000
Total	$145,636

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Registrant’s amended and amended and restated certificate of incorporation contains provisions that eliminate the personal liability of its directors and officers for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

●	any breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	of a director under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

●	any transaction from which the director or officer derived an improper personal benefit.

We have entered into indemnification agreements with each of our current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our amended and amended and restated certificate of incorporation and amended and restated bylaws, and to provide additional procedural protections. There is no pending litigation or proceeding involving any of our directors or executive officers for which indemnification is sought. The indemnification provisions in our amended and restated certificate of incorporation, amended and restated bylaws, and the indemnification agreements entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act.

We also maintain standard insurance policies under which coverage is provided (a) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us, with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities

The following list sets forth information regarding all unregistered securities sold by us since inception on December 10, 2021. None of the following transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The sales of the below securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation.

Common Stock Purchase Agreements

On December 10, 2021, we issued pursuant to common stock purchase agreements:

●	4,750,000 shares of common stock to Mr. Tompkins, for an aggregate purchase price equal to $475 representing amounts advanced by Mr. Tompkins to counsel for Surfside in connection with the formation and organization of Surfside; and

●	250,000 shares of common stock to Ian Jacobs, an officer and director of Surfside, for an aggregate cash purchase price equal to $25.

The Private Placement

On September 5, 2025, in connection with the Private Placement, we issued an aggregate of 10,000,000 shares of our common stock at a purchase price of $3.00 per share in a private placement to certain accredited and institutional investors for aggregate gross consideration of $30.0 million. We also issued Placement Agent Warrants representing the right to acquire, on the terms set forth therein, 586,666 shares of our common stock. See “Description of Capital Stock.”

Securities Issued in Connection with the Merger

On September 5, 2025, pursuant to the terms of the Merger Agreement, each share of Legacy Deep Fission Common Stock issued and outstanding immediately prior to the Effective Time was converted into the right to receive 17.32141 shares of our common stock, rounded to the nearest whole share.

Placement Agent Warrants

In connection with the closing of the Private Placement, we paid the placement agents, Seaport, Benchmark, Dinosaur, Network 1 and Phoenix, each a U.S. registered broker-dealer, an aggregate cash placement fee of $2.1 million and issued the Placement Agents warrants to purchase an aggregate of 586,666 shares of our common stock. The Placement Agent Warrants expire on the earlier of (i) five years after the Closing Date and (ii) three years after our shares of common stock are listed on a national securities exchange, and have an exercise price of $3.00 per share. We also reimbursed the Placement Agents $100,000 of their expenses incurred in connection with the Private

Placement.

Advisor Shares

On September 5, 2025, we issued 85,000 shares of our common stock to an accredited investor in consideration for services rendered in connection with the Merger.

Consultant Shares

On September 16, 2025, we issued 83,500 shares of our common stock to a service provider of Deep Fission pursuant to the 2025 EIP.

Grants under Legacy Deep Fission 2025 Plan

On August 29, 2025, we granted stock options to Elizabeth Muller and Richard Muller representing 811,699 and 649,363 shares of our common stock, respectively, (on an as-converted basis), pursuant to the 2025 Plan. The stock options have an exercise price of $3.00 per share.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedules

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is included in our financial statements or notes to those financial statements.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit	Description	Schedule/Form	File Number	Exhibits	Filing Date
2.1	Agreement and Plan of Merger and Reorganization among the Company, Acquisition Sub. and Deep Fission, Inc.	Form 8-K	000-56407	2.1	September 11, 2025
3.1	Certificate of Merger relating to the merger of Acquisition Sub. with and into Deep Fission, Inc., filed with the Secretary of State of the State of Delaware on September 5, 2025.	Form 8-K	000-56407	3.1	September 11, 2025
3.2	Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on September 5, 2025.	Form 8-K	000-56407	3.2	September 11, 2025
3.3	Amended and Restated Bylaws.	Form 8-K	000-56407	3.3	September 11, 2025
5.1	Opinion of Cooley LLP.	S-1	333-290438	5.1	September 22, 2025
10.1	Form of Pre-Merger Indemnification Agreement.	Form 8-K	000-56407	10.1	September 11, 2025
10.2	Form of Post-Merger Indemnification Agreement.	Form 8-K	000-56407	10.2	September 11, 2025
10.3	Form of Subscription Agreement, dated September 5, 2025, by and between the Company and the parties thereto.	Form 8-K	000-56407	10.3	September 11, 2025
10.4	Form of Registration Rights Agreement, by and between the Company and the parties thereto.	Form 8-K	000-56407	10.4	September 11, 2025
10.5+	Deep Fission, Inc. 2025 Equity Incentive Plan (Pre-Merger).	Form 8-K	000-56407	10.5	September 11, 2025
10.6+	Forms of Option Grant Notice and Option Agreement under 2025 Equity Incentive Plan (Pre-Merger).	Form 8-K	000-56407	10.6	September 11, 2025
10.7+	Deep Fission, Inc. 2025 Equity Incentive Plan (Post-Merger).	Form 8-K	000-56407	10.7	September 11, 2025
10.8+	Forms of Option Grant Notice and Option Agreement under 2025 Equity Incentive Plan (Post-Merger).	Form 8-K	000-56407	10.8	September 11, 2025
10.9+	Forms of Restricted Stock Unit Grant Notice and Award Agreement under 2025 Equity Incentive Plan (Post-Merger).	Form 8-K	000-56407	10.9	September 11, 2025
10.10+	Deep Fission Inc. 2025 Employee Stock Purchase Plan.	Form 8-K	000-56407	10.10	September 11, 2025
10.11*	Form of Lock-Up Agreement.
10.12	Form of Placement Agent Warrant.	Form 8-K	000-56407	10.12	September 11, 2025
10.13+	Malcolm Thompson Employee Separation Agreement.	Form 8-K	000-56407	10.13	September 11, 2025
16.1	Letter from Grassi & Co., CPAs, P.C. as to the change in certifying accountant, dated September 5, 2025.	Form 8-K	000-56407	16.1	September 11, 2025
21.1	Subsidiaries of the Registrant.	Form 8-K	000-56407	21.1	September 11, 2025
23.1*	Consent of dbbmckennon, independent registered public accounting firm.
23.2*	Consent of Grassi & Co., CPAs, P.C., independent registered public accounting firm.
23.3	Consent of Cooley LLP (included in Exhibit 5.1)	S-1	333-290438	23.3	September 22, 2025
101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Calculation of Filing Fee	S-1	333-290438	107	September 22, 2025

*	Filed herewith.

+	Indicates a management contract or any compensatory plan, contract or arrangement.

#	Portions of this exhibit (indicated by asterisks) have been omitted in accordance with Item 601(b)(10) of Regulation S-K. The registrant has furnished supplementally copies of the omitted portions of this exhibit to the SEC upon its request.

§	Certain exhibits or schedules to this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California, on this 24th day of September, 2025.

Deep Fission, Inc.

By:	/s/ Elizabeth Muller
Name:	Elizabeth Muller
Title:	President and Chief Executive Officer

	Signature	Title	Date

	/s/ Elizabeth Muller	Director, President and Chief Executive Officer	September 24, 2025
	Elizabeth Muller	(principal executive officer)

	*	Chief Financial Officer	September 24, 2025
	William (Mark) Schmitz	(principal financial and accounting officer)

	*	Director	September 24, 2025
Richard Muller

*By	/s/ Elizabeth Muller
Elizabeth Muller
Attorney-in-Fact